As filed with the Securities and Exchange Commission on April 10, 2014
Registration No. 333-194564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Southern National Bancorp of Virginia, Inc.
(Exact name of registrant as specified in its charter)

Virginia	6022	20-1417448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6830 Old Dominion Drive
McLean, Virginia 22101
(703) 893-7400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Georgia S. Derrico
Chairman and Chief Executive Officer
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
(703) 893-7400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark C. Kanaly, Esq. Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Phone: (404) 881-7000	Frank C. Bonaventure, Jr. Ober, Kaler, Grimes & Shriver 100 Light Street Baltimore, Maryland 21202 Phone: (410) 685-1120	Hal C. Rich III Robert Y. Clagett Prince George’s Federal Savings Bank 14804 Pratt Street Upper Marlboro, Maryland 20772 Phone: (301) 627-3504

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an ☑ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Southern National Bancorp of Virginia, Inc. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED APRIL 10, 2014, SUBJECT TO COMPLETION

To the Stockholders of Prince George’s Federal Savings Bank:
On January 8, 2014, Prince George’s Federal Savings Bank (“PGFSB”) entered into a merger agreement to be acquired by Southern National Bancorp of Virginia, Inc. (“Southern National”) in a stock and cash transaction. If the merger agreement and the merger are approved and the merger is subsequently to be completed, a wholly-owned interim merger subsidiary of Southern National being specially formed for the transaction, SONA Interim Federal Savings Bank (in formation) (“Merger Sub”), will merge with and into PGFSB, resulting in PGFSB becoming a wholly-owned subsidiary of Southern National for a moment in time. Immediately following this merger, PGFSB will be merged with and into Southern National’s wholly-owned bank subsidiary, Sonabank. PGFSB is sending you this document to ask you to vote on the approval of the merger agreement and the merger.
If the merger is completed, you will receive for each share of PGFSB common stock you hold immediately prior to the completion date of the merger, at your election (but subject to proration and adjustment procedures set forth in the merger agreement), cash or shares of Southern National common stock, or a mix of half cash and half Southern National common stock, in any case having a value equal to $12.75 per share of PGFSB. The ability of PGFSB stockholders to elect the form of merger consideration is subject to the provisions of the merger agreement stating that 50% of the merger consideration will be paid in cash and 50% will be paid in newly-issued shares of Southern National common stock. Accordingly, stockholders’ elections may be adjusted and prorated. The exchange ratio for the stock component of the transaction will be determined by dividing $12.75 by the average closing price of Southern National common stock during the 20 trading day period ending five business days before the closing of the merger.
Immediately after the merger, former PGFSB stockholders are currently expected to own approximately 5% of the then-outstanding shares of Southern National common stock (without giving effect to any shares of Southern National common stock held by PGFSB stockholders prior to the merger).
Your vote is very important. To ensure your representation at the PGFSB special meeting, please complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the PGFSB special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the PGFSB special meeting. The PGFSB board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the approval of the merger agreement and the merger.
This document provides you with detailed information about the proposed merger. It also contains or references information about Southern National and PGFSB and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 13 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
On behalf of the PGFSB board of directors, I thank you for your prompt attention to this important matter.
/s/ Robert Y. Clagett
Robert Y. Clagett
Chairman of the Board and President
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Southern National common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This document is dated April 10, 2014, and is first being mailed to stockholders of PGFSB on or about April 18, 2014.

WHERE YOU CAN FIND MORE INFORMATION
Southern National files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any materials that Southern National files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Southern National files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Southern National at www.sonabank.com under the “Investor Relations” link and then under the heading “Financial Information,” and then “SEC Filings.”
Southern National has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Southern National has previously filed with the SEC. They contain important information about Southern National and its financial condition. See “Incorporation of Certain Documents by Reference” on page 86. These documents are available without charge to you upon written or oral request to Southern National at the address below.
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
Attention: William H. Lagos, Senior Vice President
and Chief Financial Officer
Phone: (202) 464-1130 ext. 2407
To obtain timely delivery of these documents, you must request the information no later than May 28, 2014 in order to receive them before PGFSB’s special meeting of stockholders.
Southern National common stock is listed on the Nasdaq Global Market under the symbol “SONA.” PGFSB is not a public company, and its stock is not listed on any stock exchange or quoted on any quotation system.

PRINCE GEORGE’S FEDERAL SAVINGS BANK
14804 PRATT STREET
UPPER MARLBORO, MARYLAND 20772
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2014
NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Prince George’s Federal Savings Bank (“PGFSB”) will be held at Trinity Church Hall, 14515 Church Street, Upper Marlboro, Maryland 20772 at 10:00 am, Eastern time, on June 5, 2014, for the following purposes:
1.
  To approve the Agreement and Plan of Merger, dated as of January 8, 2014, by and among PGFSB, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank (in formation), and the merger contemplated by the merger agreement, as more fully described in the accompanying proxy statement/prospectus (the “Merger proposal”); and
2.
  To approve one or more adjournments of the PGFSB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger proposal (the “Adjournment proposal”).
PGFSB will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.
The Merger proposal is described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement, as amended, is attached as Appendix A to this document.
The PGFSB board of directors has set April 4, 2014 as the record date for the PGFSB special meeting. Only holders of record of PGFSB common stock at the close of business on April 4, 2014 will be entitled to notice of and to vote at the PGFSB special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the PGFSB special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of PGFSB common stock.
Your vote is very important. To ensure your representation at the PGFSB special meeting, please complete and return the enclosed proxy card. Please vote promptly whether or not you expect to attend the PGFSB special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the PGFSB special meeting.
The PGFSB board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger proposal and “FOR” the Adjournment proposal (if necessary or appropriate).
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Marye Causey
Marye Causey
Corporate Secretary
Upper Marlboro, Maryland
April 10, 2014
PLEASE VOTE YOUR SHARES OF PGFSB COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS, PLEASE CALL HAL C. RICH III AT (301) 627-3504. IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL MARYE CAUSEY AT (301) 627-3504.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.
Q:
  WHAT IS THE MERGER?
A.
  PGFSB, Southern National, Sonabank, a wholly-owned bank subsidiary of Southern National, and Merger Sub, a special wholly-owned merger subsidiary of Southern National being formed for the transaction, have entered into a merger agreement, pursuant to which Merger Sub will merge with and into PGFSB, with PGFSB continuing as the surviving corporation for a moment in time, in a transaction that we refer to as the merger. A copy of the merger agreement, as amended, is attached as Appendix A to this document. Immediately following the merger, PGFSB will merge with and into Sonabank, with Sonabank being the surviving entity, which we refer to as the bank merger. In order for us to complete the transaction, we need not only the approval of PGFSB’s stockholders, but also the approvals of the banking regulators of Southern National, Sonabank, Merger Sub and PGFSB with respect to the merger and the bank merger, many of which have already been received.
Q:
  WHY AM I RECEIVING THIS DOCUMENT?
A.
  PGFSB is sending these materials to its stockholders to help them decide how to vote their shares of PGFSB common stock with respect to the merger and other matters to be considered at the special meeting.
The merger cannot be completed unless PGFSB stockholders approve the merger agreement and the merger contemplated thereby. PGFSB is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about this special meeting, the merger and the other business to be considered by stockholders at the special meeting is contained in this document.
This document constitutes both a proxy statement of PGFSB and a prospectus of Southern National. It is a proxy statement because the board of directors of PGFSB is using this document to solicit proxies from PGFSB’s stockholders. It is a prospectus because Southern National, in connection with the merger, is offering shares of its common stock in partial exchange for outstanding shares of PGFSB common stock in the merger.
Q:
  WHAT WILL PGFSB STOCKHOLDERS RECEIVE IN THE MERGER?
A:
  Subject to the terms and conditions of the merger agreement, upon completion of the merger, holders of PGFSB common stock will have the right to receive, at their election, cash or shares of common stock, par value $0.01 per share, of Southern National, which we refer to as Southern National common stock, or a mix of half cash and half Southern National common stock, in any case having a value equal to $12.75 per share of PGFSB, which we refer to as the Merger Consideration. The ability of PGFSB stockholders to elect the form of Merger Consideration is subject to the provisions of the merger agreement stating that 50% of the Merger Consideration will be paid in cash and 50% will be paid in newly-issued shares of Southern National common stock. Accordingly, stockholders’ elections may be adjusted and prorated. The exchange ratio for the stock component of the transaction will be determined by dividing $12.75 by the average closing price of Southern National common stock during the 20 trading day period ending five business days before the closing of the merger, rounded down to the nearest ten-thousandth.
Q:
  WILL PGFSB STOCKHOLDERS RECEIVE THE FORM OF CONSIDERATION THEY ELECT?
A:
  Each PGFSB stockholder may not receive the form of consideration that such stockholder elects in the merger. The proration and adjustment procedures in the merger agreement will result, regardless of the elections made, in 50% of the outstanding shares of PGFSB common stock being converted into the right to receive Southern National common stock consideration in the merger, which we refer to as the target stock conversion amount, and the remaining 50% of the outstanding shares of PGFSB common stock being converted into the right to receive the per share cash consideration, which we refer to as the target cash conversion amount. Pursuant to proration and adjustment procedures set forth in the merger agreement, if the number of PGFSB cash election shares exceeds the target cash conversion amount, a pro rata portion of those shares held by each PGFSB stockholder will instead be converted into the right to receive Southern National common stock. We refer to PGFSB cash election shares as those shares of PGFSB common stock for which PGFSB stockholders have made a cash election plus the half of those shares of PGFSB common stock for which PGFSB stockholders have made a mixed election that will be paid in cash. A mixed election is an election by a PGFSB stockholder to receive cash for half of his or her shares of PGFSB common stock and Southern National common stock for his or her remaining shares of PGFSB common stock in the merger. Similarly, if the number of PGFSB cash election shares is less than the target cash conversion amount, a pro rata portion of the PGFSB stock election shares (those shares of PGFSB common stock for which PGFSB stockholders have made a stock election plus the half of those shares of PGFSB common stock for which PGFSB stockholders have made a mixed election that will be paid in shares of Southern National common stock) held by each PGFSB stockholder will instead be converted into the right to receive the cash consideration. The allocation of the mix of consideration payable to PGFSB stockholders in the merger will not be known until Southern National tallies the results of the cash and stock elections made by PGFSB stockholders, which will not occur until near or after the closing of the merger. See “The Merger—Terms of the Merger” beginning on page 39.
Q:
  HOW DO PGFSB STOCKHOLDERS MAKE THEIR ELECTION TO RECEIVE CASH, SOUTHERN NATIONAL COMMON STOCK OR A COMBINATION OF BOTH?
A:
  An election form will be mailed no more than 40 and no less than five business days prior to the anticipated closing date of the merger to each holder of record of PGFSB common stock. Southern National will also make an election form available, if requested, by each person that subsequently becomes a holder of PGFSB common stock. Each PGFSB stockholder should complete and return the election form according to the instructions included with the form. The election form will be provided to PGFSB stockholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., Eastern time, on the date specified in the election form, which is expected to be sometime within 30 days after the effective date of the merger.
If you own shares of PGFSB common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not send in the election form by the election deadline, you will be treated as though you had not made an election.
Q:
  WHAT HAPPENS IF A PGFSB STOCKHOLDER DOES NOT MAKE A VALID ELECTION TO RECEIVE CASH OR SOUTHERN NATIONAL COMMON STOCK?
A:
  If a PGFSB stockholder does not return a properly completed election form by the election deadline specified in the election form, such stockholder will be considered to have made an election to receive a mix of half cash and half Southern National common stock, in any case having a value equal to $12.75 per share of PGFSB.
Q:
  WHEN WILL THE MERGER BE COMPLETED?
A:
  If the stockholders of PGFSB approve the merger agreement and the merger, the parties currently expect that the merger will be completed during the second quarter of 2014. Neither Southern National nor PGFSB can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each entity’s control, including whether or when the required regulatory approvals will be received. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 60.

Q:
  WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?
A:
  PGFSB stockholders are being asked to vote on the following proposals:
1.
  to approve the merger agreement, as amended, a copy of which is attached as Appendix A to this document, and the merger contemplated by the merger agreement, which we refer to as the Merger proposal; and
2.
  to approve one or more adjournments of the PGFSB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger proposal, which we refer to as the Adjournment proposal.
Stockholder approval of the Merger proposal is required for completion of the merger. PGFSB will transact no other business at the PGFSB special meeting, except for business properly brought before the PGFSB special meeting or any adjournment or postponement thereof.
Q:
  WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE PGFSB SPECIAL MEETING?
A:
  The affirmative vote of holders of a majority of the outstanding shares of PGFSB common stock entitled to vote on the proposal is required to approve the Merger proposal. The affirmative vote of holders of a majority of the shares of PGFSB common stock present at the special meeting is required to approve the Adjournment proposal.
Q:
  WHAT DO I NEED TO DO NOW?
A:
  After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at PGFSB’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.
Q:
  HOW DO I VOTE?
A:
  If you are a stockholder of PGFSB as of April 4, 2014, which we refer to as the record date, you may submit your proxy before PGFSB’s special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.
You may also cast your vote in person at PGFSB’s special meeting.
If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
  WHEN AND WHERE IS THE PGFSB SPECIAL MEETINGS OF STOCKHOLDERS?
A:
  The special meeting of PGFSB stockholders will be held at Trinity Church Hall, 14515 Church Street, Upper Marlboro, Maryland 20772 at 10:00 am, Eastern time, on June 5, 2014. Subject to space availability, all PGFSB stockholders as of the record date, or their duly appointed proxies, may attend the PGFSB special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 am, Eastern time.
Q:
  IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:
  If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares, unless your shares are held other than through a broker and your arrangement with such nominee grants the nominee record holder discretionary authority to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to PGFSB or by voting in person at PGFSB’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.
If you are a PGFSB stockholder and you do not instruct your broker, your bank or your other nominee that does not have discretionary authority to vote your shares, on how to vote your shares:
•
  your broker, bank or other nominee may not vote your shares on the Merger proposal, which will have the same effect as a vote “AGAINST” such proposal; and
•
  your broker, bank or other nominee may not vote your shares on the Adjournment proposal, which will have no effect on the vote count for such proposal.
Q:
  WHAT IF I DO NOT VOTE OR ABSTAIN?
A:
  For purposes of the PGFSB special meeting, an abstention occurs when a stockholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.
If you are a PGFSB stockholder and you fail to vote or fail to instruct your broker, your bank or your other nominee without discretionary voting authority, how to vote on the Merger proposal, it will have the same effect as a vote cast “AGAINST” the Merger proposal. If you respond with an “abstain” vote on the Merger proposal, your vote will have the same effect as a vote cast “AGAINST” the Merger proposal.
Q:
  WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?
A:
  If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the PGFSB common stock represented by your proxy will be voted as recommended by the PGFSB board of directors with respect to that proposal. Unless a PGFSB stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the PGFSB special meeting.
Q:
  MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?
A:
  Yes. You may change your vote at any time before your proxy is voted at the PGFSB special meeting. You may do this in one of three ways:
•
  by sending a notice of revocation to the Corporate Secretary of PGFSB;
•
  by sending a completed proxy card bearing a later date than your original proxy card; or
•
  by attending the PGFSB special meeting and voting in person (attendance alone will not revoke your proxy).
If you choose any of the first two methods, you must take the described action no later than the beginning of the PGFSB special meeting.
If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.
Q:
  ARE PGFSB STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?
A:
  Yes, PGFSB stockholders are entitled to appraisal rights under Section 152.14 of the Office of the Comptroller of the Currency’s regulations, 12 C.F.R. §152.14, provided they satisfy the specific criteria and conditions set forth in 12 C.F.R. §152.14. More information regarding these appraisal rights are described in this document, and a copy of 12 C.F.R. §152.14 is attached as Appendix C to this document. You should read 12 C.F.R. §152.14 carefully and in its entirety. See “Dissenters’ Rights” beginning on page 85.

Q:
  WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PGFSB STOCKHOLDERS?
The obligation of PGFSB to complete the merger is conditioned upon the receipt of a legal opinion from its legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a PGFSB stockholder will depend upon the form of consideration such PGFSB stockholder receives in the merger.
•
  If you receive solely shares of Southern National common stock and cash instead of a fractional share of Southern National common stock in exchange for your PGFSB common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Southern National common stock.
•
  If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your PGFSB common stock.
Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of PGFSB common stock.
•
  If you receive a combination of Southern National common stock and cash, other than cash instead of a fractional share of Southern National common stock, in exchange for your PGFSB common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of PGFSB common stock for shares of Southern National common stock and cash. If the sum of the fair market value of the Southern National common stock and the amount of cash you receive in exchange for your shares of PGFSB common stock exceeds the cost basis of your shares of PGFSB common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of PGFSB common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.
For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 73.
The consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, we urge you to consult your tax advisor to determine your tax consequences from the merger.
Q:
  WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:
  If the merger is not completed, PGFSB stockholders will not receive any consideration for their shares of PGFSB common stock in connection with the merger. Instead, PGFSB will remain an independent institution. Under specified circumstances, PGFSB may be required to pay to Southern National a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination” beginning on page 71.
Q:
  SHOULD PGFSB STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:
  No. PGFSB stockholders SHOULD NOT send in any stock certificates now. If the merger is approved and is consummated, transmittal materials, with instructions for their completion, will be provided to PGFSB stockholders under separate cover and the stock certificates should be sent at that time.
Q:
  WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?
A:
  If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Marye Causey at (301) 627-3504.

SUMMARY
This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about Southern National into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 86. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, throughout this document, “Southern National” refers to Southern National Bancorp of Virginia, Inc., “Merger Sub” refers to SONA Interim Federal Savings Bank (in formation), to be a wholly-owned subsidiary of Southern National, “PGFSB” refers to Prince George’s Federal Savings Bank, and “we,” “us” and “our” refers collectively to Southern National and PGFSB. Also, we refer to the proposed merger of Merger Sub with and into PGFSB as the “merger,” the proposed merger of PGFSB with and into Sonabank, a wholly-owned subsidiary of Southern National, as the “bank merger,” and the Agreement and Plan of Merger, dated as of January 8, 2014, by and among PGFSB, Southern National, Sonabank and Merger Sub as the “merger agreement.”
The Merger and the Merger Agreement (page 39)
The terms and conditions of the merger are contained in the merger agreement, as amended, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
Under the terms of the merger agreement, Merger Sub will merge with and into PGFSB with PGFSB surviving the merger as a direct, wholly-owned subsidiary of Southern National.
Merger Consideration (page 39)
PGFSB stockholders will have the right to receive, in exchange for each share of PGFSB common stock, at their election but subject to proration and adjustment procedures as specified in the merger agreement, cash or shares of Southern National common stock, or a mix of half cash and half Southern National common stock, in any case having a value equal to $12.75 per share of PGFSB. The ability of PGFSB stockholders to elect the form of merger consideration is subject to the provisions of the merger agreement stating that 50% of the merger consideration will be paid in cash and 50% will be paid in newly-issued shares of Southern National common stock. Accordingly, stockholders’ elections may be adjusted and prorated. The exchange ratio for the stock component of the transaction will be determined by dividing $12.75 by the average closing price of Southern National common stock during the 20 trading day period ending five business days before the closing of the merger. For a more complete description of the merger consideration and the proration and adjustment procedures, see “Terms of the Merger” beginning on page 39.
Recommendation of the PGFSB Board of Directors (page 32)
After careful consideration, the PGFSB board of directors recommends that PGFSB stockholders vote “FOR” the Merger proposal and “FOR” the Adjournment proposal (if necessary or appropriate).
For a more complete description of PGFSB’s reasons for the merger and the recommendations of the PGFSB board of directors, see “Recommendation of the PGFSB Board of Directors and Reasons for the Merger” beginning on page 43.
Opinion of PGFSB’s Financial Advisor (page 45)
In connection with the merger, the PGFSB board of directors received an opinion from Sandler O’Neill + Partners, L.P, which we refer to as Sandler O’Neill, dated January 8, 2014, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth therein, the merger consideration to be paid to the holders of PGFSB common stock in the proposed transaction with Southern National was fair, from a financial point of view, to such holders.

The full text of the written opinion of Sandler O’Neill is attached to this document as Appendix B. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. Sandler O’Neill’s written opinion is addressed to the PGFSB board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any PGFSB stockholder as to how such stockholder should vote with respect to the merger or any other matter.
PGFSB Special Meeting of Stockholders (page 32)
The PGFSB special meeting will be held at 10:00 am, Eastern time, on June 5, 2014, at Trinity Church Hall, located at 14515 Church Street, Upper Marlboro, Maryland 20772. At the special meeting, PGFSB stockholders will be asked to approve the Merger proposal and the Adjournment proposal.
PGFSB’s board of directors has fixed the close of business on April 4, 2014 as the record date for determining the holders of PGFSB common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of PGFSB common stock at the close of business on the record date will be entitled to notice of and to vote at the PGFSB special meeting and any adjournment or postponement thereof. As of the record date, there were 901,738 shares of PGFSB common stock outstanding and entitled to vote at the special meeting held by approximately 394 holders of record. Each share of PGFSB common stock entitles the holder to one vote on each proposal to be considered at the PGFSB special meeting. As of the record date, directors and executive officers of PGFSB and their affiliates owned and were entitled to vote 201,542 shares of PGFSB common stock, representing approximately 22.35% of the shares of PGFSB common stock outstanding on that date. PGFSB currently expects that PGFSB’s directors and executive officers will vote their shares in favor of the Merger proposal and the Adjournment proposal. The directors of PGFSB have entered into agreements obligating them to vote their shares of PGFSB common stock in favor of the Merger proposal. As of the record date, Southern National beneficially held no shares of PGFSB’s common stock.
Approval of the Merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of PGFSB common stock entitled to vote on the proposal. Approval of the Adjournment proposal requires the affirmative vote of holders of a majority of the shares of PGFSB common stock present at the special meeting.
PGFSB’s Directors and Executive Officers Have Certain Interests in the Merger (page 55)
Certain of PGFSB’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of PGFSB’s stockholders. The members of the PGFSB board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that PGFSB stockholders approve the Merger proposal. These interests are described in more detail in the section of this document entitled “The Merger—Interests of PGFSB Directors and Executive Officers in the Merger” beginning on page 55.
Regulatory Approvals Required for the Merger (page 56)
Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Office of the Comptroller of the Currency, which we refer to as the OCC, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and the State Corporation Commission of Virginia, including the Virginia Bureau of Financial Institutions, a division thereof. Notice of the bank merger is also required to be given to the OCC. Notifications and/or applications requesting approval for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed notices and applications to obtain the necessary regulatory approvals, and we have received the required Federal Reserve Board and OCC approvals. We have also received the required approval from the State Corporation Commission of Virginia with respect to the merger, but we are still awaiting the State Corporation Commission of Virginia’s approval of the bank merger. Although we currently believe we should be able to obtain the remaining required regulatory approval in a timely manner, we cannot be certain when or if we will obtain the approval or, if obtained, whether it will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on Southern National or its subsidiaries after the completion of the merger. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail in the section of this document entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 56.
Dissenters’ Rights (page 85)
Under OCC regulations, a PGFSB stockholder has the right to object to the merger and to demand payment for the fair or appraised value of his, her or its stock, provided that such stockholder has not voted in favor of the Merger proposal and complies with the applicable procedures. These rights are also known as dissenters’ rights. The ultimate amount of merger consideration dissenting stockholders receive may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the dissenters’ rights available to holders of PGFSB common stock and procedures required to exercise these rights is included in the section entitled “Dissenters’ Rights” beginning on page 85. In addition, Section 152.14 of the OCC’s regulations, 12 C.F.R. §152.14, which sets forth the procedures that a stockholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix C to this proxy statement/prospectus.
Conditions to the Merger (page 70)
The obligations of Southern National and PGFSB to complete the merger are each subject to the satisfaction (or waiver by all parties) of various conditions. For a description of these conditions, see the section entitled “Conditions to the Merger” beginning on page 70.
No Solicitation (page 66)
The merger agreement precludes PGFSB and any officer, director, employee, agent, or representative of PGFSB from directly or indirectly (1) soliciting, initiating, encouraging, facilitating, or taking any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or similar transaction that, if consummated, would constitute an Alternative Transaction (as defined herein), (2) participating in any discussions or negotiations regarding an Alternative Transaction, (3) entering into any agreement regarding any Alternative Transaction or (4) render a rights agreement inapplicable to an Alternative Proposal (as defined herein) or the transactions contemplated thereby.
Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal which, in the good faith judgment of the PGFSB board of directors, is or is reasonably likely to result in a proposal which is superior to the merger with Southern National, and the PGFSB board of directors determines in good faith (and based on the advice of outside counsel) that failure to take such actions would be reasonably likely to violate its fiduciary duties under applicable law, PGFSB may furnish information regarding PGFSB and participate in discussions and negotiations with such third party.
Termination; Termination Fee (page 71)
Southern National and PGFSB may mutually agree at any time to terminate the merger agreement without completing the merger, even if the PGFSB stockholders have approved the merger agreement and the merger.
The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger in various other circumstances. PGFSB may be required to pay Southern National a termination fee of $500,000 in certain circumstances. See “The Merger Agreement—Termination; Fees of Termination” beginning on page 71.
Litigation Related to the Merger (page 73)
There is currently no litigation pending in connection with the merger.

Comparison of Stockholders’ Rights (page 76)
The rights of PGFSB stockholders who continue as Southern National stockholders after the merger will be governed by the amended articles of incorporation and amended and restated bylaws of Southern National rather than by the amended charter and amended bylaws of PGFSB. In addition, the rights of stockholders under Virginia law, where Southern National is organized, may differ from the rights of stockholders under applicable federal law, under which PGFSB is organized. See “Comparison of Stockholders’ Rights” beginning on page 76.
The Parties (page 37)
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
Phone: (703) 893-7400
Southern National is a Virginia corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and Virginia law. Southern National was incorporated in July 2004. Southern National’s direct bank subsidiary, Sonabank, is a Virginia-chartered bank that commenced operations on April 14, 2005. Sonabank conducts full-service community banking operations from locations in Albemarle, Alleghany, Chesterfield, Fairfax, Fauquier, Loudoun, Prince William, Shenandoah and Warren Counties in Virginia and Frederick and Montgomery Counties in Maryland. As of December 31, 2013, Southern National reported, on a consolidated basis, total assets of $716,185,000, total loans, net of deferred fees, of $546,058,000, total deposits of $540,359,000 and stockholders’ equity of $106,614,000.
SONA Interim Federal Savings Bank (in formation)
c/o Southern National Bancorp of Virginia Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
Phone: (703) 893-7400
Merger Sub is in the process of being formed as an interim uninsured federal savings association that will be a direct, wholly-owned merger subsidiary of Southern National. Upon the completion of the merger, Merger Sub will cease to exist.
Prince George’s Federal Savings Bank
14804 Pratt Street
Upper Marlboro, Maryland 20772
Phone: (301) 627-3504
PGFSB is a federally chartered stock savings bank subject to supervision and examination by the OCC. PGFSB does not have a holding company, nor does it have any subsidiaries. PGFSB was established in January, 1931 by a group of local businessmen. The philosophy of PGFSB remains the same today as it was in 1931, which is to provide a safe place for people to save money and invest those assets in mortgage loans for the construction of homes and purchase of residential properties. PGFSB conducts full-service community banking operations from locations in Prince George’s and Calvert Counties, Maryland. At December 31, 2013, PGFSB reported total assets of $103,731,601, total loans less allowance for loan losses of $73,069,295, total deposits of $90,843,253 and stockholders’ equity of $12,702,631. Its net income for the year ending December 31, 2013 was $357,205.

SELECTED HISTORICAL FINANCIAL DATA FOR SOUTHERN NATIONAL
The following table summarizes financial results achieved by Southern National for the periods and at the dates indicated and should be read in conjunction with Southern National’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Southern National has previously filed with the SEC. See “Where You Can Find More Information” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past periods indicate results for any future period.

	SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
	2013	2012	2011	2010	2009
				(As Restated)	(As Restated)
	(in thousands, except per share amounts)
Results of Operations:
Interest income	$35,116	$37,561	$33,423	$36,290	$23,906
Interest expense	4,668	5,828	6,087	8,513	8,077
Net interest income	30,448	31,733	27,336	27,777	15,829
Provision for loan losses	3,615	6,195	8,492	9,025	6,538
Net interest income after provision for loan losses	26,833	25,538	18,844	18,752	9,291
Noninterest income (loss)	1,753	5,595	2,442	1,649	(5,372)
Noninterest expenses	19,292	21,449	15,193	14,471	11,276
Income (loss) before income taxes	9,294	9,684	6,093	5,930	(7,357)
Income tax expense (benefit)	3,036	3,115	1,692	1,876	(2,677)
Net income (loss)	$6,258	$6,569	$4,401	$4,054	$(4,680)
Per Share Data:
Earnings per share – Basic	$0.54	$0.57	$0.38	$0.35	$(0.62)
Earnings per share – Diluted	$0.54	$0.57	$0.38	$0.35	$(0.62)
Cash dividends paid per share	$0.25	$0.25	$—	$—	$—
Book value per share	$9.20	$8.90	$8.55	$8.14	$7.77
Tangible book value per share	$8.34	$8.00	$7.58	$7.13	$6.69
Weighted average shares outstanding – Basic	11,590,333	11,590,212	11,590,212	11,590,212	7,559,962
Weighted average shares outstanding – Diluted	11,627,445	11,596,176	11,591,156	11,592,865	7,559,962
Shares outstanding at end of period	11,590,612	11,590,212	11,590,212	11,590,212	11,590,212
Selected Performance Ratios and Other Data:
Return on average assets	0.89%	0.97%	0.74%	0.67%	-1.02%
Return on average equity	5.95%	6.40%	4.51%	4.31%	-6.43%
Yield on earning assets	5.48%	6.15%	6.20%	6.57%	5.71%
Cost of funds	0.85%	1.11%	1.31%	1.79%	2.27%
Cost of funds including non-interest bearing deposits	0.79%	1.03%	1.22%	1.68%	2.12%
Net interest margin	4.75%	5.19%	5.06%	5.03%	3.78%
Efficiency ratio(1)	60.78%	56.25%	50.13%	48.01%	64.43%
Net charge-offs to average loans	0.69%	1.04%	1.63%	1.86%	1.65%
Allowance for loan losses to total non-covered loans	1.42%	1.54%	1.54%	1.52%	1.48%
Stockholders’ equity to total assets	14.89%	14.25%	16.20%	16.08%	14.91%
Financial Condition:
Total assets	$716,185	$723,812	$611,373	$586,654	$604,224
Total loans, net of deferred fees	546,058	530,151	491,768	463,054	462,787
Total deposits	540,359	550,977	461,095	430,974	455,791
Stockholders’ equity	106,614	103,176	99,051	94,331	90,088

(1)
  Efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income, excluding any gains/losses on sales of securities, gains/write-downs on OREO, gains on acquisitions and gains on sale of loans.

COMPARATIVE PER SHARE MARKET PRICE
The following table shows the market price for Southern National common stock and PGFSB common stock as of market close on January 7, 2014. January 7, 2014 was the last trading date before the parties announced the merger. The PGFSB stock price was obtained from OTC Markets. The following table also shows the equivalent value for each share of PGFSB common stock as of January 7, 2014, based on the exchange ratio that would have been used if January 7, 2014 was the closing date for the merger.

Date	Southern National Common Stock	PGFSB Common Stock	Equivalent Value for Each PGFSB Share(1)
January 7, 2014	$10.09	$9.35	$12.81

(1)
  Because the exchange ratio is not fixed in the merger agreement and depends on the average closing price of Southern National common stock over twenty consecutive trading days immediately preceding the day that is five business days prior to closing, the equivalent value shown in the table above is an estimate assuming a January 7, 2014 closing date. The actual equivalent value will vary based on the closing date of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document, including information included or incorporated by reference in this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Southern National’s and PGFSB’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and Southern National and PGFSB assume no duty to update forward-looking statements.
In addition to factors previously disclosed in Southern National’s reports filed with the SEC and those identified elsewhere in this filing (including the “Risk Factors” beginning on page 13), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•
  ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by PGFSB stockholders, on the expected terms and schedule;
•
  delay in closing the merger;
•
  difficulties and delays in integrating the Southern National and PGFSB businesses or fully realizing cost savings and other benefits;
•
  business disruption following the merger;
•
  changes in asset quality and credit risk;
•
  inability to sustain revenue and earnings growth;
•
  changes in interest rates and capital markets;
•
  inflation;
•
  customer acceptance of Southern National and PGFSB’s products and services;
•
  customer borrowing, repayment, investment and deposit practices;
•
  customer disintermediation;
•
  the introduction, withdrawal, success and timing of business initiatives;
•
  competitive and economic conditions;
•
  the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestiture;
•
  economic conditions; and
•
  the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements,” PGFSB stockholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and the merger. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” on page 86.
Risks Related to the Merger
PGFSB Stockholders May Receive a Form of Consideration Different From What They Elect.
Although each PGFSB stockholder may elect to receive all cash or all Southern National common stock in the merger, or cash for half of their shares of PGFSB common stock and Southern National common stock for the other half of their shares, the pool of cash and Southern National common stock available for all PGFSB stockholders will be a fixed percentage of the aggregate merger consideration at closing. As a result, if either the aggregate cash or stock elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available, some or all of your consideration may be in a form that you did not choose.
PGFSB Stockholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.
PGFSB stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover and is not being provided with this document. Elections will require that stockholders making the election turn in their PGFSB stock certificates. This means that during the time between when the election is made and the date the merger is completed, PGFSB stockholders will be unable to sell their PGFSB common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. PGFSB stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.
PGFSB Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.
PGFSB stockholders currently have the right to vote in the election of the board of directors of PGFSB and on other matters affecting PGFSB. Upon the completion of the merger, each PGFSB stockholder who receives shares of Southern National common stock will become a stockholder of Southern National with a percentage ownership of Southern National that is smaller than the stockholder’s percentage ownership of PGFSB. It is currently expected that the former stockholders of PGFSB as a group will receive shares in the merger constituting approximately 5% of the outstanding shares of Southern National common stock immediately after the merger. Because of this, PGFSB stockholders may have less influence on the management and policies of Southern National than they now have on the management and policies of PGFSB.
The Market Price for Southern National Common Stock May Be Affected by Factors Different from Those that Historically Have Affected PGFSB.
Upon completion of the merger, certain holders of PGFSB common stock will become holders of Southern National common stock. Southern National’s businesses differ from those of PGFSB, and accordingly the results of operations of Southern National may be affected by some factors that are different from those currently affecting the results of operations of PGFSB.
Southern National May Fail to Realize the Anticipated Benefits of the Merger.
The success of the merger will depend on, among other things, Southern National’s ability to combine the businesses of Sonabank and PGFSB in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of PGFSB nor result in decreased revenues due to any loss of customers. If Southern National is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Southern National and PGFSB have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of PGFSB may not be employed after the merger. In addition, employees of PGFSB that Southern National wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Southern National’s or PGFSB’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Southern National or PGFSB to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.
Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.
Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Southern National following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, Southern National may elect not to consummate the merger if, in connection with any regulatory approval required for the merger, any governmental or regulatory entity imposes any restriction, requirement or condition on Southern National that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on Southern National and Sonabank, taken as a whole, giving effect to the merger (measured on a scale relative to PGFSB). As described elsewhere in this document, most of the required regulatory approvals have been received, and they do not impose conditions of the type described in this paragraph.
The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by PGFSB stockholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by PGFSB of a legal opinion from its tax counsel. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by September 30, 2014, either Southern National or PGFSB may choose not to proceed with the merger, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement. If the only closing condition that has not been met as of September 30, 2014 is receipt of any required regulatory approval, the September 30, 2014 date is extended to December 31, 2014 unless either party has received a prior indication or communication from a regulatory agency that approval will be delayed beyond December 31, 2014. The parties may also mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Southern National may elect to terminate the merger agreement in certain other circumstances. Please refer to “The Merger Agreement—Termination; Fees of Termination” (page 71) for a fuller description of these circumstances.
Termination of the Merger Agreement Could Negatively Impact PGFSB.
PGFSB’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of PGFSB common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and PGFSB’s board of directors seeks another merger or business combination, PGFSB stockholders cannot be certain that PGFSB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Southern National has agreed to provide in the merger. Further, if the merger agreement is terminated under certain circumstances, PGFSB may be required to pay a termination fee of $500,000 to Southern National. Please refer to “The Merger Agreement—Termination; Fees of Termination” (page 71).
PGFSB Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on PGFSB and consequently on Southern National. These uncertainties may impair PGFSB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with PGFSB to seek to change existing business relationships with PGFSB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Southern National’s business following the merger could be negatively impacted. In addition, the merger agreement restricts PGFSB from taking certain specified actions until the merger occurs without the consent of Southern National. These restrictions may prevent PGFSB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 60 for a description of the restrictive covenants applicable to PGFSB.
PGFSB Directors and Officers May Have Interests in the Merger Different From the Interests of PGFSB Stockholders.
The interests of some of the directors and executive officers of PGFSB may be different from those of PGFSB stockholders, and directors and officers of PGFSB may be participants in arrangements that are different from, or are in addition to, those of PGFSB stockholders. These interests are described in more detail in the section of this document entitled “The Merger Agreement—Interests of PGFSB Directors and Executive Officers in the Merger” beginning on page 55.
Shares of Southern National Common Stock to Be Received by PGFSB Stockholders as a Result of the Merger Will Have Rights Different from the Shares of PGFSB Common Stock.
Upon completion of the merger, the rights of former PGFSB stockholders who become Southern National stockholders will be governed by the certificate of incorporation and bylaws of Southern National. The rights associated with PGFSB common stock are different from the rights associated with Southern National common stock. In addition, the rights of stockholders under Virginia law, where Southern National is organized, may differ from the rights of stockholders under federal law, under which PGFSB is organized. See “Comparison of Stockholders’ Rights” beginning on page 76 for a discussion of the different rights associated with Southern National common stock.
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire PGFSB for Greater Merger Consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to PGFSB that might result in greater value to PGFSB’s stockholders than the merger. These provisions include a general prohibition on PGFSB from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, PGFSB may be required to pay Southern National a termination fee of $500,000 in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Merger Agreement—Termination; Fees of Termination” beginning on page 71.
The Opinion of PGFSB’s Financial Advisor Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.
PGFSB has not obtained an updated opinion from its financial advisor as of the date of this document. Changes in the operations and prospects of PGFSB or Southern National, general market and economic conditions and other factors that may be beyond the control of PGFSB or Southern National, and on which PGFSB’s financial advisor’s opinion was based, may significantly alter the value of PGFSB or the prices of the shares of Southern National common stock or PGFSB common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because PGFSB does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. PGFSB’s Board of Directors’ recommendation that PGFSB stockholders vote “FOR” approval of the merger, however, is made as of the date of this document. For a description of the opinion that PGFSB received from its financial advisor, please refer to “The Merger—Opinion of PGFSB’s Financial Advisor” beginning on page 45.
Risks Related to Southern National
An investment in Southern National’s common stock involves risks. The following is a description of the material risks and uncertainties that Southern National believes affect its business and should be considered before making an investment in Southern National’s common stock. Additional risks and uncertainties that Southern National is unaware of, or that Southern National currently deems immaterial, also may become important factors that affect Southern National and its business. If any of the risks described in this section were to actually occur, Southern National’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Southern National’s common stock could decline significantly and holders of Southern National common stock could lose all or part of their investment.
Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Southern National’s business, financial condition and results of operations.
Southern National is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by real estate market conditions that have negatively impacted the credit performance of mortgage, construction and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. Southern National retains direct exposure to the residential and commercial real estate markets, and it is affected by these events. Southern National’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its credit portfolio is made more complex by these difficult market and economic conditions.
If the U.S. economy is unable to steadily emerge from the recession that began in 2007 or if economic conditions worsen, such as a so-called, “double-dip” recession, Southern National’s losses could exceed that which is provided for in its allowance for loan losses and result in the following consequences:
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  increases in loan delinquencies;
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  increases in nonperforming assets and foreclosures;
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  decreases in demand for Southern National’s products and services, which could adversely affect its liquidity position; and
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  decreases in the value of the collateral securing Southern National’s loans, especially real estate, which could reduce customers’ borrowing power.
While economic conditions in the Commonwealth of Virginia and the U.S. are showing signs of recovery, there can be no assurance that the economy will continue to improve. Although there are signs that the real estate market is recovering, depressed home sales volumes and financial stress on borrowers as a result of the weak economic environment, including job losses, could have an adverse effect on Southern National’s borrowers and/or their customers, which could adversely affect Southern National’s business, financial condition and results of operations.
Liquidity risk could impair Southern National’s ability to fund operations and jeopardize Southern National’s financial condition, results of operations and cash flows.
Liquidity is essential to Southern National’s business. Southern National’s ability to implement its business strategy will depend on its ability to obtain funding for loan originations, working capital, possible acquisitions and other general corporate purposes. An inability to raise funds through deposits, borrowings, securities sold under repurchase agreements, the sale of loans and other sources could have a substantial negative effect on Southern National’s liquidity. Southern National does not anticipate that its retail and commercial deposits will be sufficient to meet its funding needs in the foreseeable future. Southern National therefore relies on deposits obtained through intermediaries, FHLB advances, securities sold under agreements to repurchase and other wholesale funding sources to obtain the funds necessary to implement its growth strategy.
Southern National’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to Southern National could be impaired by factors that affect Southern National specifically or the financial services industry or economy in general, including a decrease in the level of Southern National’s business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against Southern National. Southern National’s ability to borrow could also be impaired by factors that are not specific to Southern National, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued instability in the credit markets. To the extent Southern National is not successful in obtaining such funding, it will be unable to implement its strategy as planned which could have a material adverse effect on its financial condition, results of operations and cash flows.
Declines in asset values may result in impairment charges and adversely affect the value of Southern National’s investments, financial performance and capital.
Southern National maintains an investment portfolio that includes, but is not limited to, collateralized mortgage obligations, agency mortgage-backed securities and pooled trust preferred securities. The market value of investments may be affected by factors other than the underlying performance of the issuer or composition of the bonds themselves, such as ratings downgrades, adverse changes in the business climate and a lack of liquidity for resales of certain investment securities. At each reporting period, Southern National evaluates investments and other assets for impairment indicators. Southern National may be required to record additional impairment charges if its investments suffer a decline in value that is considered other-than-temporary. During the year ended December 31, 2013, Southern National incurred other-than-temporary impairment charges of $3 thousand pre-tax on one of its trust preferred securities holdings. During the year ended December 31, 2012, Southern National incurred other-than-temporary impairment charges of $717 thousand pre-tax on three of its trust preferred securities holdings. During the year ended December 31, 2011, Southern National incurred other-than-temporary impairment charges of $329 thousand pre-tax on two of its trust preferred securities holdings. If in future periods Southern National determines that a significant impairment has occurred, it would be required to charge against earnings the credit-related portion of the other-than-temporary impairment, which could have a material adverse effect on its results of operations in the periods in which the write-offs occur.
Southern National’s pooled trust preferred securities are particularly vulnerable to the performance of the issuer of the subordinated debentures that are collateral for the trust preferred securities. Deterioration of these trust preferred securities can occur because of defaults by the issuer of the collateral or because of deferrals of dividend payments on the securities. Numerous financial institutions have failed and their parent bank holding companies have filed for bankruptcy, which has led to defaults in the subordinated debentures that collateralize the trust preferred securities. Further, increased regulatory pressure has been placed on financial institutions to maintain capital ratios above the required minimum to be well-capitalized, which often results in restrictions on dividends, and leads to deferrals of dividend payments on the trust preferred securities. More specifically, the Federal Reserve Board has stated that a bank holding company should eliminate, defer or significantly reduce dividends if (i) its net income available to stockholders for the past four quarters, net of dividends paid, is not sufficient to fully fund the dividends, (ii) its prospective rate of earnings retention is not consistent with its capital needs or (iii) it is in danger of not meeting its minimum regulatory capital adequacy ratios. In addition, although interest deferrals are permitted under the terms of the instruments governing the trust preferred securities, such deferrals are typically limited to 20 consecutive quarterly periods. As a result, many financial institutions that commenced deferral periods in 2009 will no longer be permitted to defer interest payments this year, which could result in increased defaults on trust preferred securities. Additional defaults in the underlying collateral or deferrals of dividend payments for these securities could lead to additional charges on these securities and/or other-than-temporary impairment charges on other trust preferred securities Southern National owns. Finally, proposed or future changes in the regulatory treatment of both issuers and holders of trust preferred securities could have a negative impact on the value of the pooled trust preferred securities held in Southern National’s portfolio.
Downgrades of the U.S. sovereign credit rating or its perceived credit worthiness could have a material adverse effect on Southern National’s business, financial position and results of operations.
The current uncertainty over U.S. fiscal policy could lead to future or further downgrades of the U.S. sovereign credit rating by one or more of the major credit rating agencies. The impact of any future or further downgrade of the U.S. sovereign credit rating or negative perception of the U.S. government’s creditworthiness could adversely affect the U.S. and global financial markets and economic conditions, which may, directly or indirectly, have adverse effects on Southern National’s operations, earnings and financial condition. Among other things, a credit rating downgrade could adversely impact the value of the agency mortgage backed securities held in Southern National’s investment portfolio and may trigger requirements that Southern National post additional collateral for trades relative to these securities.
The failure of other financial institutions could adversely affect Southern National.
In addition to the risk to Southern National’s pooled trust preferred securities discussed above, its ability to engage in routine funding transactions could be adversely affected by the actions and potential failures of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. Southern National has exposure to many different industries and counterparties, and it routinely execute transactions with a variety of counterparties in the financial services industry. As a result, defaults by, or even rumors or concerns about, the viability of one or more financial institutions with whom Southern National does business, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by Southern National or by other institutions. Many of these transactions expose Southern National to credit risk in the event of default of its counterparty or client. In addition, its credit risk may be exacerbated if the collateral it holds cannot be sold at prices that are sufficient for it to recover the full amount of its exposure. Any such losses could materially and adversely affect its financial condition and results of operations.
If the goodwill that Southern National records in connection with business acquisitions becomes impaired, it could have a negative impact on Southern National’s profitability.
Goodwill represents the amount of acquisition cost over the fair value of net assets Southern National acquires in the purchase of another entity. Southern National reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired. Examples of those events or circumstances include the following:
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  significant adverse changes in business climate;
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  significant changes in credit quality;
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  significant unanticipated loss of customers;
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  significant loss of deposits or loans; or
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  significant reductions in profitability.
As of December 31, 2013, Southern National’s goodwill totaled $9.2 million. While Southern National has recorded no such impairment charges since it initially recorded the goodwill, there can be no assurance that its future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.
If Southern National’s nonperforming assets increase, its earnings will suffer.
At December 31, 2013, Southern National’s non-covered nonperforming assets (which consist of nonaccrual loans, loans past due 90 days and accruing and other real estate owned, which we refer to as OREO) totaled $17.4 million, or 3.45% of total non-covered loans and OREO, which is an decrease of $3.4 million or 16.5% compared with non-covered nonperforming assets of $20.8 million, or 4.41%, of total non-covered loans and OREO at December 31, 2012. At December 31, 2011, Southern National’s non-covered non-performing assets were $18.2 million, or 4.30% of non-covered loans and OREO.
Although economic and market conditions have improved, Southern National may incur losses if there is an increase in nonperforming assets in the future. Its nonperforming assets adversely affect its net income in various ways. It does not record interest income on nonaccrual loans or OREO, thereby adversely affecting its net interest income, and increasing loan administration costs. When it takes collateral in foreclosures and similar proceedings, it is required to mark the related loan to the then fair value of the collateral, which may ultimately result in a loss. It must reserve for probable losses, which is established through a current period charge to the provision for loan losses as well as from time to time, as appropriate, write down the value of properties in its OREO portfolio to reflect changing market values. Additionally, there are legal fees associated the resolution of problem assets as well as carrying costs such as taxes, insurance and maintenance related to its OREO. Further, the resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity. Finally, an increase in the level of nonperforming assets increases its regulatory risk profile. There can be no assurance that Southern National will not experience future increases in nonperforming assets.
A significant amount of Southern National’s loans are secured by real estate and the weak economic recovery and weak residential real estate market in our primary markets could be detrimental to its financial condition and results of operations.
Real estate lending (including commercial, construction, land development, and residential loans) is a large portion of Southern National’s loan portfolio, constituting $440.7 million, or approximately 80.7% of its total loan portfolio, as of December 31, 2013. Total real estate loans covered under the loss sharing agreement with the Federal Deposit Insurance Corporation, which we refer to as the FDIC, amount to $50.5 million. The residential and commercial real estate sectors of the U.S. economy experienced an economic slowdown that continued into 2010 and remains weak. Specifically, the values of residential and commercial real estate located in Southern National’s market areas declined significantly in recent years. Although such real estate values have shown modest improvement recently, such improved values may not continue. If the loans that are collateralized by real estate become troubled during a time when market conditions are declining or have declined, then Southern National may not be able to realize the full value of the collateral that it anticipated at the time of originating the loan, which could require it to increase its provision for loan losses and adversely affect its financial condition and results of operations.
Current market conditions include an over-supply of land, lots, and finished homes in many markets, including those where Southern National does business. As of December 31, 2013, $115.3 million, or approximately 21.1% of its total loans, were secured by single-family residential real estate. This includes $83.1 million in residential 1-4 family loans and $32.2 million in home equity lines of credit. Total single-family residential real estate loans covered under the FDIC loss sharing agreement amount to $42.4 million. If housing markets in its market areas do not steadily improve or deteriorate, Southern National may experience an increase in nonperforming loans, provisions for loan losses and charge-offs.
If the value of real estate in Southern National’s market areas were to decline materially, a significant portion of its loan portfolio could become under-collateralized, which could have a material adverse effect on its asset quality, capital structure and profitability.
As of December 31, 2013, a significant portion of Southern National’s loan portfolio was comprised of loans secured by commercial real estate. In the majority of these loans, real estate was the primary collateral component. In some cases, and out of an abundance of caution, Southern National takes real estate as security for a loan even when it is not the primary component of collateral. The real estate collateral that provides the primary or an alternate source of repayment in the event of default may deteriorate in value during the term of the loan as a result of changes in economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax and other laws and acts of nature. If Southern National is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, as in recent years, its earnings and capital could be adversely affected. Southern National is subject to increased lending risks in the form of loan defaults as a result of the high concentration of real estate lending in its loan portfolio in the event the real estate market in Virginia and its market area does not exhibit sustained improvement. A weak real estate market in its primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Southern National. If real estate values do not continue to improve or decline, it is also more likely that Southern National would be required to increase its allowance for loan losses, which could adversely affect its financial condition and results of operations.
Southern National is subject to risks related to its concentration of construction and land development and commercial real estate loans.
As of December 31, 2013, Southern National had $39.1 million of construction loans. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:
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  the viability of the contractor;
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  the value of the project being subject to successful completion;
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  the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and
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  concentrations of such loans with a single contractor and its affiliates.
Real estate construction loans may involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan and also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. Southern National’s practice, in the majority of instances, is to secure the personal guaranty of individuals in support of our real estate construction loans which provides Southern National with an additional source of repayment. As of December 31, 2013, Southern National had non-covered nonperforming construction and development loans in the amount of $2.1 million and $6.1 million of non-covered assets that have been foreclosed. If one or more of its larger borrowers were to default on their construction and development loans, and Southern National did not have alternative sources of repayment through personal guarantees or other sources, or if any of the aforementioned risks were to occur, Southern National could incur significant losses.
As of December 31, 2013, Southern National had $286.4 million of commercial real estate loans, including multi-family residential loans and loans secured by farmland, of which $8.1 million is covered by the FDIC loss sharing agreement. Commercial real estate lending typically involves higher loan principal amounts and the repayment is dependent, in large part, on sufficient income from the properties securing the loan to cover operating expenses and debt service. Federal bank regulatory authorities issued the Interagency Guidance on Concentrations in Commercial Real Estate Lending in December of 2006 to provide guidance regarding significant concentrations of commercial real estate loans within bank loan portfolios. The FDIC reiterated this guidance in a letter to financial institutions dated March 17, 2008 (FIL-22-2008) titled “Managing Commercial Real Estate Concentrations in a Challenging Environment” to remind banks that their risk management practices and capital levels should be commensurate with the level and nature of their commercial real estate concentration risk.
In October 2009, the federal banking agencies issued additional guidance on commercial real estate lending that emphasizes these considerations and also supports prudent loan workouts for financial institutions working with commercial real estate borrowers who are experiencing diminished operating cash flows, depreciated collateral values, or prolonged delays in selling or renting commercial properties. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, contains provisions that may impact Sonabank’s business by reducing the amount of its commercial real estate lending and increasing the cost of borrowing, including rules relating to risk retention of securitized assets. Section 941 of the Dodd-Frank Act requires, among other things, that a loan originator or a securitizer of asset-backed securities retain a percentage of the credit risk of securitized assets. The banking agencies have jointly issued a proposed rule to implement these requirements but have yet to issue final rules. Banks with higher levels of commercial real estate loans are expected to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as higher levels of allowances for loan losses and capital levels as a result of commercial real estate lending growth and exposures. Sonabank’s commercial real estate loans are below the thresholds identified as significant by the regulatory guidance. If there is deterioration in Southern National’s commercial real estate portfolio or if regulatory authorities conclude that it has not implemented appropriate risk management policies and practices, this could adversely affect its business and result in a requirement of increased capital levels, and such capital may not be available at that time.
The benefits of Southern National’s FDIC loss-sharing agreements may be reduced or eliminated .
In connection with Sonabank’s assumption of the banking operations of Greater Atlantic Bank, Sonabank entered into an agreement that contains loss-sharing provisions. Southern National’s decisions regarding the fair value of assets acquired, including the FDIC loss-sharing assets, which we refer to as the covered assets, could be inaccurate, which could materially and adversely affect Southern National’s business, financial condition, results of operations, and future prospects. Management makes various assumptions and judgments about the collectability of the acquired loans, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of secured loans. In the Greater Atlantic Bank acquisition, Southern National recorded a loss-sharing asset that reflects its estimate of the timing and amount of future losses it anticipates occurring in the acquired loan portfolio. In determining the size of the loss-sharing asset, Southern National analyzed the loan portfolio based on historical loss experience, volume and classification of loans, volume and trends in delinquencies and nonaccruals, local economic conditions, and other pertinent information.
If Southern National’s assumptions related to the timing or amount of expected losses are incorrect, there could be a negative impact on its operating results. Increases in the amount of future losses in response to different economic conditions or adverse developments in the acquired loan portfolio may result in increased credit loss provisions. Changes in Southern National’s estimate of the timing of those losses, specifically if those losses are to occur beyond the applicable loss-sharing periods, may result in impairments of the FDIC indemnification asset.
Southern National’s ability to obtain reimbursement under the loss-sharing agreements on covered assets depends on its compliance with the terms of the loss-sharing agreements.
Management must certify to the FDIC on a quarterly basis Southern National’s compliance with the terms of the FDIC loss-sharing agreements as a prerequisite to obtaining reimbursement from the FDIC for realized losses on covered assets. The agreements contain specific, detailed and cumbersome compliance, servicing, notification and reporting requirements, and failure to comply with any of the requirements and guidelines could result in a specific asset or group of assets permanently losing their loss-sharing coverage. Additionally, management may decide to forgo loss-share coverage on certain assets to allow greater flexibility over the management of such assets. As of December 31, 2013, $53.9 million, or 7.53%, of Southern National’s assets were covered by the FDIC loss-sharing agreements.
Under the terms of the FDIC loss-sharing agreements, the assignment or transfer of a loss-sharing agreement to another entity generally requires the written consent of the FDIC. In addition, Sonabank may not assign or otherwise transfer a loss-sharing agreement during its term without the prior written consent of the FDIC. Southern National’s failure to comply with the terms of the loss-sharing agreements or to manage the covered assets in such a way as to maintain loss-share coverage on all such assets may cause individual loans or large pools of loans to lose eligibility for loss share payments from the FDIC. This could result in material losses.
Changes to government guaranteed loan programs could affect Southern National’s Small Business Administration business.
Sonabank relies on originating government guaranteed loans, in particular those guaranteed by the Small Business Administration, which we refer to as the SBA. As of December 31, 2013, Sonabank had $55.6 million of SBA loans, $40.4 million of which is guaranteed and $15.2 million is non-guaranteed. Sonabank originated $25.4 million, $21.1 million and $34.9 million in SBA loans in the years ended December 31, 2013, 2012 and 2011, respectively. Sonabank sold the guaranteed portions of some of its SBA loans in the secondary market in 2012 and 2011 and intends to continue such sales, which are a source of non-interest income for Sonabank, when market conditions are favorable. Southern National can provide no assurance that Sonabank will be able to continue originating these loans, that it will be able to sell the loans in the secondary market or that it will continue to realize premiums upon any sale of SBA loans.
SBA lending is a federal government created and administered program. As such, legislative and regulatory developments can affect the availability and funding of the program. This dependence on legislative funding and regulatory restrictions from time to time causes limitations and uncertainties with regard to the continued funding of such loans, with a resulting potential adverse financial impact on Southern National’s business. Currently, the maximum limit on individual 7(a) loans which the SBA will permit is $5.0 million. Any reduction in this level could adversely affect the volume of Southern National’s business. As of December 31, 2013, Southern National’s SBA business constitutes 10.2% of Southern National’s total loans. The periodic uncertainty of the SBA program relative to availability, amounts of funding and the waiver of associated fees creates greater risk for Southern National’s business than do more stable aspects of its business.
The federal government presently guarantees 75% to 90% of the principal amount of each qualifying SBA loan under the 7(a) program. Southern National can provide no assurance that the federal government will maintain the SBA program, or if it does, that such guaranteed portion will remain at its current funding level. Furthermore, it is possible that Sonabank could lose its preferred lender status which, subject to certain limitations, allows it to approve and fund SBA loans without the necessity of having the loan approved in advance by the SBA. It is also possible the federal government could reduce the amount of loans that it guarantees. In addition, Southern National is dependent on the expertise of its personnel who make SBA loans in order to continue to originate and service SBA loans. If Southern National is unable to retain qualified employees in the future, its income from the origination of SBA loans could be substantially reduced.
Southern National is subject to credit quality risks and its credit policies may not be sufficient to avoid losses.
Southern National is subject to the risk of losses resulting from the failure of borrowers, guarantors and related parties to pay interest and principal amounts on their loans. Although Southern National maintains credit policies and credit underwriting and monitoring and collection procedures, these policies and procedures may not prevent losses, particularly during periods in which the local, regional or national economy suffers a general decline. If borrowers fail to repay their loans, Southern National’s financial condition and results of operations would be adversely affected.
Southern National depends on the accuracy and completeness of information from customers and counterparties.
In deciding whether to extend credit or enter into other transactions, Southern National may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports and other financial information. It may also rely on representations of those customers, counterparties or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports or other financial information could have a material adverse impact on its business, financial condition and results of operations.
Failure to maintain an effective system of disclosure controls and procedures could have a material adverse effect on Southern National’s business, results of operations and financial condition and could impact the price of its common stock.
Failure to maintain an effective internal control environment could result in Southern National not being able to accurately report its financial results, prevent or detect fraud, or provide timely and reliable financial information pursuant to its reporting obligations, which could have a material adverse effect on its business, financial condition, and results of operations. Further, it could cause Southern National’s investors to lose confidence in the financial information it reports, which could affect the trading price of its common stock.

Management regularly reviews and updates Southern National’s disclosure controls and procedures, including its internal control over financial reporting. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Southern National’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, results of operations and financial condition.
If Southern National’s allowance for loan losses is not adequate to cover actual loan losses, its earnings will decrease.
As a lender, Southern National is exposed to the risk that its borrowers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to ensure repayment. Southern National makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of the borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. It maintains an allowance for loan losses to cover any probable inherent loan losses in the loan portfolio. In determining the size of the allowance, it relies on a periodic analysis of its loan portfolio, its historical loss experience and its evaluation of general economic conditions. If its assumptions prove to be incorrect or if it experiences significant loan losses, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance for loan losses could cause its earnings to decrease. Due to the relatively unseasoned nature of its loan portfolio, Southern National cannot assure you that it will not experience an increase in delinquencies and losses as these loans continue to mature.
In addition, federal regulators periodically review Southern National’s allowance for loan losses and may require Southern National to increase its provision for loan losses or recognize further charge-offs, based on judgments different than those of its management. Any significant increase in its allowance for loan losses or charge-offs required by these regulatory agencies could have a material adverse effect on its results of operations and financial condition.
Southern National’s business strategy includes strategic growth, and its financial condition and results of operations could be negatively affected if Southern National fails to grow or fails to manage its growth effectively.
Southern National completed the acquisition of the HarVest Bank of Maryland on April 27, 2012, the Midlothian Branch in Richmond, Virginia on October 1, 2011, the acquisition and assumption of certain assets and liabilities of Greater Atlantic Bank from the FDIC on December 4, 2009, the acquisition of a branch of Millennium Bank in Warrenton, Virginia on September 28, 2009, the acquisition of the Leesburg branch location from Founders Corporation that opened on February 11, 2008, the acquisition of 1st Service Bank in December 2006 and the acquisition of the Clifton Forge branch of First Community Bancorp, Inc. in December 2005. In addition, on January 8, 2014, Southern National announced its entry into the merger agreement with respect to the proposed transaction with PGFSB.
Southern National intends to continue pursuing a growth strategy for its business. Its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies such as the continuing need for infrastructure and personnel, the time and costs inherent in integrating a series of different operations and the ongoing expense of acquiring and staffing new banks or branches. Southern National may not be able to expand its presence in its existing markets or successfully enter new markets and any expansion could adversely affect its results of operations. Failure to manage its growth effectively could have a material adverse effect on Southern National’s business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy. Its ability to grow successfully will depend on a variety of factors, including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and its ability to manage its growth. There can be no assurance of success or the availability of branch or bank acquisitions in the future.
Future growth or operating results may require Southern National to raise additional capital, but that capital may not be available, be available on unfavorable terms or may be dilutive.
Southern National and Sonabank are each required by the Federal Reserve Board to maintain adequate levels of capital to support their operations. In the event that their future operating results erode capital, if Sonabank is required to maintain capital in excess of well-capitalized standards, or if they elect to expand through loan growth or acquisitions, they may be required to raise additional capital. Southern National’s ability to raise capital will depend on conditions in the capital markets, which are outside its control, and on its financial performance. Accordingly, Southern National cannot be assured of its ability to raise capital on favorable terms when needed, or at all. If it cannot raise additional capital when needed, it will be subject to increased regulatory supervision and the imposition of restrictions on its growth and business. These outcomes could negatively impact its ability to operate or further expand its operations through acquisitions or the establishment of additional branches and may result in increases in operating expenses and reductions in revenues that could have a material adverse effect on its financial condition and results of operations. In addition, in order to raise additional capital, Southern National may need to issue shares of its common stock that would dilute the book value of its common stock and reduce its current stockholders’ percentage ownership interest to the extent they do not participate in future offerings.
An investment in Southern National’s common stock is not an insured deposit.
Southern National’s common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in Southern National’s common stock is inherently risky for the reasons described in this “Risk Factors” section and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire Southern National’s common stock, you may lose some or all of your investment.
Southern National’s stock price can be volatile.
Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Southern National’s stock price can fluctuate significantly in response to a variety of factors including, among other things:
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  actual or anticipated variations in quarterly results of operations;
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  recommendations by securities analysts;
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  operating and stock price performance of other companies that investors deem comparable to Southern National;
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  news reports relating to trends, concerns and other issues in the financial services industry;
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  perceptions in the marketplace regarding Southern National and/or its competitors;
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  new technology used, or services offered, by competitors;
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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Southern National or its competitors;
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  failure to integrate acquisitions or realize anticipated benefits from acquisitions;
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  changes in government regulations; and
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  geopolitical conditions such as acts or threats of terrorism or military conflicts.
General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause Southern National’s stock price to decrease regardless of operating results.
Southern National’s business is subject to interest rate risk and variations in interest rates may negatively affect its financial performance.
The majority of Southern National’s assets and liabilities are monetary in nature and subject Southern National to significant risk from changes in interest rates. Fluctuations in interest rates are not predictable or controllable. Like most financial institutions, changes in interest rates can impact Southern National’s net interest income, which is the difference between interest earned from interest-earning assets, such as loans and investment securities, and interest paid on interest-bearing liabilities, such as deposits and borrowings, as well as the valuation of its assets and liabilities. Southern National expects that it will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Southern National’s position, this “gap” will negatively impact its earnings. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and international disorder and instability in domestic and foreign financial markets.
Based on Southern National’s analysis of the interest rate sensitivity of its assets, an increase in the general level of interest rates may negatively affect the market value of the portfolio equity, but will positively affect its net interest income since most of its assets have floating rates of interest that adjust fairly quickly to changes in market rates of interest. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and Southern National’s ability to originate loans. A decrease in the general level of interest rates may affect Southern National through, among other things, increased prepayments on its loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect its net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and its overall results. Although its asset liability management strategy is designed to control its risk from changes in market interest rates, it may not be able to prevent changes in interest rates from having a material adverse effect on Southern National’s results of operations and financial condition.
Southern National may be required to pay significantly higher FDIC deposit insurance premiums and assessments in the future.
Recent insured depository institution failures, as well as deterioration in banking and economic conditions, have significantly depleted the FDIC’s Deposit Insurance Fund, which we refer to as the DIF, resulting in a decline in the ratio of reserves to insured deposits to historical lows. The FDIC anticipates that additional insured depository institutions are likely to fail in the foreseeable future so the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have caused the premiums assessed on Southern National by the FDIC to increase and materially increase its noninterest expense.
On February 7, 2011, the FDIC approved a final rule that amended its existing DIF restoration plan and implemented certain provisions of the Dodd-Frank Act. This rule, which took effect April 1, 2011, changed the FDIC’s assessment system from one based on domestic deposits to one based on the average consolidated total assets of a bank minus its average tangible equity during each quarter. Under the February 7, 2011 final rule, the total base assessment rates will vary depending on the DIF reserve ratio. For example, for banks in the best risk category, the total base assessment rate will be between 2.5 and 9 basis points when the DIF reserve ratio is below 1.15 percent, between 1.5 and 7 basis points when the DIF reserve ratio is between 1.15 percent and 2 percent, between 1 and 6 basis points when the DIF reserve ratio is between 2 percent and 2.5 percent and between 0.5 and 5 basis points when the DIF reserve ratio is 2.5 percent or higher. The new assessment rates were calculated for the quarter beginning April 1, 2011 and reflected in invoices for assessments due September 30, 2011.
For the year ended December 31, 2013, Southern National’s FDIC insurance related costs were $823 thousand compared with $565 thousand and $522 thousand, respectively, for the years ended December 31, 2012 and 2011. Southern National is unable to predict the impact in future periods, including whether and when additional special assessments will occur.
A loss of Southern National’s executive officers could impair its relationship with its customers and adversely affect its business.
Many community banks attract customers based on the personal relationships that the banks’ officers and customers establish with each other and the confidence that the customers have in the officers. Southern National depends on the performance of Ms. Georgia S. Derrico, Chairman and Chief Executive Officer, and R. Roderick Porter, President, of Southern National and Sonabank. Ms. Derrico is a well-known banker in Southern National’s market areas, having operated a successful financial institution there for more than 18 years prior to founding Southern National and Sonabank. Southern National does not have an employment agreement with either individual. The loss of the services of either of these officers or their failure to perform management functions in the manner anticipated by Southern National’s Board of Directors could have a material adverse effect on Southern National’s business. Southern National’s success will be dependent upon the Board’s ability to attract and retain quality personnel, including these officers.
Southern National’s profitability depends significantly on local economic conditions in the areas where its operations and loans are concentrated.
Southern National’s profitability depends on the general economic conditions in its market areas of Northern Virginia, Maryland, Washington D.C., Charlottesville and Clifton Forge (Alleghany County), Front Royal, New Market, Richmond and the surrounding areas. Unlike larger banks that are more geographically diversified, Southern National provides banking and financial services to clients primarily in these market areas. As of December 31, 2013, substantially all of Southern National’s commercial real estate, real estate construction and residential real estate loans were made to borrowers in its market area. The local economic conditions in this area have a significant impact on its commercial, real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. In addition, if the population or income growth in this region slows, stops or declines, income levels, deposits and housing starts could be adversely affected and could result in the curtailment of Southern National’s expansion, growth and profitability.
Additionally, political conditions could impact Southern National’s earnings. For example, political debate over the budget, taxes and the potential for reduced government spending through national sequestration may adversely impact the economy, and more specifically local economic conditions given the concentration of Federal workers and government contractors in Southern National’s market. Acts or threats of war, terrorism, an outbreak of hostilities or other international or domestic calamities, or other factors beyond Southern National’s control could impact these local economic conditions and could negatively affect the financial results of its banking operations.
The properties that Southern National owns and its foreclosed real estate assets could subject Southern National to environmental risks and associated costs.
There is a risk that hazardous substances or wastes, contaminants, pollutants or other environmentally restricted substances could be discovered on Southern National’s properties or its foreclosed assets (particularly in the case of real estate loans). In this event, it might be required to remove the substances from the affected properties or to engage in abatement procedures at its sole cost and expense. Besides being liable under applicable federal and state statutes for its own conduct, it may also be held liable under certain circumstances for actions of borrowers or other third parties on property that collateralizes one or more of its loans or on property that it owns. Potential environmental liability could include the cost of remediation and also damages for any injuries caused to third parties. Southern National cannot assure you that the cost of removal or abatement would not substantially exceed the value of the affected properties or the loans secured by those properties, that it would have adequate remedies against prior owners or other responsible parties or that it would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. Any environmental damages on a property would substantially reduce the value of such property as collateral and, as a result, Southern National may suffer a loss upon collection of the loan.
The small to medium-sized businesses Southern National lends to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to Southern National that could materially harm its operating results.
Southern National makes loans to professional firms and privately owned businesses that are considered to be small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial volatility in operating results, any of which may impair a borrower’s ability to repay a loan. In addition, the success of a small and medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay Southern National’s loan. A weak economic recovery and other events that negatively impact Southern National’s target markets could cause Southern National to incur substantial loan losses that could materially harm its operating results.
Southern National is heavily regulated by federal and state agencies; changes in laws and regulations or failures to comply with such laws and regulations may adversely affect its operations and its financial results.
Southern National and Sonabank are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Southern National and Sonabank, and their respective operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Southern National’s powers, authority and operations or the powers, authority and operations of Sonabank, which could have a material adverse effect on Southern National’s financial condition and results of operations.
Further, bank regulatory authorities have the authority to bring enforcement actions against banks and their holding companies for unsafe or unsound practices in the conduct of their businesses or for violations of any law, rule or regulation, any condition imposed in writing by the appropriate bank regulatory agency or any written agreement with the agency. Possible enforcement actions against Southern National could include the issuance of a cease-and-desist order that could be judicially enforced, the imposition of civil monetary penalties, the issuance of directives to increase capital or enter into a strategic transaction, whether by merger or otherwise, with a third party, the appointment of a conservator or receiver, the termination of insurance of deposits, the issuance of removal and prohibition orders against institution-affiliated parties, and the enforcement of such actions through injunctions or restraining orders. The exercise of this regulatory discretion and power may have a negative impact on Southern National.
As a regulated entity, Sonabank must maintain certain required levels of regulatory capital that may limit Southern National’s operations and potential growth.
Southern National and Sonabank are subject to various regulatory capital requirements administered by the Federal Reserve Board. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Sonabank’s and Southern National’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Sonabank must meet specific capital guidelines that involve quantitative measures of Sonabank’s assets, liabilities and certain off-balance sheet commitments as calculated under these regulations.
Quantitative measures established by regulation to ensure capital adequacy require Sonabank to maintain minimum amounts and defined ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to adjusted total assets, also known as the leverage ratio. For Sonabank, Tier 1 capital consists of stockholders’ equity excluding unrealized gains and losses on certain securities, less a portion of its mortgage servicing asset and deferred tax asset that is disallowed for capital. For Sonabank, total capital consists of Tier 1 capital plus the allowance for loan and lease loss less a deduction for low level recourse obligations.
As of December 31, 2013, Sonabank exceeded the amounts required to be well capitalized with respect to all three required capital ratios. To be well capitalized, a bank must generally maintain a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. However, the Federal Reserve Board could require Sonabank to increase its capital levels. For example, regulators have recently required certain banking companies to maintain a leverage ratio of at least 8% and a total risk-based capital ratio of at least 12%. As of December 31, 2013, Sonabank’s leverage, Tier 1 risk-based capital and total risk-based capital ratios were 14.12%, 18.43% and 19.68%, respectively.
Many factors affect the calculation of Sonabank’s risk-based assets and its ability to maintain the level of capital required to achieve acceptable capital ratios. For example, changes in risk weightings of assets relative to capital and other factors may combine to increase the amount of risk-weighted assets in the Tier 1 risk-based capital ratio and the total risk-based capital ratio. Any increases in its risk-weighted assets will require a corresponding increase in its capital to maintain the applicable ratios. In addition, recognized loan losses in excess of amounts reserved for such losses, loan impairments, impairment losses on securities and other factors will decrease Sonabank’s capital, thereby reducing the level of the applicable ratios.
Sonabank’s failure to remain well capitalized for bank regulatory purposes could affect customer confidence, Southern National’s ability to grow, its costs of funds and FDIC insurance costs, its ability to pay dividends on its capital stock, its ability to make acquisitions, and on its business, results of operations and financial condition. Under FDIC rules, if Sonabank ceases to be a well capitalized institution for bank regulatory purposes, the interest rates that it pays on deposits and its ability to accept, renew or rollover brokered deposits may be restricted. As of December 31, 2013, Southern National had $40.2 million of brokered deposits, which represented 7.4% of its total deposits.
Southern National will be required to comply with increased regulatory capital requirements.
The capital requirements applicable to Southern National and Sonabank will change as a result of the Dodd-Frank Act, the international regulatory capital initiative known as Basel III and, could be subject to further change as a result of additional government actions or regulatory interpretations. Regulators recently issued rules implementing these requirements, which we refer to as the Revised Capital Rules. Southern National will be required to begin complying with the Revised Capital Rules on January 1, 2015. Among other things, the Revised Capital Rules raise the minimum thresholds for required capital and revise certain aspects of the definitions and elements of the capital that can be used to satisfy these required minimum thresholds. The Revised Capital Rules also introduce a minimum “capital conservation buffer” equal to 2.5% of an organization’s total risk-weighted assets. Complying with these capital requirements may affect Southern National’s operations, including its asset portfolios and financial performance.
Southern National may not be able to successfully compete with others for business.
The metropolitan statistical area in which Southern National operates is considered highly attractive from an economic and demographic viewpoint, and is a highly competitive banking market. Southern National competes for loans, deposits and investment dollars with numerous regional and national banks, online divisions of out-of-market banks and other community banking institutions, as well as other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings associations, credit unions, mortgage brokers and private lenders. Many competitors have substantially greater resources than Southern National, and operate under less stringent regulatory environments. The differences in resources and regulations may make it harder for Southern National to compete profitably, reduce the rates that Southern National can earn on loans and investments, increase the rates it must offer on deposits and other funds and adversely affect its overall financial condition and earnings.
Provisions of Southern National’s articles of incorporation and bylaws, as well as state and federal banking regulations, could delay or prevent a takeover of Southern National by a third party.
Southern National’s articles of incorporation and bylaws could delay, defer or prevent a third party from acquiring Southern National, despite the possible benefit to its stockholders, or otherwise adversely affect the price of its common stock.
Any individual, acting alone or with other individuals, who are seeking to acquire, directly or indirectly, 10.0% or more of Southern National’s outstanding common stock must comply with the Change in Bank Control Act, which requires prior notice to the Federal Reserve Board for any acquisition. Additionally, any entity that wants to acquire 5.0% or more of Southern National’s outstanding common stock, or otherwise control Southern National, may need to obtain the prior approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. As a result, prospective investors in Southern National’s common stock need to be aware of and comply with those requirements, to the extent applicable.
Southern National is subject to transaction risk, which could adversely affect its business, financial condition and results of operation.
Southern National, like all businesses, is subject to transaction risk, which is the risk of loss resulting from human error, fraud or unauthorized transactions due to inadequate or failed internal processes and systems, and external events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages). Transaction risk also encompasses compliance risk, which is the risk of loss from violations of, or noncompliance with, laws, rules, regulations, prescribed practices or ethical standards. Although Southern National seeks to mitigate transaction risk through a system of internal controls, there can be no assurance that Southern National will not suffer losses from transaction risks in the future that may be material in amount. Any losses resulting from transaction risk could take the form of explicit charges, increased operational costs, litigation costs, harm to reputation or forgone opportunities, any and all of which could have a material adverse effect on business, financial condition and results of operations.
Southern National must respond to rapid technological changes and these changes may be more difficult or expensive than anticipated.
If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, Southern National’s existing product and service offerings, technology and systems may become obsolete. Further, if Southern National fails to adopt or develop new technologies or to adapt its products and services to emerging industry standards, it may lose current and future customers, which could have a material adverse effect on its business, financial condition and results of operations. The financial services industry is changing rapidly and in order to remain competitive, Southern National must continue to enhance and improve the functionality and features of its products, services and technologies. These changes may be more difficult or expensive than Southern National anticipates.
The impact of financial reform legislation is uncertain.
The recently enacted Dodd-Frank Act institutes a wide range of reforms that will have an impact on all financial institutions, including the creation of a new agency (the Consumer Financial Protection Bureau) with centralized authority, including examination and enforcement authority, for consumer protection in the banking industry. The Dodd-Frank Act also includes, among other things, changes to the deposit insurance and financial regulatory systems, enhanced bank capital requirements and new requirements designed to protect consumers in financial transactions. Many of these provisions are subject to rule making procedures and studies that will be conducted in the future and the full effects of the legislation on Southern National cannot yet be determined. For example, the Consumer Financial Protection Bureau has issued rules, effective January 10, 2014, that are likely to impact Southern National’s residential mortgage lending practices, and the residential mortgage market generally, including rules that implement the “ability-to-repay” requirement and provide protection from liability for “qualified mortgages,” as required by the Dodd-Frank Act. Regulations implementing the Dodd-Frank Act, or any other aspects of current proposed regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of Southern National’s business activities or change certain of its business practices, including its ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose Southern National to additional costs, including increased compliance costs. These changes also may require Southern National to invest significant management attention and resources to make any necessary changes to its operations in order to comply, and could therefore also materially adversely affect its business, financial condition, and results of operations.
Southern National currently intends to pay dividends on its common stock; however, its future ability to pay dividends is subject to restrictions.
Southern National declared the first cash dividend on its common stock in February 2012, and each quarter thereafter through 2013. It also declared a special dividend in the fourth quarter of 2012. There are a number of restrictions on its ability to pay dividends. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries.
Southern National’s principal source of funds to pay dividends on its common stock is cash dividends that Southern National receives from Sonabank. The payment of dividends by Sonabank to Southern

National is subject to certain restrictions imposed by federal banking laws, regulations and authorities. The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be “under capitalized” as defined by statute. In addition, the relevant federal regulatory agencies have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of Sonabank. Regulatory authorities could impose administratively stricter limitations on the ability of Sonabank to pay dividends to Southern National if such limits were deemed appropriate to preserve certain capital adequacy requirements.
The trading volume in Southern National’s common stock is less than that of other larger financial services companies.
Although Southern National’s common stock is listed for trading on the NASDAQ Global Market, the trading volume is low, and you are not assured liquidity with respect to transactions in Southern National’s common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Southern National has no control. Given the lower trading volume of its common stock, significant sales of its common stock, or the expectation of these sales, could cause Southern National’s stock price to fall.
Severe weather, natural disasters, climate change, acts of war or terrorism and other external events could significantly impact Southern National’s business .
Severe weather, natural disasters, climate change, acts of war or terrorism and other adverse external events could have a significant impact on Southern National’s ability to conduct business. Such events could affect the stability of its deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause Southern National to incur additional expenses. Although management has established disaster recovery policies and procedures, there can be no assurance of the effectiveness of such policies and procedures, and the occurrence of any such event could have a material adverse effect on Southern National’s business, financial condition and results of operations.
Consumers may decide not to use banks to complete their financial transactions.
Technology and other changes are allowing parties to complete financial transactions that historically have involved banks through alternative methods. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts or mutual funds. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on Southern National’s financial condition and results of operations.
Southern National’s information systems may experience an interruption or breach in security.
Southern National relies heavily on communications and information systems provided both internally and externally to conduct its business. Any failure, interruption or breach in security of these systems (such as a spike in transaction volume, a cyber-attack or other unforeseen events) could result in failures or disruptions in Southern National’s customer relationship management, general ledger, deposit, loan and other systems. While Southern National has policies and procedures and service level agreements designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. While Southern National maintains an insurance policy that it believes provides sufficient coverage at a manageable expense for an institution of its size and scope with similar technological systems, Southern National cannot assure stockholders that this policy would be sufficient to cover all related financial losses and damages should it experience any one or more of its or a third party’s systems failing or experiencing a cyber-attack. The occurrence of any failures, interruptions or security breaches of Southern National’s information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, or expose Southern National to civil litigation and possible financial liability, including remediation costs and increased protection costs, any of which could have a material adverse effect on its financial condition and results of operations.

PGFSB SPECIAL MEETING OF STOCKHOLDERS
Date, Time and Place
The special meeting of PGFSB stockholders will be held at Trinity Church Hall, 14515 Church Street, Upper Marlboro, Maryland 20772 at 10:00 am, Eastern time, on June 5, 2014. On or about April 18, 2014, PGFSB commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.
Purpose of PGFSB Special Meeting
At the PGFSB special meeting, PGFSB stockholders will be asked to:
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  approve the merger agreement, as amended, a copy of which is attached as Appendix A to this document, and the merger contemplated by the merger agreement, which we refer to as the Merger proposal; and
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  to approve one or more adjournments of the PGFSB special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger proposal, which we refer to as the Adjournment proposal.
Recommendation of the PGFSB Board of Directors
The PGFSB board of directors recommends that you vote “FOR” the Merger proposal and “FOR” the Adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the PGFSB Board of Directors and Reasons for the Merger” on page 43.
Record Date and Quorum
The PGFSB board of directors has fixed the close of business on April 4, 2014 as the record date for determining the holders of PGFSB common stock entitled to receive notice of and to vote at the special meeting.
As of the record date, there were 901,738 shares of PGFSB common stock outstanding and entitled to vote at the special meeting held by approximately 394 holders of record. Each share of PGFSB common stock entitles the holder to one vote at the special meeting on each proposal to be considered at the special meeting.
The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the PGFSB special meeting constitutes a quorum for transacting business at the PGFSB special meeting. All shares of PGFSB common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
As of the record date, directors and executive officers of PGFSB and their affiliates owned and were entitled to vote 201,542 shares of PGFSB common stock, representing approximately 22.35% of the shares of PGFSB common stock outstanding on that date. PGFSB currently expects that PGFSB’s directors and executive officers will vote their shares in favor of the Merger proposal and the Adjournment proposal. As of the record date, Southern National beneficially held no shares of PGFSB common stock.
Required Vote
The affirmative vote of holders of a majority of the outstanding shares of PGFSB common stock entitled to vote on the matter is required to approve the Merger proposal. The affirmative vote of holders of a majority of the shares of PGFSB common stock present at the special meeting is required to approve the Adjournment proposal.
Treatment of Abstentions; Failure to Vote
For purposes of the PGFSB special meeting, an abstention occurs when a PGFSB stockholder attends the PGFSB special meeting, either in person or by proxy, but abstains from voting.

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  For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.
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  For the Adjournment proposal, if a PGFSB stockholder present in person at the PGFSB special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a PGFSB stockholder is not present in person at the PGFSB special meeting and does not respond by proxy, it will have no effect on the vote count for the Adjournment proposal.
Voting on Proxies; Incomplete Proxies
Giving a proxy means that a PGFSB stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the PGFSB special meeting in the manner it directs. A PGFSB stockholder may vote by proxy or in person at the PGFSB special meeting. If you hold your shares of PGFSB common stock in your name as a stockholder of record, to submit a proxy, you must complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.
PGFSB requests that PGFSB stockholders vote by completing and signing the accompanying proxy and returning it to PGFSB as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of PGFSB stock represented by it will be voted at the PGFSB special meeting in accordance with the instructions contained on the proxy card.
If any proxy is returned without indication as to how to vote, the shares of PGFSB common stock represented by the proxy will be voted as recommended by the PGFSB board of directors – FOR approval of the Merger proposal and, if necessary, FOR approval of the Adjournment proposal. Unless a PGFSB stockholder checks the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the PGFSB special meeting.
Every PGFSB stockholder’s vote is important. Accordingly, each PGFSB stockholder should sign, date and return the enclosed proxy card, whether or not the PGFSB stockholder plans to attend the special meeting in person.
Shares Held in Street Name
If you are a PGFSB stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares, unless you hold your shares through a bank or other nominee other than a broker and your arrangement with such nominee grants them discretionary authority to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to PGFSB or by voting in person at the PGFSB special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, and banks or other nominees to whom their customers have not granted discretionary authority to vote, who hold shares of PGFSB common stock on behalf of their customers may not give a proxy to PGFSB to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a PGFSB stockholder and you do not instruct your broker, your bank or your other nominee who does not have discretionary authority to vote, on how to vote your shares:
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  your broker, bank or other nominee may not vote your shares on the Merger proposal, which will have the same effect as a vote “AGAINST” this proposal; and
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  your broker, bank or other nominee may not vote your shares on the Adjournment proposal, which will have no effect on the vote count for this proposal.

Revocability of Proxies and Changes to a PGFSB Stockholder’s Vote
A PGFSB stockholder has the power to change its vote at any time before its shares of PGFSB common stock are voted at the PGFSB special meeting by:
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  filing a notice of revocation to PGFSB’s Corporate Secretary at 14804 Pratt Street, Upper Marlboro, Maryland 20772, stating that you would like to revoke your proxy;
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  sending a completed proxy card bearing a later date than your original proxy card; or
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  attending the special meeting and voting in person.
If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the PGFSB special meeting. If you have instructed a bank, broker or other nominee to vote your shares of PGFSB common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.
Solicitation of Proxies
The cost of solicitation of proxies will be borne by PGFSB. PGFSB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, PGFSB’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.
Attending the Special Meeting
Subject to space availability, all PGFSB stockholders as of the record date, or their duly appointed proxies, may attend the special meeting. Since seating is limited, admission to the special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 am, Eastern time.
If you hold your shares of PGFSB common stock in your name as a stockholder of record and you wish to attend the PGFSB special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the PGFSB special meeting. You should also bring valid picture identification.
If your shares of PGFSB common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.
PROPOSALS
Merger Proposal
As discussed throughout this document, PGFSB is asking its stockholders to approve the Merger proposal. Holders of PGFSB common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of PGFSB common stock are directed to the merger agreement, as amended, a copy of which is attached as Appendix A to this document.
Vote Required and PGFSB Board Recommendation
The affirmative vote of holders of a majority of the outstanding shares of PGFSB common stock entitled to vote is required to approve the Merger proposal.
The PGFSB board of directors recommends a vote “FOR” the Merger proposal.
Adjournment Proposal
The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger proposal.

If, at the special meeting, the number of shares of PGFSB common stock present or represented and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, PGFSB intends to move to adjourn the special meeting in order to enable the PGFSB board of directors to solicit additional proxies for approval of the merger. In that event, PGFSB will ask its stockholders to vote only upon the Adjournment proposal, and not the Merger proposal.
In this proposal, PGFSB is asking its stockholders to authorize the holder of any proxy solicited by the PGFSB board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the PGFSB stockholders approve the Adjournment proposal, PGFSB could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from PGFSB stockholders who have previously voted.
The PGFSB board of directors recommends a vote “FOR” the Adjournment proposal.
Other Matters to Come Before the Special Meeting
No other matters are intended to be brought before the special meeting by PGFSB, and PGFSB does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

OWNERSHIP OF PRINCE GEORGE’S FEDERAL SAVINGS BANK COMMON STOCK
The following table sets forth, as of April 4, 2014, unless otherwise noted, the number and percentage of shares of PGFSB common stock that are beneficially owned by each of the executive officers and directors of PGFSB and all directors and executive officers of PGFSB as a group, and each other person that PGFSB has reason to know owns in excess of 5% of its outstanding common stock. Each person listed owns his or her shares directly as an individual unless otherwise indicated.

Name of Beneficial Owner	Number of Shares	Percentage of Class(1)
Outside Directors:
David H. Gwynn (2)	70,922	7.87%
Ralph W. Powers (3)	27,911	3.10%
Walter M. Meinhardt, Jr.	11,000	1.22%
Joan S. Ripple	21,771	2.41
Kevin J. Wayson	11,626	1.29%
Steve Smith	3,111	*
J. Alan Swann (4)	514	*
Blaise K. Miller, III (5)	8,297	*
Joseph Addison, II (6)	21,542	2.39%
Executive Officers:
Robert Y. Clagett	15,886	1.76%
Hal C. Rich, III	8,654	*
Lynn P. Payne, C.P.A. (7)	143	*
Marye E. Causey	165	*
Kimberly H. Freeland	0	0%
All directors and executive officers as a group (14 persons)	201,542	22.35%

*
  Less than one percent.
(1)
  Based on 901,738 shares outstanding as of April 4, 2014.
(2)
  Includes 4,269 shares owned by Mr. Gwynn’s wife and 10,235 shares owned jointly by Mr. and Mrs. Gwynn. Mr. Gwynn’s address is c/o 14804 Pratt Street, Upper Marlboro, Maryland 20772.
(3)
  Consists of 27,725 shares held jointly with his wife and 186 shares held as custodian for Mr. Powers’ children.
(4)
  All such shares are held jointly with Mr. Swann’s wife.
(5)
  Mr. Miller has beneficial ownership of all such shares as a result of his position as a trustee of the Blaise Miller Revocable Trust.
(6)
  Includes 1,526 held by Mr. Addison’s wife and 4,221 held in Mr. Addison’s IRA.
(7)
  All such shares are held by Ms. Payne’s husband and children.

INFORMATION ABOUT THE ENTITIES
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
Phone: (703) 893-7400
Southern National is a Virginia corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and Virginia law. Southern National was incorporated in July 2004. Southern National’s direct bank subsidiary, Sonabank, is a Virginia-chartered bank that commenced operations on April 14, 2005. Sonabank conducts full-service community banking operations from locations in Albemarle, Alleghany, Chesterfield, Fairfax, Fauquier, Loudoun, Prince William, Shenandoah and Warren Counties in Virginia and Frederick and Montgomery Counties in Maryland. As of December 31, 2013, Southern National reported, on a consolidated basis, total assets of $716,185,000, total loans, net of deferred fees, of $546,058,000, total deposits of $540,359,000 and stockholders’ equity of $106,614,000.
While Sonabank offers a wide range of commercial banking services, Sonabank focuses on making loans secured primarily by commercial real estate and other types of secured and unsecured commercial loans to small and medium-sized businesses in a number of industries, as well as loans to individuals for a variety of purposes. Sonabank is a leading Small Business Administration (SBA) lender among Virginia community banks. Sonabank also invests in real estate-related securities, including collateralized mortgage obligations and agency mortgage backed securities. Sonabank’s principal sources of funds for loans and investing in securities are deposits and, to a lesser extent, borrowings. Sonabank offers a broad range of deposit products, including checking (NOW), savings, money market accounts and certificates of deposit. Sonabank actively pursues business relationships by utilizing the business contacts of its directors, senior management and other bank officers, thereby capitalizing on their knowledge of Sonabank’s local market areas. Principal sources of revenue are interest and fees on loans and investment securities, as well as fee income derived from the maintenance of deposit accounts and income from bank-owned life insurance policies. Principal expenses include interest paid on deposits and advances from the Federal Home Loan Bank of Atlanta and other borrowings, and operating expenses.
Southern National from time to time considers acquiring banks, thrift institutions, branch offices of banks or thrift institutions, or other businesses within markets currently served by Southern National or in other locations that would complement Southern National’s business or its geographic reach. Southern National has pursued acquisition opportunities in the past, continues to review different opportunities, including the possibility of major acquisitions, and intends to continue this practice.
SONA Interim Federal Savings Bank (in formation)
c/o Southern National Bancorp of Virginia Inc.
6830 Old Dominion Drive
McLean, Virginia 22101
Phone: (703) 893-7400
Merger Sub is in the process of being formed as an interim uninsured federal savings association that will be a direct, wholly-owned merger subsidiary of Southern National. Upon the completion of the merger, Merger Sub will cease to exist.
Prince George’s Federal Savings Bank
14804 Pratt Street
Upper Marlboro, Maryland 20772
Phone: (301) 627-3504
PGFSB is a federally chartered stock savings bank subject to supervision and examination by the OCC. PGFSB does not have a holding company, nor does it have any subsidiaries. PGFSB was established in January, 1931 by a group of local businessmen. The philosophy of PGFSB remains the same today as it was in 1931, which is to provide a safe place for people to save money and invest those assets in mortgage loans for the construction of homes and purchase of residential properties. PGFSB conducts full-service community banking operations from locations in Prince George’s and Calvert Counties, Maryland. PGFSB

generally targets its services to individuals and small businesses in its local communities. At December 31, 2013, PGFSB reported total assets of $103,731,601, total loans less allowance for loan losses of $73,069,295, total deposits of $90,843,253 and stockholders’ equity of $12,702,631. Its net income for the year ending December 31, 2013 was $357,205.
PGFSB offers basic checking and NOW checking accounts, as well as a variety of savings accounts including money market savings and checking accounts, certificates of deposit and individual retirement accounts (IRAs). Its lending activities are generally confined to traditional, low-risk, single family home mortgage loans as well as home equity lines of credit and small commercial mortgages. All branch offices of PGFSB provide a drive-through facility, automated teller machine (ATM), and safe deposit boxes. PGFSB also offers online banking and bill pay.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement by and among PGFSB, Southern National, Sonabank and the Merger Sub. We urge you to read carefully the merger agreement, as amended, in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Southern National or PGFSB. Such information can be found elsewhere in this proxy statement/prospectus and, with respect to Southern National, in the public filings Southern National makes with the SEC, as described in the section entitled “Where You Can Find More Information.”
Terms of the Merger
   Transaction Structure
Southern National’s and PGFSB’s boards of directors have approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides for the acquisition of PGFSB by Southern National through the merger of the Merger Sub with and into PGFSB, such that PGFSB would become a wholly-owned subsidiary of Southern National as of the effective time of the merger. Immediately following the merger, PGFSB will merge with and into Sonabank, a bank chartered under the laws of Virginia and a wholly-owned subsidiary of Southern National, with Sonabank being the surviving bank.
   Merger Consideration
Subject to the terms and conditions of the merger agreement, upon completion of the merger, holders of PGFSB common stock will have the right to receive, at their election, cash or shares of Southern National common stock, or a mix of half cash and half Southern National common stock, in any case having a value equal to $12.75 per share of PGFSB. The ability of PGFSB stockholders to elect the form of Merger Consideration is subject to the provisions of the merger agreement stating that 50% of the Merger Consideration will be paid in cash, and 50% will be paid in newly-issued shares of Southern National common stock. Accordingly, stockholders’ elections may be adjusted and prorated. The exchange ratio for the stock component of the transaction will be determined by dividing $12.75 by the average closing price of Southern National common stock during the twenty trading day period ending five business days before the closing of the merger.
   Non-Election
PGFSB stockholders who make no election to receive cash, shares of Southern National common stock or a mix of cash and shares of Southern National common stock in the merger, whose elections are not received by the exchange agent by the election deadline, who revoke their election forms prior to the election deadline and do not resubmit properly completed election forms prior to the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed to have made a mixed election, that is, an election to receive cash for half of their shares of PGFSB common stock and Southern National common stock for their remaining shares of PGFSB common stock in the merger.
   Adjustment on a Prorated Basis
The cash, stock and mixed elections are subject to proration and adjustment to ensure that the number of shares of PGFSB common stock that are converted into the right to receive the cash consideration is equal to the target cash conversion amount. As a result, even if a PGFSB stockholder makes a cash election or stock election, such PGFSB stockholder may nevertheless receive some stock consideration or some cash consideration, respectively, and a stockholder who made a mixed election may not receive cash for exactly half of his or her shares of PGFSB common stock and Southern National common stock for the other half. The number of shares of PGFSB common stock that will be converted into the right to receive cash consideration and the number of shares of PGFSB common stock that will be converted into the right to receive stock consideration in the merger are also subject to proration and adjustment to the extent necessary to enable Southern National’s and PGFSB’s respective tax counsel to render their opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.
   Proration Adjustment If Cash Consideration Is Oversubscribed
Shares of Southern National common stock may be issued to PGFSB stockholders who make cash elections, or more than half of the merger consideration for a PGFSB stockholder who made a mixed election may be paid in shares of Southern National common stock, if the target cash conversion amount is oversubscribed, which will occur if the number of such PGFSB cash election shares exceeds the target cash conversion amount. If the target cash conversion amount is oversubscribed, then:
•
  a PGFSB stockholder making a stock election will receive the stock consideration for each share of PGFSB common stock as to which he or she made a stock election;
•
  a PGFSB stockholder making a cash election will receive:
•
  the cash consideration for a number of shares of PGFSB common stock equal to the product obtained by multiplying (1) the number of shares of PGFSB common stock for which such stockholder has made a cash election by (2) a fraction, the numerator of which is the target cash conversion amount and the denominator of which is the number of total PGFSB cash election shares; and
•
  the stock consideration for the remaining shares of PGFSB common stock for which the PGFSB stockholder made a cash election.
•
  a PGFSB stockholder making a mixed election will receive:
•
  the cash consideration for a number of shares of PGFSB common stock equal to the product obtained by multiplying (1) half of the number of shares of PGFSB common stock for which such stockholder has made a mixed election by (2) a fraction, the numerator of which is the target cash conversion amount and the denominator of which is the number of total PGFSB cash election shares; and
•
  the stock consideration for the remaining shares of PGFSB common stock for which the PGFSB stockholder made a mixed election.
   Proration Adjustment if Cash Consideration is Undersubscribed
Cash may be paid to PGFSB stockholders who make stock elections, or more than half of the merger consideration for a PGFSB stockholder who made a mixed election may be paid in cash, if the target cash conversion amount is undersubscribed, which will occur if the number of PGFSB cash election shares is less than the target cash conversion amount. The amount by which the number of PGFSB cash election shares is less than the target cash conversion amount is referred to herein as the shortfall number.
If the target cash conversion amount is undersubscribed, then:
•
  A PGFSB stockholder making a cash election will receive the cash consideration for each share of PGFSB common stock as to which he or she made a cash election;
•
  a PGFSB stockholder making a stock election will receive:
•
  the cash consideration with respect to the number of shares of PGFSB common stock equal to the product obtained by multiplying (1) the number of shares of PGFSB common stock with respect to which the PGFSB stockholder made a stock election by (2) a fraction, the numerator of which is the target stock conversion amount and the denominator of which is the total number of stock election shares; and
•
  stock consideration with respect to the remaining shares of PGFSB common stock held by such PGFSB stockholder as to which he or she made a stock election.

•
  a PGFSB stockholder making a mixed election will receive:
•
  the cash consideration with respect to the number of shares of PGFSB common stock equal to the product obtained by multiplying (1) half of the number of shares of PGFSB common stock with respect to which the PGFSB stockholder made a mixed election by (2) a fraction, the numerator of which is the target stock conversion amount and the denominator of which is the total number of stock election shares; and
•
  stock consideration with respect to the remaining shares of PGFSB common stock held by such PGFSB stockholder as to which he or she made a mixed election.
   No Adjustment if Cash Consideration Is Sufficiently Subscribed
If the number of PGFSB cash election shares is equal to the target cash conversion amount, the cash election is sufficient. If the cash election is sufficient, then:
•
  a PGFSB stockholder making a cash election will receive the cash consideration for each share of PGFSB common stock as to which he or she made a cash election;
•
  a PGFSB stockholder making a stock election will receive the stock consideration for each share of PGFSB common stock as to which he or she made a stock election; and
•
  a PGFSB stockholder making a mixed election will receive the cash consideration for half of its shares of PGFSB common stock as to which he or she made a mixed election and stock consideration for the remaining half of its shares of PGFSB common stock as to which he or she made a mixed election.
Conversion of Shares; Elections as to Form of Consideration; Exchange of Certificates
The conversion of PGFSB common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of PGFSB common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.
   Form of Election
The merger agreement provides that PGFSB stockholders will be provided with a form of election. The mailing of the form of election is expected to occur no more than 40 business days and no less than five business days prior to the anticipated closing date of the merger. Each form of election will allow the holder to elect to receive all cash consideration, all stock consideration or half cash and half stock consideration. Southern National and the exchange agent will also make available forms of election to each person who subsequently becomes a holder of PGFSB common stock.
Holders of PGFSB common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. PGFSB stockholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of PGFSB common stock as to which the holder has not made a valid election prior to the election deadline set forth in the election form will be treated as though they had made a mixed election.
To make an election, a holder of PGFSB common stock must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.
Generally, an election may be revoked or changed, but only by written notice received by the exchange agent at or prior to the election deadline. If an election is revoked and unless a subsequent properly executed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made a mixed election with respect to his or her shares of PGFSB common stock.

PGFSB stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, PGFSB stockholders who have made elections will be unable to revoke their elections or sell their shares of PGFSB common stock during the interval between the election deadline and the date of completion of the merger.
Holders of PGFSB common stock who have not made a valid election prior to the election deadline, including as a result of revocation, will be deemed to have made a mixed election. If it is determined that any purported cash election, stock election or mixed election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, and therefore will be deemed to have made a mixed election, unless a proper election is subsequently made on a timely basis.
   Exchange of Certificates
Within five business days after the completion of the merger, the exchange agent will send a letter of transmittal to each holder of a certificate evidencing ownership of PGFSB common stock for return to the exchange agent and instructions for use in effecting the surrender of PGFSB stock certificates in exchange for the merger consideration and cash in lieu of fractional shares into which the PGFSB common stock represented by the certificates will have been converted as a result of the merger, if any. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent. Upon proper surrender of a certificate for exchange and cancellation to the exchange agent, together with a properly completed letter of transmittal, duly executed, the holder of the certificate will be entitled to receive in exchange for the certificate the merger consideration to which the certificate holder became entitled in the merger and the surrendered certificate will be cancelled. No interest will be paid or accrued on any cash consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of certificates. The exchange agent may require that PGFSB stockholders duly endorse their certificates before delivering them to the exchange agent.
   Dividends and Distributions
Until PGFSB common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time with respect to Southern National common stock into which shares of PGFSB common stock may have been converted will accrue but will not be paid. Southern National will pay to former PGFSB stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their PGFSB stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of PGFSB of any shares of PGFSB common stock. If certificates representing shares of PGFSB common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of PGFSB common stock represented by that certificate have been converted.
   Dissenting Shares
Shares held by PGFSB stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of 12 C.F.R. §152.14 will not be converted into the right to receive either the cash consideration, stock consideration or mix of cash and stock consideration, and such PGFSB stockholders will be entitled only to the rights granted by 12 C.F.R. §152.14. If any such PGFSB stockholder withdraws or loses his or her right to dissent at or prior to the effective time of the merger, the shares of PGFSB common stock held by such PGFSB stockholder will be treated as other shares of PGFSB common stock.
   Sale of Classified Assets
The merger agreement provides that Southern National may decide to dispose of all or a portion of PGFSB’s classified assets specified in the merger agreement. If Southern National decides to dispose of the classified assets, which it intends to do, it will engage a reputable third party broker to sell the classified assets and will do so in a good faith commercially reasonable manner to maximize the pricing to result from the sale. The total balance associated with the classified assets as of the date of the merger agreement was $7.8 million, and the mark-to-market value established by Southern National equals 45.6% (or a discount to the current balance of 54.6%). If Southern National disposes of all or a portion of the classified assets and the pricing exceeds this mark-to-market value of 45.6%, Southern National must pay 50% of the gain over the mark-to-market value (after deducting any expenses incurred by Southern National in connection with the disposal of the classified assets) to holders of PGFSB common stock immediately prior to the effective time of the merger, pro rata with their PGFSB common stock ownership. If any new assets of PGFSB, which would have been classified assets specified in the merger agreement had they been assets of PGFSB as of the date of the merger agreement, become classified assets between the date of the merger agreement and the closing date of the merger, any losses resulting from a sale of these new classified assets will offset any gain on sale before any amount is paid to holders of PGFSB common stock. Payments to PGFSB common stockholders in connection with the sale of classified assets are subject to the limitation that the sum of the amount payable to holders of PGFSB common stock in connection with the sale of classified assets plus the aggregate cash merger consideration paid to all holders of PGFSB common stock may not exceed 60% of the sum of the classified assets payment and the aggregate merger consideration paid to all holders of PGFSB common stock.
Southern National’s Reasons for the Merger
Southern National’s board of directors concluded that the approval of the merger agreement, and the consummation of the merger, the share issuance and the other transactions described therein, is advisable and in the best interests of Southern National and Southern National’s stockholders.
In reaching its decision, Southern National’s directors relied on, among other things, their personal knowledge of Southern National and the banking industry, on information provided by executive officers of Southern National, and on information provided by Southern National’s financial advisors including the following material factors:
•
  PGFSB was founded over 80 years ago and is a well-established fixture in its community;
•
  core deposits make up the majority of PGFSB’s deposit mix;
•
  the merger would increase Southern National’s presence in Maryland from five branches to nine branches, all of which are in the Washington, D.C. metropolitan statistical area in what is now an approximate circle around Washington, D.C.;
•
  the markets served by PGFSB are contiguous and in many respects similar to existing Maryland markets served by Sonabank without any overlap in their existing branch facilities;
•
  Southern National’s board of directors’ review and discussions with Southern National’s management concerning the due diligence examination of PGFSB, including Southern National’s use of two third party loan review firms;
•
  the views of the Southern National board of directors as to the anticipated pro forma impact of the merger on the profitability, earnings per share, tangible book value per share, capital ratios and loan to deposit ratio of Southern National;
•
  the costs associated with the merger and integrating the operations of Southern National and PGFSB; and
•
  the complementary nature of the cultures and product mix of Southern National and PGFSB, including the fact both Southern National and PGFSB utilize the same service provider for their data processing platforms, which management believes should facilitate integration and implementation of the merger.
Recommendation of the PGFSB Board of Directors and PGFSB’s Reasons for the Merger
In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the Merger proposal, the PGFSB board of directors consulted with PGFSB management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•
  the extensive review undertaken by the board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to PGFSB;
•
  each of PGFSB’s and Southern National’s business, operations, financial condition, asset quality, earnings and prospects;
•
  the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;
•
  its understanding of the current and prospective environment in which PGFSB and Southern National operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on PGFSB both with and without the merger;
•
  the PGFSB’s board of directors’ belief that the value of the merger consideration as of January 8, 2014 of $12.75 for each share of PGFSB common stock was a fair price;
•
  the fact that at least 50% of the merger consideration would be in stock, which would allow PGFSB stockholders to participate in the future performance of the combined company;
•
  the terms of the merger agreement, including the cash and stock election mechanism and tax treatment;
•
  the complementary nature of the capital and balance sheet structures, business strategies, customers and geographic markets of the two banks, which management believes should provide the opportunity to mitigate integration risks and increase potential returns; including, in particular, that:
•
  the geographic scope of the two banks contains relatively little overlap, enabling them both to expand their businesses and for PGFSB to preserve retail jobs; and
•
  the nature of the capital structures, business strategies, customers and markets of the two banks would enable PGFSB to achieve goals it would have independently attempted to pursue in connection with its strategic plan;
•
  Southern National’s record of performance over a lengthy period of time and economic cycles, including its earnings record and stock market valuation;
•
  the written opinion of Sandler O’Neill, PGFSB’s financial advisor, dated as of January 8, 2014, delivered to the PGFSB board of directors to the effect that, as of such date, and based upon and subject to and the various factors, assumptions and limitations set forth in its opinion, the merger consideration to be paid to the holders of PGFSB common stock in the proposed transaction with Southern National was fair, from a financial point of view, to such holders;
•
  Southern National’s record of service to its communities;
•
  the nature of the proposals by parties that previously had expressed interest in a transaction with PGFSB;
•
  the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically make that interest known;
•
  its review and discussions with PGFSB’s management and financial and legal advisors concerning the due diligence examination of Southern National;
•
  the potential risks associated with successfully integrating PGFSB’s business, operations and workforce with those of Southern National, including the costs and risks of successfully integrating the differing business models of the two entities;
•
  Southern National’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

•
  the potential risk of diverting management attention and resources from the operation of Southern National’s business and towards the completion of the merger and the integration of the two entities; and
•
  the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors, and the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions.
The foregoing discussion of the information and factors considered by the PGFSB board of directors is not intended to be exhaustive, but includes the material factors considered by the PGFSB board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PGFSB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PGFSB board of directors considered all these factors as a whole, including discussions with, and questioning of, PGFSB’s management and PGFSB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the PGFSB board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of PGFSB and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by it. The PGFSB board of directors unanimously recommends that the PGFSB stockholders vote “FOR” the Merger proposal and “FOR” the Adjournment proposal, if necessary or appropriate, to solicit additional proxies.
Opinion of PGFSB’s Financial Advisor
By letter dated November 26, 2012, PGFSB retained Sandler O’Neill to provide a fairness opinion to the holders of PGFSB’s common stock in connection with a sale of PGFSB. Sandler O’Neill, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
At the meeting of the board of directors of PGFSB on January 8, 2014, Sandler O’Neill delivered to the board of directors its oral opinion, subsequently followed by delivery of its written opinion, that, as of such date, the merger consideration was fair to the holders of PGFSB common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated January 8, 2014 is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. PGFSB stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion is directed to PGFSB’s board of directors and is directed only to the fairness of the merger consideration to PGFSB’s stockholders from a financial point of view. It does not address the underlying business decision of PGFSB to engage in the merger or any other aspect of the merger and is not a recommendation to any PGFSB stockholder as to how such stockholder should vote with respect to the merger or any other matter.
In connection with rendering its January 8, 2014 opinion, Sandler O’Neill reviewed and considered, among other things:
•
  the merger agreement;
•
  certain financial statements and other historical financial information of PGFSB that Sandler O’Neill deemed relevant;
•
  certain financial statements and other historical financial information of Southern National that Sandler O’Neill deemed relevant;
•
  internal financial projections for PGFSB for the years ending December 31, 2014 through December 31, 2017 as provided by and discussed with senior management of PGFSB;

•
  earnings guidance for the year ending December 31, 2014 and general guidance on net interest margin for the years thereafter as provided by the senior management of Southern National;
•
  the pro forma financial impact of the merger on Southern National based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as prepared by and reviewed or discussed with Southern National’s financial advisor;
•
  a comparison of certain financial and other information for PGFSB and Southern National, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;
•
  the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector;
•
  the current market environment generally and in the commercial banking sector in particular; and
•
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.
Sandler O’Neill also discussed with certain members of senior management of PGFSB the business, financial condition, results of operations and prospects of PGFSB and held similar discussions with the senior management of Southern National regarding the business, financial condition, results of operations and prospects of Southern National.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by PGFSB and Southern National or their respective representatives or that was otherwise reviewed by Sandler O’Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of the management of PGFSB and Southern National that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PGFSB or Southern National or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of PGFSB, Southern National or the combined entity after the merger and Sandler O’Neill has not reviewed any individual credit files relating to PGFSB or Southern National. Sandler O’Neill has assumed, with the consent of PGFSB, that the respective allowances for loan losses for both PGFSB and Southern National are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used internal financial projections for PGFSB and earnings and general net interest margin guidance for Southern National as provided by the respective senior managements of PGFSB and Southern National. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with Southern National’s financial advisor. With respect to those projections, guidance, estimates and judgments, the respective managements of PGFSB and Southern National confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of PGFSB and Southern National, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PGFSB and Southern National since the date of the most recent financial data made available to it. Sandler O’Neill has also assumed in all respects material to its analysis that PGFSB and Southern National would remain as a going concern for all periods relevant to Sandler O’Neill’s analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.
Sandler O’Neill’s analyses and opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill is expressing no opinion as to the prices at which the common stock of PGFSB and Southern National may trade at any time.
The opinion may not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. The opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by PGFSB officers, directors, employees or class of such persons, relative to the compensation to be received in the merger by any other stockholders of PGFSB.
In rendering its January 8, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion. Rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to PGFSB and Southern National and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of PGFSB and Southern National and the companies to which they are being compared.
In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PGFSB, Southern National and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to PGFSB at the board’s January 8, 2014 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by PGFSB’s board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision PGFSB’s board or management with respect to the fairness of the merger.
At the January 8, 2014 meeting of the PGFSB board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinion of Sandler O’Neill or the presentation made by Sandler O’Neill to the PGFSB board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal
Sandler O’Neill reviewed the financial terms of the proposed transaction. PGFSB stockholders can elect to receive their merger consideration as all cash, all Southern National common stock, or cash for half of their shares of PGFSB common stock and Southern National common stock for the other half of their shares, subject to the provisions of the merger agreement stating that 50% of the merger consideration will be paid in cash and 50% will be paid in newly-issued shares of Southern National common stock.
If 50% of the total merger consideration is paid in Southern National common stock, PGFSB stockholders will own approximately 5% of Southern National’s common stock following the transaction. The aggregate transaction value of approximately $11.5 million referenced in Sandler O’Neill’s opinion is based upon PGFSB’s management guidance of Per Share Tangible Equity equal to $14.31 immediately prior to Closing, zero options at a 20-day average stock price of $9.35 and assumes 901,738 of PGFSB’s common shares outstanding. Based upon financial information as or for the twelve month period ended September 30, 2013, Sandler O’Neill calculated the following transaction ratios:

Transaction Value per Share / Last-Twelve-Months Earnings per Share:	31.5x
Transaction Value per Share / 2014 Estimated Earnings per Share:	27.7x
Transaction Value per Share / Book Value per Share:	89.1%
Transaction Value per Share / Tangible Book Value per Share:	89.1%
Tangible Book Premium / Core Deposits(1):	(1.9%)
Market Premium as of January 6, 2014:	36.4%

(1)
  Core deposits is defined as total deposits less jumbo CDs greater than $100,000.
PGFSB: Share Trading History
Sandler O’Neill reviewed the history of the reported trading prices and volume of PGFSB’s common shares and the relationship between the movements in the prices of PGFSB’s common shares to movements in certain stock indices, including the S&P Bank Index, NASDAQ Bank Index and S&P 500 Index.
As reflected in the table shown below, PGFSB’s common shares underperformed the various indices to which PGFSB was compared over a one year horizon.
PGFSB’s One Year Stock Performance

	Beginning Index Value January 6, 2013	Ending Index Value January 6, 2014
PGFSB	100.0%	93.5%
S&P Bank Index	100.0%	127.9%
NASDAQ Bank Index	100.0%	131.1%
S&P 500 Index	100.0%	124.6%

As reflected in the table shown below, PGFSB’s common shares underperformed the various indices to which PGFSB was compared over a three year horizon.
PGFSB’s Three Year Stock Performance

	Beginning Index Value January 6, 2011	Ending Index Value January 6, 2014
PGFSB	100.0%	58.4%
S&P Bank Index	100.0%	138.1%
NASDAQ Bank Index	100.0%	136.7%
S&P 500 Index	100.0%	143.4%

Southern National: Stock Trading History
Sandler O’Neill reviewed the history of the reported trading prices and volume of Southern National’s common shares and the relationship between the movements in the prices of Southern National’s common shares to movements in certain stock indices, including the S&P Bank Index, NASDAQ Bank Index and S&P 500 Index.
As reflected in the table shown below, Southern National’s common shares underperformed the various indices to which Southern National was compared over a one year horizon.
Southern National’s One Year Stock Performance

	Beginning Index Value January 6, 2013	Ending Index Value January 6, 2014
Southern National	100.0%	121.8%
S&P Bank Index	100.0%	127.9%
NASDAQ Bank Index	100.0%	131.1%
S&P 500 Index	100.0%	124.6%

As reflected in the table shown below, Southern National’s common shares underperformed the various indices to which Southern National was compared over a three year horizon.
Southern National’s Three Year Stock Performance

	Beginning Index Value January 6, 2011	Ending Index Value January 6, 2014
Southern National	100.0%	130.3%
S&P Bank Index	100.0%	138.1%
NASDAQ Bank Index	100.0%	136.7%
S&P 500 Index	100.0%	143.4%

PGFSB: Comparable Company Analysis
Sandler O’Neill used publicly available information to compare selected financial and market trading information for PGFSB and a group of regional banks and thrifts selected by Sandler O’Neill.
The PGFSB peer group consisted of publicly traded commercial banks and thrifts headquartered in Maryland, Virginia and the District of Columbia with assets from $50 million to $400 million and non-performing assets with troubled-debt restructurings over total assets greater than 4.5%, but excludes targets of announced transactions:

Cecil Bancorp, Inc.	Grayson Bankshares, Inc.
Colombo Bank	IBW Financial Corporation
Colonial Virginia Bank	Millennium Bankshares Corporation
Fairmount Bancorp, Inc.	Peoples Bancorp, Inc.

The analysis compared publicly available financial and market trading information for PGFSB and the median financial and market trading information for the PGFSB peer group for the financial period ended September 30, 2013 or for the most recently reported available. The table below sets forth the data for PGFSB and the median data for the PGFSB peer group as of and for the twelve-month period ended September 30, 2013, with pricing data as of January 6, 2014.

PGFSB Comparable Group Analysis

PGFSB	Peer Group Median
Total Assets (in millions)	$104	$190
Tangible Common Equity / Tangible Assets	12.39%	8.28%
Tier 1 Risk Based Capital Ratio	24.79%	13.33%
Total Risk Based Capital Ratio	26.04%	14.63%
Return on Average Assets	0.35%	0.37%
Return on Average Equity	2.87%	2.93%
Net Interest Margin	3.68%	3.24%
Efficiency Ratio	70.4%	94.0%
Loan Loss Reserve / Gross Loans	1.19%	2.37%
Nonperforming Assets / Total Assets(1)	7.13%	7.69%
MRQ Net Charge-offs / Average Loans	0.00%	0.16%
Price / Tangible Book Value	65%	41%
Price / Last-Twelve-Months Earnings per Share	23.1	x	19.4	x
Price / Estimated 2013 Earnings per Share(2)	N/A	N/A
Price / Estimated 2014 Earnings per Share(3)	N/A	N/A
Market Value (in millions)	$8.4	$6.1

(1)
  Nonperforming assets is defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(2)
  Closing price divided by median analyst estimate for 2013 as of January 6, 2014; Source: SNL Financial.
(3)
  Closing price divided by median analyst estimate for 2014 as of January 6, 2014; Source: SNL Financial.
Southern National: Comparable Company Analysis
Sandler O’Neill used publicly available information to compare selected financial and market trading information for Southern National and a group of regional banks and thrifts selected by Sandler O’Neill.
The Southern National peer group consisted of publicly traded commercial banks headquartered in Maryland, Virginia and the District of Columbia with assets from $400 million to $1.5 billion and non-performing assets with troubled-debt restructurings over total assets less than 3.0%, but excludes targets of announced transactions:

Access National Corporation	First Capital Bancorp, Inc.
American National Bankshares Inc.	First National Corporation
Bank of Southside Virginia Corporation	First Virginia Community Bank
Bank of the James Financial Group, Inc.	Howard Bancorp, Inc.
Bay Bancorp, Inc.	John Marshall Bank
Benchmark Bankshares, Inc.	Middleburg Financial Corporation
C&F Financial Corporation	Monarch Financial Holdings, Inc.
Calvin B. Taylor Bankshares, Inc.	National Bankshares, Inc.
Chesapeake Financial Shares, Inc.	National Capital Bank of Washington
Community Bankers Trust Corporation	Old Line Bancshares, Inc.
Community Financial Corporation	Old Point Financial Corporation
Eagle Financial Services, Inc.	Virginia Heritage Bank
Eastern Virginia Bankshares, Inc.	Virginia National Bankshares Corporation
F & M Bank Corp.	WashingtonFirst Bankshares, Inc.
Fauquier Bankshares, Inc.	Xenith Bankshares, Inc.

The analysis compared publicly available financial and market trading information for Southern National and the median financial and market trading information for the Southern National peer group for the financial period ended September 30, 2013. The table below sets forth the data for Southern National and the median data for the Southern National peer group as of and for the twelve-month period ended September 30, 2013, with pricing data as of January 6, 2014.
Southern National Comparable Group Analysis

Southern National	Peer Group Median
Total Assets (in millions)	$708	$617
Tangible Common Equity / Tangible Assets	13.74%	9.37%
Tier 1 Risk Based Capital Ratio	19.15%	14.59%
Total Risk Based Capital Ratio	20.40%	15.84%
Return on Average Assets	0.87%	0.86%
Return on Average Equity	5.90%	8.49%
Net Interest Margin	4.85%	3.95%
Efficiency Ratio	57.4%	66.0%
Loan Loss Reserve / Gross Loans	1.41%	1.44%
Nonperforming Assets / Total Assets(1)	2.48%	1.50%
MRQ Net Chargeoffs / Average Loans	0.89%	0.19%
Price / Tangible Book Value	121%	115%
Price / LTM Earnings per Share	19.2	x	12.9	x
Price / Estimated 2013 Earnings per Share(2)	—	16.3	x
Price / Estimated 2014 Earnings per Share(3)	—	13.8	x
Market Value (in millions)	$115.1	$80.9

(1)
  Nonperforming assets is defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(2)
  Closing price divided by median analyst estimate for 2013 as of January 6, 2014; Source: SNL Financial.
(2)
  Closing price divided by median analyst estimate for 2014 as of January 6, 2014; Source: SNL Financial.
Analysis of Selected Merger Transactions
Sandler O’Neill reviewed nine merger transactions announced from January 1, 2008 through January 6, 2014 involving target banks and thrifts headquartered in Virginia, Maryland and District of Columbia with an announced deal value less than $100 million and target non-performing assets with troubled-debt restructurings over total assets greater than 3.0% at announcement.
Additionally, Sandler O’Neill reviewed 27 merger transactions announced from January 1, 2011 through January 6, 2014 involving nationwide target banks and thrifts with an announced deal value between $5 million and $20 million and target non-performing assets with troubled-debt restructurings over total assets between 5.0% and 10.0% at announcement.
Sandler O’Neill reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium and transaction price to seller price one month before announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

	Southern National / PGFSB		Regional Median Result		Nationwide Median Result
Transaction Price / Last-Twelve-Months Earnings per Share	31.5	x	23.9	x	20.8	x
Transaction Price / Book Value	89.1%		78%		89%
Transaction Price / Tangible Book Value	89.1%		78%		90%
Tangible Book Premium / Core Deposits	(1.9%)		(2.2%)		(1.0%)
Transaction Price / Market Premium as of January 06, 2014	36.4%		69.3%		51.6%

(1)
  Based on PGFSB market premium reflecting closing price of $9.35 as of January 6, 2014.
PGFSB: Net Present Value Analysis
Sandler O’Neill performed an analysis that estimated the present value per PGFSB common share through December 31, 2017, assuming that PGFSB performed in accordance with the financial projections for 2013 through 2017 provided by management. To approximate the terminal value of PGFSB’s common shares at January 6, 2014 Sandler O’Neill applied price to last-twelve-months earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 30% to 80%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were assumed deviations, as selected by Sandler O’Neill based on the PGFSB discount rate of 15.69% as determined by Sandler O’Neill. The discount rate is determined by adding the 10 year Treasury Bond rate as of January 6, 2014 (2.98%), the published Ibbotson 60 year equity risk premium (5.70%), the published Ibbotson size premium for companies with a market value between $1.0 million to $514.2 million (3.81%), and the published Ibbotson Industry Premium (3.20%) for depository institutions.
Sandler O’Neill also considered and discussed with the PGFSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming PGFSB’s net income varied from 25% above projections to 25% below projections, using a discount rate of 15.69% for the tabular analysis.
As illustrated in the following tables, this analysis indicated an imputed range of values per share for PGFSB’s common shares of $4.49 to $6.47 when applying the price-to-earnings multiples to the matched projections, $3.86 to $7.04 when applying multiples of tangible book value to the matched projections and $3.23 to $8.82 when applying the price-to-earnings multiples to the +25% / -25% projection range.

Discount Rate	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$4.49	$5.21	$5.93	$6.65	$7.37	$8.09
11.0%	$4.33	$5.02	$5.71	$6.41	$7.10	$7.79
12.0%	$4.18	$4.84	$5.51	$6.17	$6.84	$7.50
13.0%	$4.03	$4.67	$5.31	$5.95	$6.59	$7.22
14.0%	$3.89	$4.51	$5.12	$5.73	$6.35	$6.96
15.0%	$3.76	$4.35	$4.94	$5.53	$6.12	$6.71
16.0%	$3.63	$4.20	$4.77	$5.34	$5.90	$6.47

Discount Rate	Tangible Book Value Multiples
	30%	40%	50%	60%	70%	80%
10.0%	$3.86	$4.85	$5.85	$6.84	$7.83	$8.82
11.0%	$3.73	$4.68	$5.63	$6.58	$7.53	$8.49
12.0%	$3.60	$4.51	$5.43	$6.34	$7.25	$8.17
13.0%	$3.48	$4.35	$5.23	$6.11	$6.99	$7.87
14.0%	$3.36	$4.20	$5.05	$5.89	$6.73	$7.58
15.0%	$3.25	$4.06	$4.87	$5.68	$6.49	$7.30
16.0%	$3.14	$3.92	$4.70	$5.48	$6.26	$7.04

Over/(Under) Budget Rate	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$3.23	$3.71	$4.19	$4.67	$5.15	$5.63
(20.0%)	$3.39	$3.91	$4.42	$4.93	$5.44	$5.95
(15.0%)	$3.55	$4.10	$4.64	$5.18	$5.72	$6.27
(10.0%)	$3.71	$4.29	$4.86	$5.44	$6.01	$6.59
(5.0%)	$3.87	$4.48	$5.09	$5.69	$6.30	$6.90
0.0%	$4.03	$4.67	$5.31	$5.95	$6.59	$7.22
5.0%	$4.19	$4.86	$5.53	$6.20	$6.87	$7.54
10.0%	$4.35	$5.05	$5.76	$6.46	$7.16	$7.86
15.0%	$4.51	$5.25	$5.98	$6.71	$7.45	$8.18
20.0%	$4.67	$5.44	$6.20	$6.97	$7.73	$8.50
25.0%	$4.83	$5.63	$6.43	$7.22	$8.02	$8.82

Southern National: Net Present Value Analysis
Sandler O’Neill performed an analysis that estimated the present value per common share of Southern National through December 31, 2017, assuming that Southern National performed in accordance with the financial projections for 2013 through 2017 provided by management. To approximate the terminal value of Southern National common stock at December 31, 2017, Sandler O’Neill applied price to last-twelve-months earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were assumed deviations, as selected by Sandler O’Neill based on the Southern National discount rate of 15.69% as determined by Sandler O’Neill. The discount rate is determined by adding the 10 year Treasury Bond rate as of January 6, 2014 (2.98%) to the product of the published Ibbotson 60 year Equity Risk Premium (5.70%) and Ibbotson Industry Premium (3.20%).
Sandler O’Neill also considered and discussed with the PGFSB board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Southern National’s net income varied from 25% above projections to 25% below projections, using a discount rate of 15.69% for the tabular analysis.
As illustrated in the following tables, this analysis indicated an imputed range of values per share for SONA common stock of $4.56 to $6.51 when applying the price-to-earnings multiples to the matched projections, $7.16 to $9.37 when applying multiples of tangible book value to the matched projections, and $3.29 to $8.86 when applying the price-to-earnings multiples to the +25% / -25% projection range.

Discount Rate	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
10.0%	$4.56	$5.28	$6.00	$6.72	$7.44	$8.15
11.0%	$4.40	$5.09	$5.78	$6.47	$7.16	$7.85
12.0%	$4.24	$4.90	$5.56	$6.23	$6.89	$7.55
13.0%	$4.09	$4.72	$5.36	$6.00	$6.63	$7.27
14.0%	$3.94	$4.56	$5.17	$5.78	$6.39	$7.00
15.0%	$3.81	$4.40	$4.98	$5.57	$6.16	$6.75
16.0%	$3.68	$4.24	$4.81	$5.37	$5.94	$6.51

Discount Rate	Tangible Book Value Multiples
	100%	115%	130%	145%	160%	175%
10.0%	$7.16	$8.08	$9.01	$9.94	$10.86	$11.79
11.0%	$6.89	$7.78	$8.67	$9.56	$10.45	$11.34
12.0%	$6.63	$7.49	$8.34	$9.19	$10.05	$10.90
13.0%	$6.39	$7.21	$8.03	$8.85	$9.67	$10.49
14.0%	$6.15	$6.94	$7.73	$8.52	$9.31	$10.10
15.0%	$5.93	$6.69	$7.45	$8.21	$8.97	$9.73
16.0%	$5.72	$6.45	$7.18	$7.91	$8.64	$9.37

Over/(Under) Budget Rate	Earnings Per Share Multiples
	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$3.29	$3.77	$4.25	$4.72	$5.20	$5.68
(20.0%)	$3.45	$3.96	$4.47	$4.98	$5.49	$6.00
(15.0%)	$3.61	$4.15	$4.69	$5.23	$5.77	$6.32
(10.0%)	$3.77	$4.34	$4.91	$5.49	$6.06	$6.63
(5.0%)	$3.93	$4.53	$5.14	$5.74	$6.35	$6.95
0.0%	$4.09	$4.72	$5.36	$6.00	$6.63	$7.27
5.0%	$4.25	$4.91	$5.58	$6.25	$6.92	$7.59
10.0%	$4.41	$5.11	$5.81	$6.51	$7.21	$7.91
15.0%	$4.56	$5.30	$6.03	$6.76	$7.49	$8.23
20.0%	$4.72	$5.49	$6.25	$7.02	$7.78	$8.55
25.0%	$4.88	$5.68	$6.48	$7.27	$8.07	$8.86

In connection with its analyses, Sandler O’Neill considered and discussed with PGFSB’s board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis
Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the third quarter of 2014; (2) the deal value per share is equal to a $12.75 per PGFSB share, or an aggregate of approximately $11.5 million; (3)the consideration of the deal is 50.0% cash and 50.0% stock; (4) PGFSB’s and Southern National’s earnings estimates were calculated based on respective management guidance and forecasts, (5) and certain other assumptions pertaining to costs and expenses associated with the transaction, estimated cost savings and other synergies, CDI assumptions, purchase accounting adjustments, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years ending December 31, 2014 and December 31, 2015, the merger

(excluding transaction expenses) would be accretive to Southern National’s projected earnings per share and dilutive to Southern National’s tangible book value per share at closing. The actual results achieved by the combined entity may vary from projected results and the variations may be material.
Sandler O’Neill’s Compensation and Other Relationships with PGFSB
Sandler O’Neill has rendered a fairness opinion to the board of directors of PGFSB in connection with the merger. Pursuant to the terms of the engagement agreement between PGFSB and Sandler O’Neill, the board of directors of PGFSB agreed to pay Sandler O’Neill a fee for $100,000 upon the rendering of its fairness opinion to the board of directors of PGFSB. PGFSB has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses, and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee.
In addition, Sandler O’Neill acted as PGFSB’s financial advisor in connection with the merger and a significant portion of its fees are contingent upon the closing of the merger. PGFSB has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to PGFSB and Southern National and their affiliates. Sandler O’Neill may also actively trade any debt securities of PGFSB and Southern National or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Management and Board of Directors of Southern National After the Merger
Upon completion of the merger, it is expected that Mr. Hal C. Rich III, the current President of PGFSB, will become an officer of each of Southern National and Sonabank, and Mr. Robert Y. Clagett, the current Chairman of the Board of Directors of PGFSB, will be appointed to the Boards of Directors of each of Southern National and Sonabank. Southern National invited Mr. Clagett to join the Boards of Directors of Southern National and Sonabank after the Boards of Directors of Southern National, Sonabank and PGFSB had approved the transactions contemplated by the merger agreement, and it is not a condition to closing the merger that Mr. Clagett join the Boards of Directors of Southern National and Sonabank.
The remaining current directors and senior officers of Southern National are expected to continue in their current positions, other than has been publicly announced by Southern National in the normal course. Information about the current Southern National directors and executive officers can be found in the documents listed under “Where You Can Find More Information” in the forepart of this document.
Interests of PGFSB Directors and Executive Officers in the Merger
In considering the recommendations of the board of directors of PGFSB, PGFSB stockholders should be aware that certain directors and executive officers of PGFSB have interests in the merger that may differ from, or may be in addition to, the interests of PGFSB stockholders generally. These interests are described in more detail and quantified below. The board of directors of PGFSB was aware of these interests and considered them, among other matters, when it approved the entering into of the merger agreement and in making its recommendations that the PGFSB stockholders approve the Merger proposal. Other than as described below, there is no compensation to be paid to PGFSB’s directors or officers that is based on or otherwise relates to the merger.
Board Membership.   Upon completion of the merger, it is expected that Mr. Robert Y. Clagett, the current Chairman of the Board of Directors of PGFSB, will be appointed to the Boards of Directors of each of Southern National and Sonabank and will earn compensation for his director positions. In addition, pursuant to the merger agreement, Southern National will invite all members of PGFSB’s board of directors to serve on the Maryland Advisory Board of Sonabank, where they will earn the same compensation as other members of the Maryland Advisory Board.
Officer Position.   Upon completion of the merger, it is expected that Mr. Hal C. Rich III, the current President of PGFSB, will become an officer of each of Southern National and Sonabank.

Indemnification and Insurance. Under the merger agreement, from and after the effective time of the merger, Southern National will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each present and former director, officer and employee of PGFSB, or any person serving as a director, officer or employee of another entity at the request of PGFSB, against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts paid in connection with claims pertaining to the fact that he or she is or was a director, officer or employee of PGFSB before the effective time of the merger, pertaining to the merger agreement or any of the transactions contemplated by the merger agreement, or pertaining to any other matter existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the effective time. Also under the merger agreement, Southern National will provide director and officer liability insurance for a period of three years following the effective time of the merger.
Regulatory Approvals Required for the Merger
Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement (i) from the OCC, the Federal Reserve Board and the State Corporation Commission of Virginia, including the Virginia Bureau of Financial Institutions, a division thereof, and (ii) any other regulatory approval, and the expiration of any applicable statutory waiting periods, without the imposition of a “Materially Burdensome Regulatory Condition” (as defined under “The Merger Agreement—Covenants and Agreements—Regulatory Matters) on Southern National or PGFSB. In addition, a notice must be filed with the OCC advising the agency that PGFSB intends to merge with and into Sonabank, and PGFSB will cease to exist after the bank merger. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Southern National and PGFSB have agreed to use their commercially reasonable efforts to obtain all required regulatory approvals. Southern National, Sonabank and PGFSB have filed applications and notifications to obtain these regulatory approvals, and have received the required Federal Reserve Board and OCC approvals. Southern National, Sonabank and PGFSB have also received the required approval from the State Corporation Commission of Virginia with respect to the merger, but they are still awaiting the State Corporation Commission of Virginia’s approval of the bank merger.
Although we currently believe we should be able to obtain the remaining required regulatory approval in a timely manner, we cannot be certain when or if we will obtain it or, if obtained, whether it will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Southern National or PGFSB or will contain a Materially Burdensome Regulatory Condition.
OCC.   PGFSB is regulated by the OCC. A notice was required to be filed with the OCC advising the agency that PGFSB intends to merge with and into Sonabank, and that PGFSB would cease to exist after the bank merger.
In addition, Southern National was required to file an application with the OCC under 12 C.F.R. § 152.2 to organize the Merger Sub as an interim federal savings association to help effectuate the merger. The OCC’s approval of the application to organize the Merger Sub is conditioned upon the OCC’s approval of the application with respect to the merger, as described below. In evaluating the application to organize the Merger Sub, the OCC considers: (1) the purpose for which the Merger Sub will be organized; (2) the form of any proposed transactions involving the Merger Sub; (3) the effect of the transactions on existing federal savings associations involved in the transactions; and (4) other factors, to the extent relevant, such as whether the applicants are persons of good character and responsibility, whether a necessity exists for the Merger Sub in the community to be served, whether there is a reasonable probability of the Merger Sub’s usefulness and success, whether the Merger Sub can be established without undue injury to properly conducted existing local thrift and home financing institutions and whether the Merger Sub will perform a role of providing credit for housing consistent with safe and sound operation of a federal savings association.
In addition, completion of the merger is subject to receipt of the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act. The OCC is prohibited from approving any merger transaction under the Bank Merger Act that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the OCC finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served. In evaluating an application filed under the Bank Merger Act, the OCC considers: (1) the competitive impact of the transaction; (2) financial and managerial resources and future prospects of the existing and insured depository institutions which are parties to the bank merger; (3) the convenience and needs of the community to be served and the records of the insured depository institutions under the Community Reinvestment Act; (4) the insured depository institutions’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
We have received all necessary approvals from the OCC. The OCC’s approval letter, dated April 3, 2014, provides that the transaction must be consummated no later than 120 calendar days from the date of the approval letter unless the OCC grants an extension of the period for good cause.
Federal Reserve Board.   Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, with respect to Southern National’s acquisition of PGFSB. In considering the approval of an application under Section 4 of the BHC Act, the Federal Reserve Board reviews whether the proposed acquisition can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices, or risk to the stability of the United States banking or financial system. As part of its evaluation of these factors, the Federal Reserve Board reviews: (1) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators); (2) the effect of the proposal on competition in the relevant markets; (3) the risk to the stability of the United States banking or financial system; (4) the public benefits of the proposal; and (5) the effectiveness of the companies in combatting money laundering. The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 and considers the concentration of deposits on a nationwide basis.
In addition, completion of the bank merger is subject to receipt of the approval of the Federal Reserve Board under the Bank Merger Act. The Federal Reserve Board is prohibited from approving any merger transaction under the Bank Merger Act that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) financial and managerial resources and future prospects of the existing and insured depository institutions which are parties to the bank merger, (3) the convenience and needs of the community to be served and the records of the insured depository institutions under the Community Reinvestment Act, (4) the insured depository institutions’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Sonabank’s establishment and operation of branches at PGFSB’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act. The application with respect to the bank merger submitted under the Bank Merger Act also constitutes an application under Section 9 of the Federal Reserve Act.
Furthermore, the Bank Merger Act, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.
We have received all necessary approvals from the Federal Reserve Board in connection with the merger and the bank merger. The Federal Reserve Board’s approval letter, dated March 7, 2014, provides that the bank merger may not be consummated before the 15th calendar day from the date of the letter. During this time, the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the bank merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the bank merger’s effects on competition. A determination by the DOJ not to object to the bank merger may not prevent the filing of antitrust actions by private persons or state attorneys general. In addition, Federal Reserve Board’s approval letter, dated March 7, 2014, provides that the merger and the bank merger may not be consummated after three months from the date of the letter unless the Federal Reserve Board permits an extension.
State Corporation Commission of Virginia.   Southern National was required to provide prior notice of the merger to the State Corporation Commission of Virginia under Section 6.2-1160 of the Code of Virginia. The State Corporation Commission of Virginia approved the merger on March 14, 2014, and required that the merger be completed within one year of that date.
In addition, the bank merger must be approved by the State Corporation Commission of Virginia under Section 6.2-822 of the Code of Virginia.
Additional Regulatory Approvals and Notices.   Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
There can be no assurances that the regulatory approvals discussed above, other than the approvals already received from the Federal Reserve Board, the OCC and the State Corporation Commission of Virginia, will be received on a timely basis, or as to the ability of Southern National and PGFSB to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.
Accounting Treatment
In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Southern National will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of PGFSB will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Southern National common stock to be issued to former PGFSB stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of PGFSB at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of PGFSB being included in the operating results of Southern National beginning from the date of completion of the merger.
Public Trading Markets
Southern National common stock is listed on the Nasdaq Global Market under the symbol “SONA.” The Southern National common stock issuable in the merger will be listed on the Nasdaq Global Market.
PGFSB is not a public company and its common stock is not listed or traded on any securities exchange or market. At April 4, 2014, there were 901,738 shares of PGFSB common stock outstanding which were held by approximately 394 holders of record. In the years ending December 31, 2013 and 2012,

PGFSB declared dividends of $0.20 and $0.35 per share, respectively. PGFSB’s board of directors declares dividends on the common stock, if any, in December, and therefore no dividends have been declared to date in 2014.
Resale of Southern National Common Stock
All shares of Southern National common stock received by PGFSB stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and the Exchange Act, except for shares of Southern National common stock received by any PGFSB stockholder who becomes an “affiliate” of Southern National after completion of the merger. This document does not cover resales of shares of Southern National common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

THE MERGER AGREEMENT
Effects of the Merger
As a result of the merger, Merger Sub will merge with and into PGFSB, with PGFSB as the surviving entity becoming a direct subsidiary of Southern National and with Merger Sub ceasing to exist. The certificate of incorporation and the bylaws of PGFSB as in effect immediately prior to the merger will be the certificate of incorporation and bylaws of the surviving company.
As a result of the merger, there will no longer be any outstanding shares of PGFSB common stock. Those PGFSB stockholders who receive all of the merger consideration in the form of cash will not participate in Southern National’s future earnings and potential growth as stockholders of Southern National and will no longer bear the risk of any losses incurred in the operation of the surviving company’s business as a subsidiary of Southern National or of any decreases in the value of that business. Those PGFSB stockholders receiving shares of Southern National common stock as merger consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of Southern National common stock. All of the other incidents of direct stock ownership in PGFSB, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from PGFSB, will be extinguished upon completion of the merger.
Effective Time of Merger
The merger will occur no later than five business days after the satisfaction of all the closing conditions, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless all parties agree to extend the time period for closing. The merger will be completed legally at the time the articles of merger are filed with the OCC and the State Corporation Commission of Virginia on the closing date. As of the date of this document, the parties expect that the merger will be effective during the second quarter of 2014. However, there can be no assurance as to when or if the merger will occur.
If the merger is not completed by the close of business on September 30, 2014, the merger agreement may be terminated by either PGFSB or Southern National, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement. However, if the only closing condition that has not been met as of September 30, 2014 is receipt of any required regulatory approval, the date will be extended to December 31, 2014, unless either party has received a prior indication or communication from a regulatory agency that approval will be delayed beyond December 31, 2014.
Covenants and Agreements
Conduct of Business Prior to the Completion of the Merger.   Southern National and PGFSB have agreed that they will, and Southern National will cause its subsidiaries to, conduct their business in the ordinary course in all material respects, use commercially reasonable efforts to maintain and preserve intact their business organization and advantageous business relationships and retain the services of their key officers and key employees, and take no action that is intended or would reasonably be expected to adversely affect or materially delay the ability of either Southern National or PGSFB to obtain any necessary approvals of any regulatory agency or other governmental entity required for the merger or to perform its covenants and agreements under the merger agreement or to consummate the merger.
In addition to the general covenants above, PGFSB has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, without prior written consent of Southern National (which will not be unreasonably withheld, conditioned or delayed):
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  other than in the ordinary course of business consistent with past practice (which includes the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements), incur any indebtedness in excess of an aggregate of $50,000 for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or entity, or make any loan or advance or capital contribution to, or investment in, any person;

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  adjust, split, combine or reclassify any of its capital stock;
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  make, declare or pay any dividend, or make any other distribution on or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or upon the occurrence of certain events) into or exchangeable for any shares of its capital stock;
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  grant any stock options, restricted shares or other equity-based award with respect to shares of PGFSB common stock or adopt a PGFSB stock plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
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  issue any additional shares of capital stock or other securities;
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  with certain exceptions, (1) make any new secured or unsecured loan or extension of credit in an amount exceeding $250,000 (excluding any loan or extension of credit of a smaller amount on an outstanding secured or unsecured loan or line of credit in excess of $250,000) or (2) renew or amend any existing loan or extension of credit characterized as “Substandard,” “Doubtful,” or “Loss” or with words of similar import in excess of $250,000, provided that, if PGFSB requests the prior approval of Southern National to make or renew any loan or extension of credit in an amount exceeding $250,000, and Southern National does not disapprove such request within three business days of receipt of such request, then such a request will be deemed approved by Southern National;
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  except as required by applicable law or by the terms of any PGFSB benefit plan in effect on the date of the merger agreement, solely with respect to employees that are not executive officers or directors of PGFSB, except for normal increases made in the ordinary course of business consistent with past practice (1) increase wages, salaries, incentive compensation, incentive compensation opportunities of or benefits provided to, any current, former, or retired employee, director, consultant, independent contractor or other service provider of PGFSB, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of PGFSB, (2) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any PGFSB benefits plan, (3) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards, (4) take any action to fund or in any way secure the payment of compensation or benefits under any PGFSB benefit plan, (5) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in PGFSB or any securities exchangeable for or convertible to any capital stock or other equity interest in PGFSB or any securities exchangeable for or convertible in the same or other PGFSB common stock outstanding on the date of the merger agreement, except as otherwise permitted in the merger agreement, (6) enter into any collective bargaining agreement or (7) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any PGFSB benefit plan;
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  sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement, provided that if PGFSB requests prior approval from Southern National, and Southern National does not disapprove such request within five business days of receipt of such request, then such a request will be deemed approved by Southern National, provided that approval is not required for transactions with respect to real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 75% of the carrying value for such real estate on PGFSB’s financial statements of September 30, 2013 or transactions with respect to PGFSB’s investment securities portfolio in the ordinary course of business consistent with past practice;

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  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, rule, regulation or policies imposed by any governmental entity;
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  make any material investment, either by purchase of stock or other securities, contributions to capital, property transfers or purchase of any property or assets of any other person;
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  take any action, or knowingly fail to take any action, which would be reasonably likely to prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code of 1986;
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  amend the PGFSB charter or bylaws, or otherwise take any action to exempt any person (other than Southern National or its subsidiaries) or any action taken by any person from any antitakeover laws and regulations or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provision of any confidentiality or standstill agreements in place with any third parties;
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  other than in prior consultation with Southern National, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, other than in the ordinary course of business consistent with past practice, or the manner in which the portfolio is classified or reported;
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  other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting PGFSB to any material restrictions on its current or future business operations (including any future business and operations of Southern National)
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  take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions precedent to the merger not being satisfied;
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  implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
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  file or amend any tax return other than in the ordinary course of business, make any significant change in any method of tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any tax election or settle or compromise any tax liability in excess of $50,000;
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  except for transactions in the ordinary course of business consistent with past practice, terminate or waive any material provision of any PGFSB contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
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  take any action that would materially impede or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or government entity required for the transactions; or
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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any of the above actions.
Southern National has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, Southern National has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or by written consent of PGFSB, during the period from the date of the merger agreement to the effective time, Southern National will not, and will not permit any of its subsidiaries to:

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  amend, repeal or otherwise modify any provision of the Southern National articles or bylaws in a manner that would adversely affect the stockholders of PGFSB or the transactions contemplated by the merger agreement;
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  take any action or knowingly fail to take any action which is reasonably likely to prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code of 1986;
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  take any action that is intended or may reasonably be expected to result in any of the conditions precedent to the merger as specified in the merger agreement not being satisfied;
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  take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the parties to obtain any necessary approvals of any regulatory agency or any governmental entity required for the consummation of the transactions contemplated under the merger agreement or cause any other application to a bank regulatory agency for approval of a merger to be submitted for filing before the application related to the merger is accepted by such regulatory agency (except if such bank regulatory agency requires in writing a prior submission as a condition to its approval of the application related to the merger); or
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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions above (it being understood that Southern National’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions will not violate the above).
Regulatory Matters.   Southern National has agreed to file the registration statement, with the reasonable cooperation of PGFSB, in such form and including all of the information required to satisfy all requirements of applicable securities laws. Southern National has agreed (1) to use all commercially reasonably efforts to cause the registration statement to be declared effective under the Securities Act as promptly as practicable after filing, (2) to cooperate and provide PGFSB and its counsel with a reasonable opportunity to review and comment on the registration statement and any amendment or supplement to the registration statement prior to filing, and to provide PGFSB with a copy of all filings made with the SEC and (3) to notify PGFSB promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments to, the registration statement. PGFSB has agreed to deliver, as soon as practicable, but in no case more than 20 days after the effective date of the registration statement, the prospectus/proxy statement to its stockholders.
Southern National has agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated in the merger agreement. PGFSB has agreed to furnish all information concerning PGFSB and the holders of PGFSB common stock as may be reasonably connected with obtaining any such permits or approvals.
Southern National and PGFSB have agreed to cooperate with each other and use their respective commercially reasonable efforts to consult with each other on and promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, and filings, to obtain as promptly as practicable all permits, consents, approvals, determinations and authorizations of all third parties and governmental entities necessary or advisable to consummate the merger, provided that all such filings will be made within 60 days of the date of the merger agreement. The parties have the right to review in advance, and, to the extent practicable, each will consult the other on, subject to applicable laws relating to confidentiality of information, all of the information relating to the parties, as the case may be, and their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or governmental entity in connection with the merger agreement. No party will be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the above permits, consents, approvals and authorizations of third parties or governmental entities that would reasonably be expected to have a material adverse effect on either PGFSB or Southern National, which we refer to as a Materially Burdensome Regulatory Condition.
Southern National and PGFSB have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the registration statement and prospectus/proxy statement, or any other statement, filing, notice or application made by or on behalf of Southern National, PGFSB or any of Southern National’s subsidiaries to any governmental entity in connection with the merger.
Southern National and PGFSB have also agreed to promptly advise the other upon receiving any communication from any governmental entity that causes such party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed. The parties have also agreed to promptly furnish the other with copies of written communication to, or received by them from, any governmental entity with respect to the merger agreement.
Access to Information; Confidentiality.   Southern National and PGFSB have agreed to afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period before the effective time, to all its properties, books, contracts, commitments and records. During such period, such party will make available to the other party (1) a copy of each report, schedule, registration statement and other document filed or received by it pursuant to requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (2) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither party will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of the merger agreement. Southern National and PGFSB have agreed to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply.
Southern National and PGFSB have agreed that all information provided by PGFSB pursuant to the merger agreement are subject to the provisions of the confidentiality agreement, as amended, entered into between Southern National and PGFSB effective June 19, 2013, which the parties acknowledge remains in full force and effect.
Southern National and PGFSB have also agreed that no investigation by a party or its representative will affect the representations and warranties of the other party set forth in the merger agreement.
Stockholder Approval.   PGSFB has agreed to call a meeting of its stockholders, as soon as reasonably practicable using commercially reasonable efforts, after the date of the merger agreement to obtain the requisite stockholder approval on substantially the terms and conditions set forth in the merger agreement. PGFSB has further agreed that PGFSB’s board of directors will resolve to use commercially reasonable efforts to obtain the requisite vote of approval of the merger, on substantially the same terms and conditions of the merger agreement, from the stockholders of PGFSB. PGFSB will submit the merger agreement and the merger to its stockholders at the PGFSB stockholder meeting even if PGFSB’s board has withdrawn, modified or qualified its recommendation.
PGFSB has agreed that the PGFSB board has adopted resolutions approving the merger, on substantially the terms and conditions set forth in the merger agreement, and directing that the transactions contemplated by the merger agreement, which include the merger, be submitted to PGFSB’s stockholders for their consideration.
Employee Matters.   The merger agreement provides that all individuals employed by, or on authorized leave of absence from, PGFSB will immediately before the effective time become employees of Southern National and its affiliates as of the effective time. Immediately after the effective time, such employees will receive employee benefits, rates of base salary or hourly wage and annual bonus opportunities substantially similar, in the aggregate, to those provided to such employees under the PGFSB benefit plans in effect immediately before the effective time. If such an employee is not retained, then Southern National has agreed to promptly make a one-time payment to such employee of 35% of the employee’s base salary measured immediately prior to the effective time to compensate the employee for remaining employed with PGFSB up until the completion of the merger. Southern National has separately agreed, however, to pay PGFSB’s Chief Financial Officer a one-time payment of $40,000 if she is not retained upon the closing of the merger in lieu of the 35% of base salary payment.
Except as otherwise contemplated in the merger agreement, PGFSB has agreed to take whatever action necessary to terminate any and all severance arrangements to ensure that PGFSB and Southern National have no liability for any severance payments.

The merger agreement provides that, as of the effective time, each PGFSB employee who becomes an employee of Southern National will be entitled to full credit for each year of service with PGFSB for the purposes of determining eligibility for participation, vesting and benefit accrual in Southern National’s employment benefit plans, programs, and policies, measured from the original date of hire by PGFSB.
Southern National and PGFSB has agreed that, if Southern National requests, and at Southern National’s expense, PGFSB will take any and all actions required to amend, freeze, or terminate any or all PGFSB benefit plans immediately before the effective time and implement any such actions.
Indemnification and Directors’ and Officers’ Insurance.   Southern National and PGFSB agree to use their best efforts to defend against and respond to any threatened or actual claim, action, suit, proceeding or investigation, whether criminal or administrative, including any claim in which any individual is now or has been at any time before the date of the merger agreement, or who becomes before the effective time, a director, officer or employee of PGFSB, or who is serving at the request of PGFSB as a director, officer or employee of another person, is or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he is or was a director, officer, or employee of PGFSB before the effective time or the merger agreement.
From and after the effective time, Southern National will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to each director, officer or employee of PGFSB or who is or was serving at the request of PGFSB as director, officer or employee of another person, against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement or in connection with any claim based in whole or in part out of the fact that such person is or was a director, officer or employee of PGFSB, and pertaining to any matter existing or occurring or any acts or omissions occurring at or before the effective time, whether asserted or claimed before or at or after the effective time or taken at the request of Southern National. In any case where a determination by Southern National is required to effectuate any indemnification, Southern National can direct, at the election of the indemnified party, that the determination will be made by independent counsel mutually agreed upon between the indemnified party and Southern National.
Southern National has agreed to provide directors and officers of PGFSB serving immediately before the effective time a directors’ and officers’ liability insurance policy maintained by PGFSB, for at least three years, with respect to acts or omissions occurring before the effective time that were in relation to such officers and directors in their capacity as such. Southern National may substitute policies of at least the same coverage and amounts containing terms and conditions not less advantageous to such directors and officers. In no event will Southern National be required to expend annually an aggregate amount exceeding 250% of the annual premiums currently paid by PGFSB for such insurance; if Southern National must expend such an amount and is unable to maintain such a policy, Southern National will obtain as much comparable insurance as available.
Southern National has agreed that, if any claim is made against an indemnified party who is covered or potentially covered by insurance, neither Southern National nor its subsidiaries will do anything that would forfeit, jeopardize, limit or restrict the insurance coverage available for that claim until the final disposition of the claim. If Southern National or its successors assigns, consolidates, or merges into any other person and does not survive such consolidation or merger or transfer, then proper provision must be made so that the successors and assigns of Southern National will assume obligations as set forth in the merger agreement.
Southern National agrees to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in the merger agreement.
All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the closing date now existing in favor of any indemnified party as provided in the PGFSB charter or bylaws shall survive the merger and shall continue in full force and effect in accordance with their terms, and will not be amended, repealed, or otherwise modified after the closing date in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the closing date or taken at the request of Southern National.

Additional Agreements.   Southern National and PGFSB agree that, if at any time after the effective time any further action is necessary or desirable to carry out the merger agreement or vest Southern National with full title to all properties, assets, rights, approvals, immunities and franchises of a party to the merger, the proper officers and directors of each party will take all necessary action as may be reasonably requested by Southern National.
Advice of Changes.   Southern National and PGFSB have agreed to promptly advise the other of any change or event reasonably likely to have a material adverse effect on it or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement. Failure to do so would not constitute a breach of the merger agreement unless the underlying material adverse effect or material breach would independently result in the failure of a condition precedent set forth in the merger agreement.
No Solicitation.   The merger agreement precludes PGFSB and any officer, director, employee, agent, or representative of PGFSB from directly or indirectly (1) soliciting, initiating, encouraging, facilitating, or taking any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock or similar transaction that, if consummated, would constitute an Alternative Transaction (as defined below), (2) participating in any discussions or negotiations regarding an Alternative Transaction, (3) entering into any agreement regarding any Alternative Transaction or (4) render a rights agreement inapplicable to an Alternative Proposal (as defined below) or the transactions contemplated thereby.
PGFSB has agreed to, and shall cause each of its representatives to, terminate all existing discussions or negotiations with any persons with respect to any Alternative Proposal, request prompt return or destruction of all confidential information previously furnished in connection with an Alternative Proposal, maintain any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it is a party, and enforce all provisions of any such agreement.
Southern National and PGFSB have agreed that, if at any time after the date of the merger agreement (1) PGFSB receives an unsolicited Alternative Proposal that the PGFSB board believes to be bona fide, (2) the Alternative Proposal does not violate the above, (3) the PGFSB board makes a good faith determination, after consultation with outside counsel and its financial advisor, that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the PGFSB board determines in good faith, after consultation with outside counsel, that failure to take action would be reasonably likely to violate its fiduciary duties under applicable law, then PGFSB may furnish nonpublic information regarding PGFSB to the person making the Alternative Proposal pursuant to a customary confidentiality agreement containing substantially similar terms, and no less favorable to PGFSB, as the confidentially agreement between Southern National and PGFSB.
The merger agreement precludes the PGFSB board or committee thereof from (1) withdrawing or refusing to recommend approval of the merger agreement to PGFSB stockholders, (2) adopting, approving, recommending, endorsing or declaring advisable the adoption of any Alternative Proposal (an “Adverse Recommendation Change”) or (3) causing or permitting PGFSB to enter into any letter of intent, memorandum of understanding, agreement on principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended or reasonably likely to lead to, any Alternative Proposal. PGFSB’s board may, however, upon a good faith determination that failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, make an Adverse Recommendation Change. The PGFSB board may not make an Adverse Recommendation Change in response to an Alternative Proposal unless PGFSB remains consistent with the merger agreement and (A) the PGFSB board determines that the Alternative Proposal is a Superior Proposal, (B) PGFSB gives Southern National at least seven business days’ prior written notice of its intention to take such action, specifying the material terms and conditions of the Superior Proposal including the identity of the party making the Superior Proposal along with an unredacted copy of the relevant proposed transaction agreements and (C) before effecting the Adverse Recommendation Change, PGFSB has negotiated in good faith with Southern National during the notice period to the extent that Southern National wishes to negotiate to enable Southern National to revise the terms of the merger agreements to cause the Superior Proposal to no longer constitute a Superior Proposal. All material changes to the Superior Proposal will require PGFSB to deliver to Southern National a new written notice.

PGFSB has agreed to notify, both orally and in writing, Southern National promptly after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to PGFSB or for access to the properties, books or records of PGFSB by any person that informs the PGFSB board that it is considering or has made an Alternative Proposal. The notification must include the identity of the person and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. PGFSB must keep Southern National fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. PGFSB must also, promptly, and at least within 48 hours, notify Southern National, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal.
•
  As used in the merger agreement, “Alternative Proposal” means an inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving PGFSB that, if consummated, would constitute an Alternative Transaction.
•
  As used in the merger agreement, “Alternative Transaction” means (1) a transaction where any person, directly or indirectly, acquires or would acquire more than 25% of the PGFSB assets or outstanding PGFSB shares of common stock or outstanding voting power or of any new series or new class of preferred stock entitled to a class or series vote with respect to the merger, (2) a merger, share exchange, consolidation, or other business combination involving PGFSB, or (3) any other consolidation, business combination, recapitalization or similar transaction involving PGFSB as a result of which holders of shares of PGFSB common stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and outstanding voting power of the surviving entity in substantially the same proportion as such holders held shares of PGFSB common stock immediately before the consummation of the transaction.
•
  As used in the merger agreement, “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the PGFSB board determines in good faith, after consultation with outside counsel and its financial advisor, taking into account all legal, financial, regulatory and other aspects of the proposal, and the person making the proposal (1) if consummated, would be more favorable to the stockholders of PGFSB from a financial perspective than the merger and (2) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
Southern National’s Maryland Advisory Board.   As of the closing date, Southern National will appoint to Southern National’s Maryland Advisory Board all of the members of the PGFSB board willing to serve on the Maryland Advisory Board. Such members will not be members of Southern National’s and Sonabank’s boards of directors and will not have voting powers. While such persons sit as members of the Maryland Advisory Board, Southern National will pay them the same compensation as they pay to other members of the Maryland Advisory Board. Southern National may take any actions necessary to remove members of the Maryland Advisory Board in its discretion or terminate the Maryland Advisory Board at any time.
Restructuring Efforts.   If PGFSB fails to obtain the requisite vote or votes of stockholders to complete the merger transaction, then, unless the merger agreement is terminated, the parties will in good faith use its commercially reasonably best efforts to negotiate a restructuring of the merger and resubmit the transaction to PGFSB’s stockholders for approval at a time determined by Southern National.
Best Efforts; Cooperation.   PGFSB, Southern National, and Sonabank have agreed to exercise good faith and use their best efforts to satisfy the various covenants and conditions to closing in the merger agreement, and to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under the merger agreement and applicable law to consummate and make effective the merger as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated in the merger agreement.

Representations and Warranties
The merger agreement contains representations and warranties made by PGFSB to Southern National relating to a number of matters, including the following:
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  corporate organization, qualifications to do business, good standing, corporate power, and subsidiaries;
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  capitalization;
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  requisite corporate authority to enter into the merger agreement and to complete the merger;
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  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;
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  required regulatory consents necessary in connection with the merger;
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  compliance with regulatory agencies;
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  no ongoing investigations by regulatory agencies;
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  regulatory agency or government agency reports, registrations and statements, and all amendments required to be made with respect thereto;
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  maintenance of financial statements, books and records, in accordance with GAAP principles, that fairly present in all material respects the results of PGFSB;
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  absence of material liabilities not reported in the financial statements;
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  broker’s fees;
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  absence of material adverse effect since December 31, 2012;
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  legal proceedings;
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  taxes and tax returns;
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  employment compensation matters;
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  compliance with applicable law;
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  certain existing contracts, arrangements, commitments or understandings;
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  risk management instruments;
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  investment securities and commodities;
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  loan portfolio;
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  property;
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  insurance;
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  intellectual property;
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  environmental liability;
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  leases;
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  privacy of customer information;
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  Bank Secrecy Act, Patriot Act and money laundering;
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  Community Reinvestment Act compliance;
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  securitization;
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  opinion from financial advisor;
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  disaster recovery and business continuity; and
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  that PGFSB representations in the registration statement and all other applications, notifications and documents filed with any other regulatory agencies will not contain any untrue statement of material fact or omit to state a material fact necessary to make statements therein, in light of the circumstances in which they are made, not misleading.
The merger agreement also contains representations and warranties made by Southern National to PGFSB relating to a number of matters, including the following:
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  corporate organization, qualifications to do business, good standing, corporate power, and subsidiaries;
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  capitalization;
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  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;
•
  absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;
•
  required regulatory consents necessary in connection with the merger;
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  compliance with regulatory agencies;
•
  no ongoing investigations by regulatory agencies;
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  regulatory agency or government agency reports, registrations and statements, and all amendments required to be made with respect thereto;
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  maintenance of financial statements, books and records, in accordance with GAAP principles, that fairly present in all material respects the results of PGFSB;
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  absence of material liabilities not reported in the financial statements;
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  broker’s fees;
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  absence of material adverse effect since September 30, 2013;
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  legal proceedings;
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  taxes and tax returns;
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  employment compensation matters;
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  compliance with applicable law;
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  investment securities and commodities;
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  Bank Secrecy Act, Patriot Act and money laundering;
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  Community Reinvestment Act compliance;
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  insurance; and
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  that information relating to Southern National and its subsidiaries provided by Southern National in the prospectus/proxy statement or any other application, notification or other document filed with any regulatory agency or government entity will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (1) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such party and its subsidiaries taken as a whole, provided that a material adverse effect will not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, other than the date of the merger agreement, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally,

(B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or governmental entities, in each case except to the extent such party is affected in a disproportionate manner as compared to other community banks in the mid-Atlantic region of the United States, (C) changes, after the date of the merger agreement, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such party is affected in a disproportionate manner as compared to other community banks in the mid-Atlantic region of the united States, (D) any change in the value of the respective investment portfolios of Southern National or PGFSB resulting from a change in interest rates generally, (E) the direct effects of negotiating, entering into and compliance with this agreement on the operating performance of PGFSB and its subsidiaries, (F) actions or omissions of a part, or its subsidiaries, taken pursuant to the terms of the merger agreement with prior written consent of the party in contemplation of the merger, (G) any effect with respect to a party caused, in whole or in substantial part, by the other party, and/or (H) any change resulting from any natural disaster or acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof or (2) materially impairs or would be reasonably likely to materially impair the ability of such party to timely consummate the merger agreement.
The representations and warranties in the merger agreement do not survive the effective time of the merger. If the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party knowingly breached the merger agreement.
This summary and the copy of the merger agreement, as amended, attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by Southern National and PGFSB, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Southern National, PGFSB or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Southern National’s and PGFSB’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Southern National publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” in the forepart of this document.
Conditions to the Merger
Conditions to Each Party’s Obligations.   The respective obligations of each of Southern National and PGFSB to complete the merger are subject to the satisfaction of the following conditions:
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  receipt of the requisite PGFSB stockholder approval of the merger, on substantially the terms and conditions set forth in the merger agreement;
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  all regulatory approvals of government entities required to complete the transactions contemplated in the merger agreement will have been received and will remain in full force and effect;

•
  the effectiveness of the Registration Statement, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; and
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  absence of any order, injunction or decree issued by any court or agency preventing the consummation of the merger or any transaction contemplated in the merger agreement.
Conditions to Obligations of Southern National.   The obligation of Southern National to complete the merger is also subject to the satisfaction, or waiver by Southern National, of the following conditions:
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  the accuracy of the representations and warranties of PGFSB as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on PGFSB;
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  performance in all material respects by PGFSB of the obligations required to be performed by it at or prior to the closing date of the merger;
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  receipt by Southern National of Support Agreements and Director Agreements executed by each member of the PGFSB Board that voted in favor of the merger agreement; and
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  the submission of resignation of each director of PGFSB immediately before the effective time of the merger.
Conditions to Obligations of PGFSB.   The obligation of PGFSB to complete the merger is also subject to the satisfaction, or waiver by PGFSB, of the following conditions:
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  the accuracy of the representations and warranties of Southern National as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Southern National;
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  performance in all material respects by Southern National of the obligations required to be performed by it at or prior to the closing date of the merger; and
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  receipt by PGFSB of an opinion of its counsel as to certain tax matters.
Termination; Fees of Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the stockholders of PGFSB:
•
  by mutual written consent of Southern National and PGFSB;
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  by either Southern National or PGFSB, if a required approval by a governmental entity or regulatory agency is denied and has become final and nonappealable, or if Southern National has not sought an appeal of a denial of approval within 30 days of the date of the denial, or if a governmental entity issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated in the merger agreement;
•
  by either Southern National or PGFSB, if the merger has not closed by September 30, 2014, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreement of such party set forth in the merger agreement, provided that if the only closing condition not met as of September 30, 2014 is the receipt of any required regulatory approval, the date will be extended to December 31, 2014 unless either party has received a prior indication or communication form a regulatory agency that approval will be delayed beyond December 31, 2014;
•
  by either Southern National or PGFSB, if there has been a material breach of any covenants or agreements or any of the representations or warranties in the merger agreement, which, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of the conditions precedent to closing, and which is not cured, or which cannot by its nature or timing be cured, within 45 days following written notice to the breaching party, provided that the party seeking termination is not itself in material breach of the merger agreement;

•
  by Southern National, if the Board of PGFSB (1) failed to recommend in the prospectus/proxy statement the approval and adoption of the merger agreement, without modification, or (2) in a manner, adverse to Southern National, withdraws, modifies or qualifies their recommendation, takes public action or public statement, or recommends an Alternative Proposal;
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  by Southern National, if PGFSB enters into any definitive term sheet, letter of intent, or agreement or similar type agreement for a transaction that would cause (1) any person, directly or indirectly, to acquire more than 25% of PGFSB common stock, voting power, or assets, (2) any merger, share exchange, consolidation or other business combination involving PGFSB, or (3) any other consolidation, business combination, recapitalization or similar transaction that results in the holders of PGFSB common stock to own less than 75% of the outstanding shares of stock and voting power of the surviving or resulting entity in the transaction;
•
  by PGFSB if PGFSB enters into any transaction described above, after a good faith determination of the board of PGFSB, and after consultation with legal counsel, that failure to do so would constitute a breach of fiduciary duty by the directors of PGFSB under applicable law; or
•
  by either Southern National or PGFSB if the stockholders of PGFSB vote, but fail to approve the merger or the merger agreement, as applicable, at the PGFSB stockholder meeting.
PGFSB must pay Southern National a termination fee of $500,000 in the following circumstances:
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  PGFSB commits a material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and Southern National is not itself in breach;
•
  the Board of PGFSB (1) failed to recommend in the prospectus/proxy statement the approval and adoption of the merger agreement, without modification, or (2) in a manner, adverse to Southern National, withdraws, modifies or qualifies their recommendation, takes public action or public statement, or recommends an Alternative Proposal and, before such termination, an Alternative Transaction with respect to PGFSB commenced and within 12 months after such termination, PGFSB entered into a definitive agreement relating to the Alternative Transaction or the Alternative Transaction closed;
•
  after receiving a proposal for an Alternative Transaction, (1) the board of PGFSB does not take action to convene a PGFSB stockholder meeting or recommends that PGFSB stockholders adopt the merger agreement, and (2) within 12 months after the receipt of the proposal for an Alternative Transaction, PGFSB entered into a definitive agreement relating to the Alternative Transaction or PGFSB closed an Alternative Transaction; or
•
  Southern National or PGFSB terminates the merger agreement because PGFSB entered into any definitive term sheet, letter of intent, agreement or similar type of agreement for an Alternative Transaction.
The termination fee must be paid within two business days following an event triggering the payment.
Effect of Termination
If the merger agreement is terminated according to the provisions of the merger agreement, the merger agreement will become void and have no effect, without any liability on the part on Southern National, PGFSB, or any of their respects subsidiaries, officers or directors. However, provisions of the merger agreement relating to confidentiality obligations of the parties, indemnification, termination fees and expenses, notice requirements, and certain other technical provisions will continue in effect notwithstanding the termination of the merger agreement. In addition, neither Southern National nor PGSFB will be released from any liabilities or damages arising out of its willful breach of any provision of the merger agreement.
Amendments, Extensions and Waivers
The merger agreement may be amended by Southern National and PGFSB, by actions taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of PGFSB, provided that after the stockholders of PGFSB approve the transactions contemplated in the merger agreement, there may not be, without further approval of such stockholders, any amendment of the merger agreement that (1) alters or changes the amount or the form of the merger consideration if the alteration would adversely affect the stockholders of PGFSB, (2) alters or changes any term of the articles of incorporation of Southern National if such change would adversely affect the stockholders of PGFSB or (3) alters or changes any terms and conditions of the merger agreement if such change would adversely affect the stockholders of PGSFB. Any amendment to the merger agreement must be in writing and signed on behalf of Southern National and PGFSB.
At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may (1) extend the time for the performance of any of the obligations or other acts of the other party, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or (3) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.
LITIGATION RELATED TO THE MERGER
There is no current litigation related to the merger.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of PGFSB common stock who exchange shares of PGFSB common stock for shares of Southern National common stock, cash, or a combination of shares of Southern National common stock and cash pursuant to the merger.
For purposes of this discussion, a U.S. holder is a beneficial owner of PGFSB common stock who for United States federal income tax purposes is:
•
  a citizen or resident of the United States;
•
  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;
•
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or
•
  an estate that is subject to United States federal income tax on its income regardless of its source.
If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds PGFSB common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding PGFSB common stock, you should consult your tax advisor.
This discussion addresses only those PGFSB stockholders that hold their PGFSB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular PGFSB stockholders in light of their individual circumstances or to PGFSB stockholders that are subject to special rules, such as:
•
  financial institutions;
•
  investors in pass-through entities;
•
  insurance companies;
•
  tax-exempt organizations;
•
  dealers in securities;
•
  traders in securities that elect to use a mark to market method of accounting;
•
  persons who exercise dissenters’ rights;

•
  persons that hold PGFSB common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•
  certain expatriates or persons that have a functional currency other than the U.S. dollar;
•
  persons who are not U.S. holders; and
•
  stockholders who acquired their shares of PGFSB common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.
In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to Section 1411 of the Internal Revenue Code.
The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.
Southern National and PGFSB have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of PGFSB to complete the merger is conditioned upon the receipt of an opinion from Ober, Kaler, Grimes & Shriver, in form and substance reasonably satisfactory to PGFSB and dated as of the closing date, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, based upon customary representations. This opinion is not binding on the Internal Revenue Service or the courts. Southern National and PGFSB have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each PGFSB stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a PGFSB stockholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of PGFSB common stock to determine the specific tax consequences of the merger to them at the time of making the election.
Tax Consequences of the Merger Generally to Holders of PGFSB Common Stock.   If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:
•
  gain or loss will be recognized by those holders receiving solely cash for PGFSB common stock pursuant to the merger equal to the difference between the amount of cash received by a holder of PGFSB common stock and such holder’s cost basis in such holder’s shares of PGFSB common stock;
•
  no gain or loss will be recognized by those holders receiving solely shares of Southern National common stock in exchange for shares of PGFSB common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Southern National common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Southern National Common Stock” below);
•
  gain (but not loss) will be recognized by those holders who receive shares of Southern National common stock and cash in exchange for shares of PGFSB common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Southern National common stock and cash received by a holder of PGFSB common stock exceeds such holder’s cost basis in its PGFSB common stock, and (2) the amount of cash received by such holder of PGFSB common stock (except with respect to any cash received instead of fractional share interests in Southern National common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Southern National Common Stock” below);
•
  the aggregate basis of the Southern National common stock received in the merger will be the same as the aggregate basis of the PGFSB common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in Southern National common stock), decreased by any basis attributable to fractional share interests in Southern National common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in Southern National common stock for which cash is received); and
•
  the holding period of Southern National common stock received in exchange for shares of PGFSB common stock will include the holding period of the PGFSB common stock for which it is exchanged.
If holders of PGFSB common stock acquired different blocks of PGFSB common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of PGFSB common stock and such holders’ basis and holding period in their shares of Southern National common stock may be determined with reference to each block of PGFSB common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Southern National common stock received in the exchange should be allocated among different blocks of PGFSB common stock and with respect to identifying the bases or holding periods of the particular shares of Southern National common stock received in the merger.
Gain that holders of PGFSB common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their PGFSB common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of PGFSB common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Southern National stock other than Southern National stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of PGFSB common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.
Cash Received Instead of a Fractional Share of Southern National Common Stock.   A holder of PGFSB common stock who receives cash instead of a fractional share of Southern National common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Southern National common stock for cash. As a result, a holder of PGFSB common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting.   Payments of cash to a holder of PGFSB common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Southern National and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
PGFSB is incorporated under the federal laws and regulations of the United States applicable to federal savings banks. The rights of PGFSB stockholders are governed by these laws and regulations as well as PGFSB’s amended charter and amended bylaws. As a result of the merger, PGFSB stockholders who receive shares of Southern National common stock will become Southern National stockholders. Southern National is incorporated under the laws of the Commonwealth of Virginia, and the rights of Southern National stockholders are governed by the laws of the Commonwealth of Virginia, applicable banking regulations and Southern National’s articles of incorporation, as amended, and amended and restated bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Southern National stockholders under the Southern National articles of incorporation, articles of amendment and amended and restated bylaws (right column), and the rights of PGFSB stockholders under PGFSB’s amended charter and amended bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each entity’s governing documents.

PGFSB	Southern National
Authorized Capital Stock

PGFSB’s amended charter authorizes PGFSB to issue up to 1,500,000 shares of stock, of which 1,000,000 are common stock (par value $1.00 per share) and 500,000 are preferred stock. Shares may be issued upon authorization by the board of directors.
With limited exception, no shares of capital stock may be issued to officers, directors or controlling persons of PGFSB other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.
PGFSB’s amended charter states that PGFSB may provide for one or more classes of preferred stock. The board has authority to divide any authorized class of preferred stock into series, and, within certain limitations, fix and determine the relative rights and preferences of the shares of any series so established.

Southern National’s articles of incorporation, as amended, authorize 50,000,000 shares of stock, of which 45,000,000 are common stock (par value $0.01 per share) and 5,000,000 are preferred stock (par value $0.01 per share). Shares of the capital stock of Southern National may be issued from time to time as authorized by the board of directors without further approval of the stockholders except to the extent such approval is required by governing law, rule or regulation.
The board is authorized for each series of preferred stock to fix the provisions of such shares.

Number of Directors

PGFSB’s amended charter provides that the number of directors on the board, as stated in its bylaws, may not be less than seven nor more than 15, except when a greater number is approved by the board. PGFSB’s amended bylaws provide that the board shall consist of no more than 12 members, divided into three classes as nearly equal in number as possible.

Southern National’s articles of incorporation, as amended, provide that the number of directors on the board will be provided in the amended and restated bylaws. Southern National’s amended and restated bylaws provide that the board must consist of seven persons, but can be increased or decreased at any time by a vote of the majority of the board. The amended and restated bylaws also state that the

Additionally, each director must at all times be the beneficial owner of not less than 100 shares of capital stock of PGFSB unless PGFSB is a wholly owned subsidiary of a holding company.	number of directors cannot be less than five nor more than 15 persons.
Removal of Directors

PGFSB’s amended bylaws provide that at a meeting of stockholders called expressly for the removal of a director, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.

Southern National’s articles of incorporation, as amended, provide that directors can be removed from office only with cause by an affirmative vote of not less than 75% of the shares entitled to vote in an election of directors at a duly constituted meeting of stockholders called expressly for such purpose. Cause for removal exists only if the director whose removal is proposed has been declared incompetent by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or deemed liable for gross negligence or misconduct in the performance of such director’s duties to Southern National. At least 30 days prior to the meeting of stockholders, written notice must be sent to the director whose removal is being proposed.

Filling Vacancies on the Board of Directors

PGFSB’s amended bylaws provide that board vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if it constitutes less than quorum of the board. A director elected to fill a vacancy will be elected to serve until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board for a term of office continuing only until the next election of directors by the stockholders.

Southern National’s articles of incorporation, as amended, provide that vacancies, including those resulting from an increase or decrease in the number of directors, may be filled by an affirmative vote of a majority of the directors then in office or by a sole remaining director, and any director chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor has been elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director.

Nomination of Director Candidates

PGFSB’s amended bylaws provide that the board will act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee will deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations will be posted in a conspicuous place in each office of PGFSB. No nominations for directors except those made by the nominating committee will be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of PGFSB at least five

Nominations for the election of directors may be made by the board or a committee appointed by the board or by any stockholder entitled to vote generally in an election of directors. Stockholders may nominate one or more persons to the board only if written notice of the stockholder’s intent to make such nomination(s) has been timely given to the secretary of Southern National not later than 90 days prior to the anniversary date of the immediately preceding annual meeting and, with respect to a special meeting for the election of directors, by the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

days prior to the date of the annual meeting. Upon delivery, such nominations will be posted in a conspicuous place in each office of PGFSB. Ballots bearing the names of all persons nominated by the nominating committee and by stockholders will be provided at the annual meeting. However, if the nominating committee fails or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

Calling Special Meetings of Stockholders

PGFSB’s amended bylaws provide that special meetings of stockholders, for any purpose or purposes, may be called at any time by the chairman of the board, the president or a majority of the board of directors and must be called by the chairman of the board, the president or the secretary upon the written request of the holders of not less than one-tenth of the outstanding capital stock of PGFSB entitled to vote at the meeting. The written request specified above must state the purpose or purposes of the meeting and must be delivered to the home office of PGFSB addressed to the chairman of board, the president or the secretary.

Southern National’s articles of incorporation, as amended, provide that, except as otherwise required by law and subject to the rights of holder of any class or series of preferred stock, special meetings of the stockholders may be called only by the chairman of the board, by the president, by the board pursuant to a resolution approved by at least three-fourths of the directors then in office, or by the holders of not less than 40% of the then outstanding shares.

Stockholder Proposals

PGFSB’s amended bylaws provide that any new business to be taken up at an annual meeting must be stated in writing and filed with the secretary of PGFSB at least five days before the date of the annual meeting, and all business so stated, proposed and filed will be considered at the annual meeting. Proposals not stated in writing and filed with the secretary at least five days before the meeting will be laid over for action at an adjourned, special or annual meeting of the stockholders taking place 30 days or more thereafter.

Southern National’s amended and restated bylaws provide that in order to be properly brought before an annual meeting, business must be specified in the notice of meeting given by or at the direction of the board, otherwise properly brought by or at the direction of the board, or otherwise properly brought by a stockholder.
For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Southern National not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. The chairman of an annual meeting will, if the facts warrant, determine and declare that the business was not properly brought before the meeting, in which case such business will not be transacted.
For business to be properly brought before a special meeting by a stockholder, business must be specified in the notice of meeting given by or at the direction of the board or such other person or persons as are authorized to call special meetings of stockholders.

Notice of Stockholder Meetings

PGFSB’s amended bylaws provide that written notice stating the place, day, and hour of the meeting and the purposes for which the meeting is called must be delivered not fewer than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice will be deemed to be delivered when deposited in the mail, addressed to the stockholder at his address as it appears on the stock transfer books or records as of the record date with postage prepaid.
When any stockholders’ meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting will be given as in the case of an original meeting. It is not necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

Southern National’s amended and restated bylaws provide that notice of the date, time and place of the annual meeting of stockholders and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, must be given to each stockholder of record entitled to vote by delivering personally, or by mailing a written notice of the same, not less than 10 days and not more than 60 days prior to the date of the meeting. However, to act on an amendment of the articles of incorporation, as amended, plan of merger, share exchange, domestication or entity conversion, a sale of assets or dissolution, notice must be given not less than 25 nor more than 60 days prior to the meeting date to each stockholder of record entitled to vote.
Not less than 10 days and not more than 60 days prior to the meeting (or not less than 25 and not more than 60 days, as applicable), a written notice of each special meeting of stockholders, stating the place, day and hour of such meeting, and the purpose or purposes for which the meeting is called, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, must be either delivered personally, or mailed to each stockholder of record entitled to vote at such meeting.

Anti-Takeover Provisions and Other Stockholder Protections

PGFSB’s board is classified. PGFSB’s amended bylaws provide that the board be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified. One class is elected by ballot annually.
Moreover, with certain exceptions, no amendment can be made to the amended charter unless it is proposed by the board, preliminarily approved by the board, and then approved by a majority of the stockholders entitled to vote.

Southern National’s board is classified. Southern National’s articles of incorporation, as amended, provide that directors be divided into three classes, as nearly equal in number as possible, with a term of office expiring at the third succeeding annual meeting of stockholders after their election.
Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of the stockholders may be called only by the chairman of the board, by the president, by the board pursuant to a resolution approved by the affirmative vote of at least three-fourths of the directors then in office, or by the holders of record of not less than 40 percent of the then outstanding voting shares.
Southern National’s articles of incorporation, as amended, provide that when evaluating acquisition proposals, the board may determine what is in the best interests of Southern National and its stockholders by taking all relevant factors into consideration.

Amendments to Charter/Articles of Incorporation and Bylaws

With certain exceptions, no amendment can be made to the amended charter unless it is proposed by the board, preliminarily approved by the board, and then approved by a majority of the stockholders entitled to vote.
PGFSB’s amended bylaws provide that bylaws may be amended in a manner consistent with the regulations of the board at any time by a majority of the full board or by a majority of the votes cast by the stockholders at any legal meeting.

Southern National’s articles of incorporation, as amended, provide that amendments to the articles of incorporation, as amended, can only be made upon approval by both a majority of the board and a majority of the voting shares, as well as such additional vote of the preferred stock as may be required.
The articles of incorporation, as amended, also provide that the board or stockholders may adopt, alter, amend or repeal the bylaws of Southern National. Such action by the board requires the affirmative vote of a majority of the directors then in office at any regular or special meeting of the board. Such action by the stockholders requires the affirmative vote of at least a majority of the voting shares, as well as such additional vote of the preferred stock as may be required.

Indemnification of Directors and Officers
No indemnification provided.
Southern National’s articles of incorporation, as amended, provide that Southern National will indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of Southern National as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the Virginia Stock Corporation Act.
Southern National also retains the power, but not the obligation, to purchase and maintain insurance on behalf of any person or persons listed above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees or agents.

DESCRIPTION OF SOUTHERN NATIONAL CAPITAL STOCK
As a result of the merger, PGFSB common stockholders who receive shares of Southern National common stock in the merger will become Southern National stockholders. Your rights as Southern National stockholders will be governed by Virginia law and the Amended Articles of Incorporation and Amended and Restated Bylaws of Southern National. The following description of the terms and provisions of Southern National’s capital stock is qualified in its entirety by reference to its Amended Articles of Incorporation, Amended and Restated Bylaws or Virginia law applicable to Southern National. For a more thorough understanding of the terms of Southern National’s capital stock, you should refer to Southern National’s amended Articles of Incorporation and Amended and Restated Bylaws, which are included as exhibits to the Form S-4 registration statement of which this prospectus is a part.
General
Southern National is authorized to issue 50,000,000 shares of capital stock of which 45,000,000 are shares of common stock and 5,000,000 are shares of preferred stock, par value $0.01 per share. As of January 8, 2014, there were 11,590,612 shares of common stock outstanding held by 138 holders of record, which excludes beneficial owners who hold their shares through nominees or in “street” name. Southern National currently expect to issue approximately 571,427 shares to holders of PGFSB common stock in connection with the merger, though the exact number will depend on the exchange ratio for the stock component of the transaction, which will be determined by dividing 12.75 by the average closing price of Southern National common stock during the 20 trading day period ending five business days before the closing of the merger. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock, and all such stock will be duly authorized, fully paid and nonassessable.
Common Stock
Dividends. Southern National can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law or regulation. The holders of common stock are entitled to receive and share equally in such dividends as may be declared by the board of directors of Southern National out of funds legally available therefor. If Southern National issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
Voting Rights. The holders of Southern National’s common stock possess exclusive voting rights in Southern National. They elect Southern National’s board of directors and act on such other matters as are required to be presented to them under Virginia law or Southern National’s Amended Articles of Incorporation or as are otherwise presented to them by the board of directors. In general, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Southern National issues preferred stock, holders of the preferred stock may also possess voting rights.
Liquidation. In the event of any liquidation, dissolution or winding up of Southern National, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of Southern National’s assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Preemptive Rights. Holders of Southern National’s common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.
Preferred Stock
None of the shares of Southern National’s authorized preferred stock will be issued in connection with the merger. Such preferred stock may be issued in the future with such rights, privileges, preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with preferential voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Such shares may be convertible into common stock and may be senior to the common stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of shares of preferred stock could adversely affect the holders of common stock. For example, the issuance of preferred stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer, proxy contest or removal of incumbent management. Preferred stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of common stock.

Anti-Takeover Effects of Certain Provisions in Southern National’s Amended Articles of Incorporation and Amended and Restated Bylaws and Virginia Law
Subject to the application of the Virginia Stock Corporation Act, which we refer to as the VSCA, the affirmative vote of the holders of more than two thirds of all votes entitled to be cast is generally required with respect to a merger, exchange offer or the sale of all or substantially all of Southern National’s assets. Under the VSCA and Southern National’s Amended Articles of Incorporation, any action required or permitted to be taken by Southern National’s stockholders may be taken without a meeting and without a stockholder vote if a written consent is signed by the holders of the shares of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting of stockholders at which all shares entitled to vote on such matter were present and voted.
Virginia law provides for certain restrictions on extraordinary corporate transactions that may discourage the acquisition of control of Virginia corporations. Southern National elected to “opt out” of those protective provisions.
The provisions described below, to the extent applicable, will have the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt, but could have an adverse effect on stockholders who might wish to participate in such a transaction. However, Southern National believes that such provisions are advantageous to its stockholders in that they will permit management and Southern National’s stockholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of stockholder participation in the decision if the transaction is not approved by Southern National’s board of directors.
Staggered Board and Removal of Directors
One class of Southern National’s three classes of directors is elected annually. Directors serve for three-year terms. There is no cumulative voting for directors provided for in the Amended Articles of Incorporation. As permitted by Virginia law, Southern National’s Amended Articles of Incorporation provide that where a corporation’s directors are elected in classes that a director, or the entire board of directors, only may be removed for cause by the affirmative vote of not less than 75% of the shares entitled to vote generally in an election of directors. The provisions contained in Southern National’s Amended Articles of Incorporation relating to election of directors in staggered three-year classes and the supermajority vote required to remove a director tend to discourage attempts by third parties to acquire Southern National because of the extra time and expense involved and a greater possibility of failure. This also can affect the price that a potential purchaser would be willing to pay for Southern National common stock, thereby reducing the amount a stockholder would receive in, for example, a tender offer for Southern National common stock.
Special Stockholder Meetings
Southern National’s Amended Articles of Incorporation also restrict the manner in which special meetings may be called. Under the VSCA, a corporation is permitted to provide for calling of special meetings either in its bylaws or articles of incorporation. Southern National’s Amended Articles of Incorporation specify that special meetings may be called by Southern National’s Chairman of the Board or President or by the affirmative vote of three-fourths of the board of directors or by holders of record of not less than 40% of Southern National’s then outstanding voting shares.
Evaluation of Change in Control Offers
Southern National’s Amended Articles of Incorporation also provide that when evaluating any offer that may result in a change in control of Southern National, the board of directors may consider, consistent with the exercise of its fiduciary duties and in connection with the exercise of its judgment in determining what is in the best interests of Southern National and its stockholders, not only the price or other consideration being offered, but also all other relevant factors including, without limitation, the financial and management resources and future prospects of the other party, the possible effect on Southern National’s business and the business of its subsidiaries and on its employees, customers, suppliers and creditors and those of its subsidiaries, the effects on the ability of Southern National to fulfill its corporate objectives as a holding company and on the ability of Sonabank to fulfill its objectives as a bank, and the effects on the communities in which Southern National’s facilities are located.
Blank Check Preferred Stock
In addition to common stock, Southern National’s Amended Articles of Incorporation permit the board of directors to issue up to 5,000,000 shares of “blank check” preferred stock. Among other things, the board of directors in issuing a series of preferred stock has the power to determine voting powers, if any, of such series. Such issuance of preferred stock having voting rights could dilute the voting and ownership interest of existing stockholders. Such issuance may have the effect of discouraging unilateral attempts by third parties to obtain control of Southern National, since the issuance of additional shares of capital stock could be used to dilute the voting power of, or increase the cost to, any person seeking to obtain control of Southern National. This may occur by virtue of the fact that the preferred stock may be issued in a series having rights in excess of one vote per share or having the right to vote separately by class respecting some matters.
Transfer Agent and Registrar
The transfer agent and registrar for Southern National’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

PRINCE GEORGE’S FEDERAL SAVINGS BANK—INFORMATION ABOUT DIRECTORS TO BE APPOINTED TO SOUTHERN NATIONAL’S BOARD OF DIRECTORS
As discussed above, current PGFSB Chief Executive Officer and Chairman of the Board Robert Y. Clagett is expected to be appointed to the board of directors of Southern National upon closing of the merger pursuant to the merger agreement. This section provides certain information about Mr. Clagett with respect to his position as Chief Executive Officer and Chairman of the Board of PGFSB.
Robert Y. Clagett, age 73, has been the Chief Executive Officer and Chairman of the Board of PGFSB since 1968. He has also been a practicing attorney as a sole practitioner for more than 30 years.
The table below summarizes the total compensation paid to or earned by Mr. Clagett for his service as Chief Executive Officer and Chairman of the Board during the year ended December 31, 2013.
Summary Compensation Table

Name	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Robert Y. Clagett	58,956	1,020	19,720	79,696

(1)
  Consists of a bonus paid as a member of the board of directors. Mr. Clagett does not receive a bonus as an employee.
(2)
  Consists of $12,240 paid for services as a director, $50 for performing a construction loan inspection in 2013, and $7,430 in health insurance premiums paid by PGFSB on Mr. Clagett’s behalf.
Mr. Clagett does not have an employment agreement with PGFSB. His employment arrangement with PGFSB currently provides that he is paid an annual salary of $58,956 as well as for his services as a director. He is also entitled to participate in PGFSB’s health insurance and 401(k) plans, and PGFSB pays half of Mr. Clagett’s health insurance premiums.
Director/Committee Fees
PGFSB’s directors are paid fee of $1,020 per board meeting attended. Directors are also eligible for an annual bonus. Each member of the board of directors received a bonus of $1,020 in 2013. All directors of PGFSB are paid the same fees for their service except for the Chairman of the Audit and Compliance Committee, who is paid an additional $5,000 per year. Mr. Clagett earns the same fees for his services as a director that are earned by the other members of the PGFSB board.
EXPERTS
The consolidated financial statements of Southern National and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the reports of Dixon Hughes Goodman LLP, an independent registered public accounting firm, with respect to the year ended December 31, 2013, given upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Southern National as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 in reliance upon the report of KPMG LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.
LEGAL OPINIONS
Ober, Kaler, Grimes & Shriver, a Professional Corporation, will deliver to PGFSB prior to the effective time of the merger its opinion, in form and substance reasonably satisfactory to PGFSB and dated as of the closing date, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. See “Material United States Federal Income Tax Consequences of the Merger” on page 73. The validity of the Southern National common stock to be issued in connection with the merger will be passed upon for Southern National by Alston & Bird LLP.
OTHER MATTERS
As of the date of this document, the PGFSB board of directors does not know of any matters that will be presented for consideration at its special meeting other than as described in this document. However, if any other matter shall properly come before the PGFSB special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.
DISSENTERS’ RIGHTS
Under OCC regulations, a PGFSB stockholder has the right to object to the merger and to demand payment for the fair or appraised value of his, her or its stock; provided, that such stockholder has not voted in favor of the merger agreement and the merger and complies with the procedures described below. These rights are also known as dissenters’ rights.
Section 152.14 of the OCC’s regulations, 12 C.F.R. §152.14, which set forth the procedures that a stockholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix C to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters’ rights under Section 152.14. This discussion and Appendix C should be reviewed carefully by any PGFSB stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Section 152.14 will result in the loss of dissenters’ rights.
General requirements. Section 152.14 of the OCC’s regulations generally requires the following:
•
  Written Objection to the Proposed Transaction. Each stockholder electing to make a demand under Section 152.14 must deliver to PGFSB, before voting on the merger agreement and the merger, a writing identifying himself or herself and stating his or her intention to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the merger agreement and merger by the stockholder. A vote against the merger agreement and the merger will not satisfy this demand requirement. The written demand should be delivered or addressed to Prince Georges Federal Savings Bank, 14804 Pratt Street, Upper Marlboro, Maryland 20772, Attention: Marye E. Causey, Corporate Secretary.
•
  Notification of Effective Date and Written Offer. Within ten days after the effective date of the merger, Southern National will give to stockholders of PGFSB who have both complied with the above demand requirement and have not voted in favor of the merger agreement and merger, written notice of the effective date of the merger and will make a written offer to each such stockholder to pay for his or her dissenting shares at a specified price deemed by Southern National to be the fair value of such stockholder’s shares. The notice and offer will be accompanied by a balance sheet and statement of income of PGFSB for the fiscal year ending December 31, 2013, together with the latest available interim financial statements. Southern National will also inform dissenting stockholders that, within 60 days after the effective date of the merger, each dissenting stockholder who does not accept Southern National’s offer must file a petition with the OCC and submit their stock certificates for notation, each as described below.
•
  Acceptance of Offer. If within 60 days of the effective date of the merger Southern National and each dissenting stockholder who has complied with the demand requirement described above have agreed upon the fair value of such dissenting stockholder’s shares of PGFSB common stock, Southern National will make payment for such shares within 90 days of the effective date of the merger.
•
  Petition to be filed if offer not accepted. If within 60 days of the effective date of the merger Southern National and any dissenting stockholder who has complied with the demand requirement described above do not agree as to the fair value of such stockholder’s shares of PGFSB common stock, then such stockholder may file a petition with the OCC, with a copy by registered or certified mail to Southern National, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within 60 days of the effective date of the merger will be deemed to have accepted the terms offered under the merger.
•
  Stock certificates to be noted. Within 60 days of the effective date of the merger each dissenting stockholder demanding appraisal and payment must submit to the transfer agent his or her certificates of stock for notation that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights and shall be deemed to have accepted the terms offered under the merger.
•
  Withdrawal of demand. At any time within 60 days after the effective date of the merger any dissenting stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered under the merger.
•
  Valuation and payment. The Comptroller of the Currency will either appoint one or more independent persons or direct appropriate staff of the OCC to appraise the dissenting shares to determine their fair market value, as of the effective date of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger. Appropriate staff of the OCC will review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Comptroller after consideration of the appraisal report and the advice of the appropriate staff will, if he concurs in the valuation of the shares, direct payment by Southern National of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment will be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Comptroller.
•
  Costs and expenses. The costs and expenses of any appraisal proceeding may be apportioned and assessed by the Comptroller as he deems equitable against all or some of the parties. In making this determination the Comptroller will consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the exercise of dissenting rights.
•
  Voting and distribution. Any stockholder who has demanded appraisal rights for his or her shares of PGFSB common stock will thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distributions payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the merger). However, if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered under the merger, such stockholder will be entitled to vote and to receive dividends and other distributions on the stock.
•
  Status. Shares of Southern National into which shares of dissenting stockholders would have been converted or exchanged had they assented to the merger will have the status of authorized and unissued shares of Southern National.
If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters’ rights.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows Southern National to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Southern National and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Southern National (File No. 001-33037):
•
  Annual Report on Form 10-K for the year ended December 31, 2013;
•
  Those portions of Southern National’s Definitive Proxy Statement deemed incorporated into Southern National’s Annual Report on Form 10-K for the year ended December 31, 2013; and
•
  Current Reports on Form 8-K filed January 13, 2014 and January 24, 2014 (other than the portions of those documents not deemed to be filed).
In addition, Southern National is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the PGFSB special meeting of stockholders, provided, however, that Southern National is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Southern National files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Southern National files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.
Southern National has not authorized anyone to give any information or make any representation about the merger or Southern National that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PRINCE GEORGE’S FEDERAL SAVINGS BANK,
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.,
SONABANK
AND
SONA INTERIM FEDERAL SAVINGS BANK (IN FORMATION)
DATED AS OF JANUARY 8, 2014

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit Number	Description
A	Form of Support Agreement
B	Form of Director’s Agreement
C	Plan of Bank Merger

A-iv

Defined Term	Section
Adverse Recommendation Change	6.8(b)
Alternative Proposal	6.8(a)
Alternative Transaction	6.8(d)
Articles of Merger	1.2
Bank Merger	Recitals
Bank Secrecy Act	3.23
Benefit Plan	9.10(b)
BHC Act	4.1(b)
Business Day(s)	1.4(e)
Buyer	Preamble
Buyer Articles	4.1(b)
Buyer Bank	Preamble
Buyer Bylaws	4.1(b)
Buyer Capitalization Date	4.2(a)
Buyer Common Stock	1.4(a)
Buyer Disclosure Schedule	Art. IV
Buyer Contract	4.12(a)
Buyer Financial Statements	4.6(a)
Buyer Policies	4.18
Buyer Preferred Stock	4.2(a)
Buyer Regulatory Agreement	4.5
Buyer SEC Reports	4.8
Buyer Stock Plans	4.2(a)
Buyer Subsidiary	3.1(c)
Business Day	1.4(e)
Cash Election Shares	1.4(e)
Certificate	1.4(h)
Claim	6.5(a)
Classified Assets	5.2(g)
Closing	9.1
Closing Date	9.1
COBRA	3.11(c)
Code	Recitals
Covered Employees	6.4(a)
Derivative Transactions	3.14(a)
DOL	3.11(b)
Election	1.4(d)
Election Deadline	1.4(e)
Election Form	1.4(e)
Effective Time	1.2
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Agent	1.4(e)

A-v

Defined Term	Section
Exchange Ratio	1.4(d)
Exchange Fund	1.4(g)
Fair Credit Reporting Act	3.22
FDIC	3.1(d)
Federal Reserve Bank	3.16(b)
FFIEC	3.28
GAAP	3.1(c)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.22
HSR Act	3.4
IIPI	3.22
Indemnified Parties	6.5(a)
Injunction	7.1(d)
Insurance Amount	6.5(c)
Intellectual Property	3.19
IRS	3.10(a)
Knowledge	9.5
Liens	3.3(b)
Loans	3.16(a)
Maryland Advisory Board	6.9
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(c)
Merger	Recitals
Merger Consideration	1.4(d)
Mixed Election	1.4(e)
Other Regulatory Approvals	3.4
Party	Preamble
Patriot Act	3.23
Permitted Encumbrances	3.17
Per Share Cash Consideration	1.4(d)
Per Share Stock Consideration	1.4(d)
Policies, Practices and Procedures	3.15(b)
Pre-Closing Retention Payment	6.4(b)
Property Lease	3.21
Prospectus/Proxy Statement	3.29
Reallocated Cash Election Shares	1.4(g)
Reallocated Stock Election Shares	1.4(g)
Registration Statement	3.29
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(b)
SEC	3.29
Section 409(A)	3.11(i)
Securities Act	3.2(a)

A-vi

Defined Term	Section
Seller	Preamble
Seller Benefit Plans	3.11(a)
Seller Board	3.3(a)
Seller Bylaws	3.1(b)
Seller Capitalization Date	3.2(a)
Seller Charter	3.1(b)
Seller Common Stock	1.4(c)
Seller Contract	3.13(a)
Seller Disclosure Schedule	Art. III
Seller Leased Properties	3.17
Seller Owned Properties	3.17
Seller Policies	3.18
Seller Preferred Stock	3.2(a)
Seller Real Property	3.17
Seller Regulatory Agreement	3.5
Seller Shareholder Meeting	6.3(a)
Seller Stock Plan	3.2(d)
Specified Assets Payment	1.4(h)
Specified Classified Assets	1.4(e)
SRO	3.4
Stock Election Shares	1.4(e)
Subsidiary	3.1(c)
Superior Proposal	6.8(d)
Surviving Entity	Recitals
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(b)
Treasury Regulations	Recital
Trust Account Common Shares	1.4(c)

A-vii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is dated as of January 8, 2014 (this “Agreement”), by and among Prince George’s Federal Savings Bank, a federal savings bank (“Seller”), Southern National Bancorp of Virginia, Inc., a Virginia corporation (“Buyer”), Sonabank, a Virginia commercial bank and member of the Federal Reserve System (“Buyer Bank”) and SONA Interim Federal Savings Bank (in formation), an interim uninsured federal savings bank to be formed as a wholly-owned subsidiary of Buyer, whether ultimately named SONA Interim Federal Savings Bank or another name (“Merger Sub”). Each of Seller, Buyer, Buyer Bank and Merger Sub are referred to herein as a “Party” and, together, as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Seller, Buyer and Buyer Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Seller, resulting in Seller, as the surviving entity (sometimes referred to herein as the “Surviving Entity”), becoming a direct wholly-owned subsidiary of Buyer (“Merger”); and
WHEREAS, immediately after the Merger, the Surviving Entity will merge with and into Buyer Bank, with the Buyer Bank as the surviving bank (“Bank Merger”); and
WHEREAS, at the effective time of such Merger, the outstanding shares of capital stock of Seller will be converted into the right to receive the merger consideration set forth in Section 1.4 of this Agreement;
WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I
THE MERGER
1.1 The Merger.
 (a)   Subject to the terms and conditions of this Agreement, in accordance with the federal banking laws of the United States and the Virginia Stock Corporation Act (§ 13.1-715.1 et seq. of the Code of Virginia), at the Effective Time, Merger Sub shall merge with and into Seller, with Seller as the Surviving Entity becoming a direct subsidiary of Buyer, and the separate existence of Merger Sub shall thereupon cease. Buyer Bank shall remain a wholly-owned subsidiary of Buyer following the Merger and the Bank Merger. For a moment in time, before the Bank Merger is consummated immediately after the Merger, the Charter and bylaws of Seller in effect immediately prior to the Merger shall remain the Charter and bylaws of the Surviving Entity following the Merger.
 (b)   Buyer may at any time change the method of effecting the combination described herein (including by providing for the merger of Seller and a different wholly-owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) affect, in an adverse manner, the Tax treatment of Seller’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of a Party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) have a Material Adverse Effect on Seller.

1.2 Effective Time.    The Merger shall become effective as set forth in the articles of merger that shall be filed with the Office of the Comptroller of the Currency and the State Corporation Commission of Virginia, as necessary (the “Articles of Merger”), on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.
1.3 Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the applicable Rules and Regulations of the Office of the Comptroller of the Currency.
1.4 Conversion of Seller Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer, Buyer Bank or the holder of any of the following securities:
 (a)   Each share of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Stock”) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
 (b)   Each share of common stock of Buyer Bank issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
 (c)   All shares of common stock, par value $1.00 per share, of Seller (the “Seller Common Stock”) issued and outstanding immediately before the Effective Time that are owned, directly or indirectly, by Seller, Buyer or Buyer Bank, (other than shares of Seller Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”)) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.
 (d)   Subject to the provisions of Sections 1.4(g), 1.5 and 1.7, each share of Seller Common Stock (excluding shares owned, directly or indirectly, by Seller, Buyer or Buyer Bank other than Trust Account Common Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into the right to receive, at the election of the holder thereof (an “Election”), the Per Share Cash Consideration and/or the Per Share Stock Consideration as follows:
 (i)    cash in the amount of $12.75 (the “Per Share Cash Consideration”); or
 (ii)   a certain number (“Exchange Ratio”) of shares of Buyer Common Stock (the “Per Share Stock Consideration”) (such Per Share Cash Consideration and Per Share Stock Consideration are referred to herein as the “Merger Consideration”). The Exchange Ratio shall equal the quotient of $12.75 divided by the average closing price of the Buyer Common Stock on the NASDAQ Global Market during the 20 consecutive trading days immediately preceding the day that is five Business Days prior to Closing, rounded down to the nearest ten-thousandth.
 (e)   Buyer shall cause the exchange agent selected by Buyer, and reasonably acceptable to Seller (“Exchange Agent”), to mail a form (an “Election Form”), in such form as Buyer and Seller shall mutually agree, on which holders of Seller Common Stock shall make an Election, together with instructions, no more than 40 Business Days and no less than five Business Days prior to the anticipated Closing Date, or on such earlier date as Buyer and Seller shall mutually agree, to each holder of record of Seller Common Stock as of such mailing date, pursuant to which holders of Seller Common Stock will:
 (i)   Elect to receive the Per Share Cash Consideration with respect to all of their shares of Seller Common Stock (the “Stock Election Shares”);
 (ii)   Elect to receive the Per Share Stock Consideration with respect to all of their shares of Seller Common Stock (the “Cash Election Shares”); or
 (iii)   Elect to receive the Per Share Stock Consideration for 50% of their shares of Seller Common Stock and the Per Share Cash Consideration for the remainder of their shares of Seller Common Stock (a “Mixed Election”).

Subject to the allocation rules set forth in Section 1.4(g) below, the shares of Seller Common Stock for which the holder elects to be converted into the right to receive the Per Share Stock Consideration are referred to as “Stock Election Shares” and Shares of Seller Common Stock for which the holder elects to be converted into the Per Share Cash Consideration are referred to as “Cash Election Shares.” Buyer and Seller shall each use their reasonable efforts to make the Election Form available to all persons who become holders of Seller Common Stock during the period between the mailing date of the Election Form and the Closing Date.
The Election Deadline shall be 5:00 p.m., Eastern Time, on such date as the Parties may mutually agree, but in no event shall be later than 30 calendar days after the Effective Time. Any Seller Common Stock holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with such other documents as may reasonably be required by Buyer or the Exchange Agent. If a holder of Seller Common Stock (i) does not submit a properly completed Election Form before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) otherwise fails to make an Election pursuant to Section 1.4(e) of this Agreement, then such holder shall be considered to have made a Mixed Election. Nominee record holders who hold Seller Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares and how many are Cash Election Shares.
For purposes of this Section 1.4(e), any shares of Seller Common Stock held by a holder who perfects dissenters’ rights pursuant to Section 1.5 shall be deemed Cash Election Shares.
For purposes of this Agreement, “Business Day(s)” means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which Seller or Buyer Bank is authorized or obligated by applicable law or executive order to close.
 (f)   Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer, Seller, nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
 (g)   Subject and after giving effect to Section 1.4(e), the Exchange Agent shall effect the allocation of the aggregate Merger Consideration among the holders of Seller Common Stock in accordance with their respective Election Forms subject to the following allocation rules:
 (i)   If the number of Stock Election Shares is less than 50% of the total number of shares of Seller Common Stock issued and outstanding on the Closing Date, then:
 (A)   All Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration;
 (B)   the Exchange Agent shall convert, on a pro rata basis as described in Section 1.4(g)(iii) below, a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock Election Shares”) such that the number of Stock Election Shares equals 50% of the total number of shares of Seller Common Stock issued and outstanding on the Closing Date, and such Reallocated Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and
 (C)   All Cash Election Shares that are not Reallocated Stock Election Shares shall be converted into the right to receive the Per Share Cash Consideration;
such that the aggregate number of Stock Election Shares is at least 50%, and the aggregate number of Cash Election Shares is no more than 50%, of the total number of shares of Seller Common Stock issued and outstanding on the Closing Date.

 (ii)   If the number of Stock Election Shares is more than 50% of the total number of shares of Seller Common Stock issued and outstanding on the Closing Date, then:
 (A)   All Cash Election Shares (subject to Section 1.5 with respect to Dissenting Shareholders) shall be converted into Per Share Cash Consideration;
 (B)   the Exchange Agent shall convert, on a pro rata basis as described in Section 1.4(g)(iii) below, a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Election Shares”) such that the number of Cash Election Shares equals 50% of the total number of shares of Seller Common Stock issued and outstanding on the Closing Date, and such Reallocated Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration; and
 (C)   All Stock Election Shares that are not Reallocated Cash Election Shares shall be converted into the right to receive the Per Share Stock Consideration;
such that the aggregate number of Stock Election Shares is at least 50%, and the aggregate number of Cash Election Shares is no more than 50%, of the total number of shares of Seller Common Stock issued and outstanding on the Closing Date, unless otherwise authorized and agreed to by Buyer at its sole and absolute discretion.
 (iii)   If the Exchange Agent is required pursuant to Section 1.4(g)(i) to convert some Cash Election Shares into Reallocated Stock Election Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Election Shares. Similarly, if the Exchange Agent is required pursuant to Section 1.4(g)(ii) to convert some Stock Election Shares into Reallocated Cash Election Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Election Shares.
 (h)   After the Closing Date, Buyer may decide to dispose of all or a portion of Seller’s classified assets, all of which are set forth on Seller Disclosure Schedule 1.4(h) hereto (“Specified Classified Assets”). If Buyer decides to dispose of the Specified Classified Assets as provided herein, it shall engage a reputable third party broker to sell the Specified Classified Assets and shall do so in a good faith commercially reasonable manner to maximize the pricing to result therefrom. The total balance associated with the Specified Classified Assets as of the date of this Agreement equals $7.8 million, and the mark-to-market value established by Buyer equals 45.6% (or a discount to the current balance of 54.6%). To the extent that Buyer disposes of all or a portion of the Specified Classified Assets and such pricing exceeds this mark-to-market value of 45.6%, Buyer shall pay 50% of the gain over such mark-to-market value (after deducting any expenses incurred by Buyer in connection with the disposal of the Specified Classified Assets) to holders of Seller Common Stock immediately prior to the Effective Time, pro rata with their Seller Common Stock ownership. If any new assets of the Seller, which would have been Specified Classified Assets had they been assets of the Seller as of the date of this Agreement, become classified assets between the date of this Agreement and the Closing Date, any losses resulting from a sale of such new classified assets shall offset any gain on sale before any amount is paid to holders of Seller Common Stock pursuant to this paragraph. Notwithstanding the foregoing, the sum of the amount payable to holders of Seller Common Stock pursuant to this section 1.4(h) (the “Specified Assets Payment”) plus the aggregate Per Share Cash Consideration paid to all holders of Seller Common Stock shall not exceed sixty percent (60%) of the sum of the Specified Assets Payment and the aggregate Merger Consideration paid to all holders of Seller Common Stock.
 (i)   If, between the date hereof and the Effective Time, the number of outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration.

 (j)   Procedures for Exchange of Seller Common Stock.
 (1)   Buyer to Make Merger Consideration Available.   No later than the day prior to the Closing Date, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Seller Common Stock, for exchange in accordance with this Section 1.4(j), certificates representing the aggregate Per Share Stock Consideration and an aggregate amount of cash sufficient to pay the aggregate amount of Per Share Cash Consideration as well as the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and certificates for shares of Buyer Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).
 (2)   Exchange of Certificates.   Buyer shall take all steps necessary to cause the Exchange Agent to mail, within five Business Days after the Effective Time, to each holder of a Certificate or Certificates, a form letter of transmittal (which shall be subject to the reasonable approval of Seller) for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Seller Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Seller Common Stock shall have become entitled pursuant to Section 1.4 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Per Share Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates. The Certificate or Certificates of Seller Common Stock so delivered shall be duly endorsed as the Exchange Agent may reasonably require.
 (3)   Rights of Certificate Holders after the Effective Time.   The holder of a Certificate that prior to the Merger represented issued and outstanding Seller Common Stock shall have no rights, after the Effective Time, with respect to such Seller Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 1.4(j). After the surrender of a Certificate in accordance with this Section 1.4(j), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.
 (4)   Surrender by Persons Other than Record Holders.    If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
 (5)   Closing of Transfer Books.    From and after the Effective Time, there shall be no transfers on the stock transfer books of Seller of the Seller Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 1.4(j).

 (6)   Return of Exchange Fund.    At any time following the six-month period after the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Buyer (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.
 (7)   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.
 (8)   Withholding.   Buyer or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Seller Common Stock such amounts as Buyer (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Buyer or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Seller Common Stock in respect of whom such deduction and withholding were made by Buyer or the Exchange Agent.
 (k)   From and after the Effective Time, all of the shares of Seller Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate” or together, the “Certificates”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.
 1.5    Dissenting Shareholders.    Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by 12 C.F.R. § 152.14 shall be entitled to receive the value of such shares in cash as determined pursuant to 12 C.F.R. § 152.14; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of 12 C.F.R. § 152.14 and surrendered to Seller the Certificate or Certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Buyer shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4(d) of this Agreement upon surrender by such holder of the Certificate or Certificates representing shares of Seller Common Stock held by such holder.
 1.6    Tax Consequences.   It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. None of the Parties or any entity affiliated with the Parties will take any position on any federal, state or local Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization” within the meaning of Section 368(a) of the Code.
 1.7   Fractional Shares.   Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall instead receive an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional share of Buyer Common Stock to which such holder (after taking into account all Seller Common Stock held at the Effective Time by such holder) would otherwise be entitled by (b) the average closing price of the Buyer Common Stock on the NASDAQ Global Market during the 20 consecutive trading days immediately preceding the day that is five Business Days prior to Closing.
 1.8   Bank Merger.   Immediately following the completion of the Merger, the Bank Merger shall be consummated. Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Sonabank”, and, following the Bank Merger, the separate existence of Surviving Entity shall cease. The parties agree that the Bank Merger shall become effective immediately following the time at which the Merger is effective. The Bank Merger shall be implemented pursuant to a Plan of Bank Merger. Following the execution and delivery of this Agreement, Buyer Bank and Seller shall execute and deliver such Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit C. Buyer, Buyer Bank and Seller shall take all necessary actions to obtain all required approvals in connection with and to consummate the Bank Merger.
Article II
DELIVERY OF MERGER CONSIDERATION
2.1 Exchange Procedures.   The procedures under which Certificates may be exchanged for the Merger Consideration are set forth in Section 1.4(j) hereof. The Exchange Agent may establish such reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(c) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.5) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent, in accordance with the procedures set forth in Section 1.4(j), and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.4, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2. Buyer shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.1, or in lieu thereof, such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Buyer nor the Exchange Agent shall be liable to a holder of Seller Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law. Buyer shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration as provided in this Section 2.1.
2.2 Rights of Former Seller Shareholders.   At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock immediately prior to the Effective Time and no transfer of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(c) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.5) shall, from and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration in exchange therefor. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4 of this Agreement except to the extent required in connection with the exercise of dissenters’ rights of appraisal.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Seller), Seller hereby represents and warrants to Buyer as follows:
3.1 Corporate Organization.
 (a)   Seller is a federal savings bank duly organized, validly existing and in good standing under the federal laws of the United States. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
 (b)   True, complete and correct copies of the Amended Charter of Seller, as amended (the “Seller Charter”), and the Amended Bylaws of Seller (the “Seller Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyer. Seller is organized under the federal laws of the United States.
 (c)   Seller does not have any partially-owned or wholly-owned direct or indirect Subsidiaries. As used in this Agreement, the word “Subsidiary”, when used with respect to a Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the term “Buyer Subsidiary” shall mean any direct or indirect Subsidiary of Buyer.
 (d)   The deposit accounts of Seller are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
3.2  Capitalization.
 (a)   The authorized capital stock of Seller consists of 1,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 901,738 shares were issued and outstanding, and 500,000 shares of preferred stock, no shares of which were issued and outstanding as of the Seller Capitalization Date. As of the Seller Capitalization Date, no shares of Seller Common Stock were reserved for issuance. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a)(i) of the Seller Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller. As of the date of this Agreement, there are no contractual obligations of Seller (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or (ii) pursuant to which Seller is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(a)(i) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Except as set forth on Section 3.2(a)(ii) of the Seller Disclosure Schedule, since December 31, 2012 through the date hereof, Seller has not (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller or (B) issued or awarded any options, restricted shares or any other equity-based awards.
 (b)   [Intentionally omitted].
 (c)   Section 3.2(c) of the Seller Disclosure Schedule sets forth Seller’s capital stock, equity interest or other direct or indirect ownership interest in any person where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.
 (d)   Seller maintains no plans under which options, warrants and other stock-based awards are granted (each a “Seller Stock Plan”), and Seller has no issued and outstanding options, warrants, restricted shares or any other equity-based awards.
3.3 Authority; No Violation.
 (a)   Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has determined that it will recommend that Seller’s shareholders vote in favor of the adoption and approval of the transactions contemplated by this Agreement. Except for the approval of this Agreement by the holders of the outstanding shares of Seller Common Stock entitled to vote hereon, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, subject to approval by the shareholders of Seller and the receipt of the required regulatory filings, consents and approvals set forth in Section 3.4 (and assuming due authorization, execution and delivery by Buyer), constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).
 (b)   Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will, (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller’s Articles of Incorporation or Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller or any of its properties or assets or (B) except as set forth of Section 3.3(b) of the Seller Disclosure Schedule, violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, charge, security interest and similar encumbrance (“Lien”) upon any of the respective material properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party or by which any of its material properties or assets is bound.

3.4  Consents and Approvals.    Except for (a) the filing of any applications, notices or other documentation as necessary to receive any consent or approval of any Regulatory Agency that is necessary in connection with the consummation of the Merger and the Bank Merger and approval of such applications, notices or other documentation, (b) the filing of any required applications, filings or notices with any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing of the Articles of Merger with the Office of the Comptroller of the Currency and/or the State Corporation Commission of Virginia, as necessary, (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), or that are required under consumer finance, mortgage banking and other similar laws, and (e) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if any, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Seller of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.
3.5 Reports; Regulatory Matters.    Since January 1, 2010, Seller has timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with (i) the Office of the Comptroller of the Currency, (ii) the Board of Governors of the Federal Reserve System, (iii) the FDIC, (iv) any state insurance commission or other state regulatory authority, (v) any foreign regulatory authority, (vi) any SRO and (vii) the SEC (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5 of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Seller, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller. Seller has fully complied with, and there is no unresolved material violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Seller. There has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Seller (other than examinations conducted by a Regulatory Agency or Governmental Entity in Seller’s ordinary course of business).
Except as set forth on Section 3.5 of the Seller Disclosure Schedule, Seller is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated federal savings banks (each item in this sentence, a “Seller Regulatory Agreement”), nor has Seller been advised since by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. There has not been any event or occurrence that would result in a determination that Seller is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.
3.6 Financial Statements.
 (a)   Seller has made available to Buyer (i) the balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2012, and December 31, 2011, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2012 and 2011, and (ii) the consolidated balance sheets (including related notes and schedules, if any) of Seller and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2012 (the “Seller Financial Statements”). The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Seller (including the related notes, where applicable) (ii) have been prepared from, and are in accordance with, the books and records of Seller in all material respects, (iii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller for its fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Rowles & Company, LLP has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
 (b)   Except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, Seller has no liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Seller, of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, or (iii) liabilities incurred since December 31, 2012 in connection with this Agreement and the transactions contemplated hereby.
 (c)   Since December 31, 2012, (i) through the date hereof, neither Seller or, to the knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.
3.7 Broker’s Fees.    Neither Seller nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.
3.8 Absence of Certain Changes or Events.
 (a)   Except as disclosed on Section 3.8(a) of the Seller Disclosure Schedule, since December 31, 2012, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Buyer Bank or Seller, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the mid-Atlantic region of the United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the mid-Atlantic region of the United States, (D) any change in the value of the respective investment portfolios of Buyer or Seller resulting from a change in interest rates generally, (E) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and its Subsidiaries), (F) actions or omissions of a Party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other Party in contemplation of the Merger, (G) any effect with respect to a Party caused, in whole or in substantial part, by the other Party, and/or (H) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof,) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.
 (b)   Since December 31, 2012 through and including the date of this Agreement, Seller has carried on its business in all material respects in the ordinary course of business consistent with its past practice.
 (c)   Except as set forth in Section 3.8(c) of the Seller Disclosure Schedule, since June 30, 2013, Seller has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property), pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of June 30, 2013, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Seller Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9 Legal Proceedings.
 (a)   Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, Seller is not a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller.
 (b)   There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated federal savings banks) imposed upon Seller or the assets of Seller.
3.10 Taxes and Tax Returns.
 (a)   Seller has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller is not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller for which Seller does not have reserves that are adequate under GAAP. Seller is not a party to or bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement. Within the past five years, Seller has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Seller is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller. Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Seller has not taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.
 (b)   As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
 (c)   As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.
3.11 Employee Matters.
 (a)   Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, or former employee, consultant, independent contractor, or director of Seller entered into, maintained or contributed to by Seller or to which Seller is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”).
 (b)   With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the most recent actuarial reports; (vi) the most recent determination, opinion or advisory letter from the IRS; (vii) the most recent Form 5500 required to have been filed with the Department of Labor (“DOL”), including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the DOL or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan received or sent within the past three plan years; and (ix) a list of each person who has options to purchase Seller Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Seller, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the Seller Disclosure Schedule sets forth as of September 30, 2013 the accrued liability for any such plans, programs and arrangements.
 (c)   With respect to each Seller Benefit Plan, and except as disclosed in Section 3.11(c) of the Seller Disclosure Schedule:
 (i)   each Seller Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations with respect to any Seller Benefit Plan;
 (ii)   each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. No fact, circumstance or event has occurred since the date of such letter or currently exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;
 (iii)   no claim, lawsuit, arbitration or other action has been asserted, instituted or, to Seller’s knowledge, is anticipated or has been threatened against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims);
 (iv)   all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the fiscal year ended December 31, 2012 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since December 31, 2012;
 (v)   all obligations of Seller and each ERISA Affiliate and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;
 (vi)   Seller has maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

 (vii)   except as disclosed on Section 3.11(c)(vii) of the Seller Disclosure Schedule, no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.
 (d)   Neither Seller nor any of its ERISA Affiliates (as defined herein) has ever maintained, contributed to, sponsored or had an obligation to contribute to any plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or any multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither Seller nor any of its ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title IV of ERISA and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or any of its ERISA Affiliates. For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or Buyer, as applicable.
 (e)   Except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.
 (f)   Neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) or any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any material tax or penalty under Section 4975 of the Code or Section 406 of ERISA.
 (g)   No payment made or to be made in respect of any employee or former employee of Seller would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.
 (h)   With respect to Seller:
 (i)   Seller is not is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and Seller has not experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.
 (ii)   Seller is not a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.
 (iii)   Seller is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.
 (iv)   Seller has no workers’ compensation liability, experience or matter outside the ordinary course of business.

 (v)   To the knowledge of Seller no executive of Seller: (A) has any present intention to terminate his or her employment; or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.
 (i)   Except as disclosed in Section 3.11(i) of the Seller Disclosure Schedule, Seller, unless required to do so under COBRA or similar state law, (i) does not provide health or welfare benefits for any retired or former employee and (ii) is not obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service.
 (j)   Seller does not maintain any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.
 (k)   Except as set forth on Section 3.11(k) of the Seller Disclosure Schedule: (i) each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) Seller has not (A) been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A or (B) had any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A (other than as disclosed on the Seller Disclosure Schedule); (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.
3.12 Compliance with Applicable Law.
 (a)   Seller holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied in all material respects with and is not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller. Other than as required by (and in conformity with) law, Seller does not act as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
 (b)   Section 3.12(b) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all executive officers and directors of Seller or entities controlled by executive officers and directors of Seller who have outstanding loans from Seller, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.
3.13 Certain Contracts.
 (a)   Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule or otherwise reflected in the Seller Financial Statements, Seller is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Buyer Bank, Seller, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Seller, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Seller or, upon consummation of the Merger, will materially restrict the ability of the Buyer to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or
(vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and Seller does not know of, and has not received notice of, any material violation of any Seller Contract by any of the other parties thereto.
 (b)   (i) Each Seller Contract is valid and binding on Seller and is in full force and effect, (ii) Seller has in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or under any such Seller Contract.
3.14 Risk Management Instruments.
 (a)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
 (b)   All Derivative Transactions, whether entered into for the account of Seller or for the account of a customer of Seller were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Agency and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Seller, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Seller enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Seller has duly performed its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder, which would reasonably be expected to have a Material Adverse Effect.
3.15 Investment Securities and Commodities.
 (a)   Except as would not reasonably be expected to have a Material Adverse Effect on Seller, Seller has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.
 (b)   Seller and its business employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.16 Loan Portfolio.
 (a)   Section 3.16(a) of the Seller Disclosure Schedule sets forth, as of September 30, 2013 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller that is classified as “Other Real Estate Owned” and the book value thereof.
 (b)   Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Seller, and all such Loans purchased by Seller, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien (other than Liens in the ordinary course of business to the FHLB or the Federal Reserve Bank of Richmond (the “Federal Reserve Bank”)), and Seller has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.
 (c)   Since December 31, 2012, Seller has not incurred any unusual or extraordinary loan losses that are material to Seller; to Seller’s knowledge and in light of Seller’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.
3.17 Property.   Except as disclosed on Section 3.17 of the Seller Disclosure Schedule, Seller (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Statements as being owned by Seller or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Seller Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, zoning laws, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Seller Leased Properties” and, collectively with the Seller Owned Properties, the “Seller Real Property”), free and clear of all Liens of any nature whatsoever encumbering Seller’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Seller or, to Seller’s knowledge, the lessor. The Seller Real Property is in material compliance with all applicable zoning laws and building codes. The Seller Real Property and the buildings and improvements located on the Seller Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Seller Real Property. Seller is in material compliance with all applicable health and safety related requirements for the Seller Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.
Seller currently maintains insurance on all its property, including the Seller Real Property, in amounts, scope and coverage considered by Seller to be reasonable for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies.
3.18 Insurance.   Seller maintains insurance in amounts considered by Seller to be reasonable for its operations, and such insurance is similar in scope and coverage in all material respects to that maintained by banking institutions of comparable size and operations to Seller. Seller has a true and complete list of all insurance policies applicable and available to Seller with respect to its business or that are otherwise maintained by or for Seller (the “Seller Policies”) and has provided true and complete copies of all such Seller Policies to Buyer. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, there is no claim for coverage by Seller pending under any of such Seller Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Seller Policies or in respect of which such underwriters have reserved their rights. Each Seller Policy is in full force and effect and all premiums payable by Seller have been timely paid by Seller. To the knowledge of the Seller, Seller has not received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Seller Policies. No Seller Policy has been issued by a company that is rated less than “A-” by A.M. Best & Co.
3.19 Intellectual Property.   Seller owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Seller’s Intellectual Property have been paid. The use of any Intellectual Property by Seller does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller with respect to any Intellectual Property owned by and/or licensed to Seller. Seller has not received any written notice of any pending claim with respect to any Intellectual Property used by Seller and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.20 Environmental Liability.   Except as set forth in Section 3.20 of the Seller Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or, to Seller’s knowledge, that are reasonably likely to result in, any material liability or obligation of Seller arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s knowledge, threatened against Seller. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller. Seller is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing. To Seller’s knowledge, Seller and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate of Seller) any property in which Seller holds a security interest is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
3.21 Leases.   Section 3.21 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller is a party and (b) a list of each parcel of real property leased by Seller together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller and is in full force and effect. Seller has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Seller is not in material default under any Property Lease.
3.22 Privacy of Customer Information.   Seller is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Seller has no reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Seller: (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.
3.23 Bank Secrecy Act; Patriot Act; Money Laundering.   Seller has no reason to believe that any facts or circumstances exist, which would cause Seller to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Seller has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.
3.24 CRA Compliance.   Seller has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Seller is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller to decrease below the “satisfactory” level.
3.25 Securitizations.   Seller is not a party to any agreement securitizing any of its assets.
3.26 Approvals.   As of the date of this Agreement, to Seller’s knowledge, there is no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
3.27 Opinion.   Before the execution of this Agreement, the Seller Board has received an opinion from Sandler O’Neill + Partners, L.P., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.28 Disaster Recovery and Business Continuity.   Seller has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, assets, or employees. To Seller’s knowledge, such program ensures that Seller and Seller Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”) and the Office of the Comptroller of the Currency.
3.29 Seller Information.   The information relating to Seller that is provided by Seller or its representatives for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. For purposes of this Agreement, the “Registration Statement” means the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Buyer with respect to the Per Share Stock Consideration, including any pre-effective or post-effective amendments or supplements thereto, and which includes the Prospectus/Proxy Statement; the “Prospectus/Proxy Statement” means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of Seller Common Stock in connection with the transactions contemplated by this Agreement and the Seller Shareholder Meeting.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:
4.1 Corporate Organization.
 (a)   Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
 (b)   Buyer is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.
 (c)   Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

 (d)   The deposit accounts of Buyer are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.
4.2 Capitalization.
 (a)   The authorized capital stock of Buyer consists of 45,000,000 shares of Buyer common stock, of which 11,590,612 shares were issued and outstanding as of the date of this Agreement (the “Buyer Capitalization Date”), and 5,000,000 shares of preferred stock, (the “Buyer Preferred Stock”), of which no shares were issued and outstanding as of the Buyer Capitalization Date. As of the Buyer Capitalization Date, no shares of Buyer Common Stock or Buyer Preferred Stock were reserved for issuance, except for 631,475 shares of Buyer Common Stock underlying options currently outstanding; 82,500 shares of Buyer Common Stock underlying warrants were currently outstanding and 371,025 shares of Buyer Common Stock were available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”). Except as disclosed in Section 4.2(a) of the Buyer Disclosure Schedule, all of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2(a) of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. Except as disclosed in Section 4.2(a) of the Buyer Disclosure Schedule, the shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
 (b)   Section 4.2(b) of the Buyer Disclosure Schedule sets forth each Subsidiary of Buyer. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
 (c)   Section 4.2(c) of the Buyer Disclosure Schedule sets forth Buyer’s and Buyer Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person where such ownership interest is equal to or greater than five percent of the total ownership of such person.
4.3 Authority; No Violation.
 (a)   Buyer and Buyer Bank have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and Buyer Bank and no other corporate proceedings on the part of Buyer or Buyer Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Buyer Bank and, subject to the receipt of the required regulatory filings, consents and approvals set forth in Section 4.4 (and assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer and Buyer Bank, enforceable against Buyer and Buyer Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

 (b)   Except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer and Buyer Bank, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer or Buyer Bank Articles of Incorporation or Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.
4.4 Consents and Approvals.   Except for (a) the filing of any applications, notices or other documentation as necessary to receive any consent or approval of any Regulatory Agency that is necessary in connection with the consummation of the Merger and the Bank Merger and approval of such applications, notices or other documentation, (b) the Other Regulatory Approvals, (c) the filing with the SEC of the Registration Statement and declaration of effectiveness of the Registration Statement, (d) the filing of the Articles of Merger with the Office of the Comptroller of the Currency and/or the State Corporation Commission of Virginia, as necessary, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, or that are required under consumer finance, mortgage banking and other similar laws, (f) notices or filings under the HSR Act, if any, and (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer, Buyer Bank and Merger Sub of the Merger, Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer and Buyer Bank of this Agreement.
4.5 Reports; Regulatory Matters.   Buyer and each of its Subsidiaries have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 4.5 of the Buyer Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. There has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer and its Subsidiaries’ ordinary course of business).
Except as set forth on Section 4.5 of the Buyer Disclosure Schedule or as previously disclosed to and made available to Seller for review, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement. To the knowledge of Buyer, there has not been any event or occurrence that would result in a determination that Buyer and/or Buyer Bank is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.
4.6 Financial Statements.
 (a)   Buyer has made available to Seller (i) the balance sheets (including related notes and schedules, if any) of Buyer as of December 31, 2012, and December 31, 2011, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2012 and 2011, and (ii) the consolidated balance sheets (including related notes and schedules, if any) of Buyer and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2012 (the “Buyer Financial Statements”). The Buyer Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are, or if dated after the date of this Agreement will be, in accordance with the books and records of Buyer and its Subsidiaries (including the related notes, where applicable), (ii) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries in all respects, (iii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has served as independent registered public accountant for Buyer for all periods; such firms have not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
 (b)   To the knowledge of Buyer neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the Buyer Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, or (iii) liabilities incurred since December 31, 2012 in connection with this Agreement and the transactions contemplated hereby.
 (c)   Since December 31, 2012, (i) through the date hereof, neither Buyer nor any of its Subsidiaries, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Buyer’s board of directors or any committee thereof or to any director or officer of Buyer.
4.7 Broker’s Fees.   Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Seller.
4.8 Absence of Certain Changes or Events.
Except as disclosed in its filings with the SEC (the “Buyer SEC Reports”) or on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2013, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Buyer.
4.9 Legal Proceedings.
 (a)   Except as disclosed on Section 4.9(a) of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Buyer Bank.
 (b)   To Buyer’s knowledge there is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.
4.10 Taxes and Tax Returns.   Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP. Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.
4.11 Employee Matters.
 (a)   Section 4.11(a) of the Buyer Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of ERISA, as well as each: (i) deferred compensation or severance plan; (ii) stock purchase, stock option or other equity-based plan; (iii) health, welfare, or hospitalization plan or insurance; and (iv) disability or other similar plan for the benefit of a current employee maintained or contributed to by Buyer or to which Buyer is obligated to contribute (collectively the “Buyer Benefit Plans”).
 (b)   Each Buyer Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws.

 (c)   No claim, lawsuit, arbitration or other action has been asserted, instituted or, to Buyer’s knowledge, is anticipated or has been threatened against any of the Buyer Benefit Plans, other than routine claims for benefits and appeals of such claims.
 (d)   Neither Buyer, any other “disqualified person,” as defined in Section 4975 of the Code, any “party in interest,” as defined in section 3(14) of ERISA or any trustee or administrator of any Buyer Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any material tax or penalty under Section 4975 of the Code or Section 406 of ERISA.
 (e)   As of the date of this Agreement, Buyer has not made a decision to terminate any of the Buyer Benefit Plans.
 (f)   Buyer will count the service earned by the employees of the Seller while working for Seller as service for purposes of determining eligibility, vesting and benefit accrual in Buyer Benefit Plans.
4.12 Compliance with Applicable Law.   Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.
4.13 Investment Securities and Commodities.   Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, each of Buyer and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.
4.14 Approvals.   As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
4.15 Buyer Information.   The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Prospectus/Proxy Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.16 Bank Secrecy Act; Patriot Act; Money Laundering.    Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.
4.17 CRA Compliance.    Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Buyer is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)) and its and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

4.18 Insurance.    Buyer and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Buyer and its Subsidiaries. Buyer has a true and complete list of all insurance policies applicable and available to Buyer and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Buyer or any of its Subsidiaries (the “Buyer Policies”) and has provided true and complete copies of all such Buyer Policies to Seller. Except as set forth in Section 4.18 of the Buyer Disclosure Schedule, to Buyer’s knowledge, there is no claim for coverage by Buyer or any of its Subsidiaries pending under any of such Buyer Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Buyer Policies or in respect of which such underwriters have reserved their rights. Each Buyer Policy is in full force and effect and all premiums payable by Buyer or any of its Subsidiaries have been timely paid, by Buyer or its Subsidiaries, as applicable. To the knowledge of the Buyer, neither Buyer nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Buyer Policies. To Buyer’s knowledge, no Buyer Policy has been issued by a company that is rated less than “A-” by A.M. Best & Co.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Before the Effective Time.   Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other Party, during the period from the date of this Agreement to the Effective Time, each of Buyer and Seller shall, and Buyer shall cause its Subsidiaries, to:
 (a)   conduct its business in the ordinary course in all material respects;
 (b)   use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and
 (c)   take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
5.2 Seller Forbearances.   During the period from the date of this Agreement to the Effective Time, except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required, in writing, by any applicable Regulatory Agency (in which case Seller shall immediately provide Buyer with a copy of such written document), and (iii) in connection with real property transactions related to Seller’s planned relocation of its existing branch at 2807 West Chesapeake Beach Road, Dunkirk, Maryland to 137 East Chesapeake Beach Road in Owings, Maryland, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:
 (a)   other than in the ordinary course of business consistent with past practice, incur any indebtedness in excess of an aggregate of $50,000 for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);
 (b)   adjust, split, combine or reclassify any of its capital stock;
 (c)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock;

 (d)   grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock or adopt a Seller Stock Plan, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
 (e)   issue any additional shares of capital stock or other securities;
 (f)   hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements, provided, however, that Seller shall be permitted to terminate any Seller employee for cause, in its sole discretion;
 (g)   (i) make any new secured or unsecured loan or extension of credit in an amount in excess of $250,000 (excluding any loan or extension of credit of a smaller amount on an outstanding secured or unsecured loan or line of credit in excess of $250,000), or (ii) renew or amend any existing loan or extension of credit characterized as “Substandard”, “Doubtful”, or “Loss” or with words of similar import in excess of $250,000, all as reflected in the books and records of Seller, prepared in a manner consistent with past practice with the preparation of the Seller Financial Statements and with Seller’s written policies in effect as of the date of this Agreement (each such loan or extension of credit, a “Classified Asset”); provided, however, that, (y) for the sake of clarity, Seller is not required to request the prior approval of Buyer in order to (1) renew or amend any existing loan or extension of credit that is not a Classified Asset or (2) advance funds pursuant to the terms of any existing loan or extension of credit that has been approved by Seller prior to the date hereof, and (z) if Seller shall request the prior approval of Buyer in accordance with this Section 5.2 to make a new secured or unsecured loan or extension of credit in an amount in excess of $250,000, or amend or renew any existing loan in excess of $250,000 that is a Classified Asset, and Buyer shall not have disapproved such request in writing within three Business Days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may make the new loan or extension of the credit or renew or amend the existing loan or extension of credit that is a Classified Asset referenced in such request on the terms described in such request;
 (h)   except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except for normal increases made in the ordinary course of business consistent with past practice: (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan;
 (i)   sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five Business Days upon receipt of such request from Seller, then such request shall be deemed to be approved by Buyer and thus Seller may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule, (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 75% of the carrying value for such real estate on Seller’s financial statements as of September 30, 2013, or (iii) transactions with respect to the Seller’s investment securities portfolio in the ordinary course of business consistent with past practice;
 (j)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, rule, regulation or policies imposed by any Governmental Entity;
 (k)   make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;
 (l)   take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
 (m)   amend the Seller Charter or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any antitakeover laws and regulations or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
 (n)   other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise other than in the ordinary course of business consistent with past practice, or the manner in which the portfolio is classified or reported;
 (o)   other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $50,000 or subjecting Seller to any material restrictions on its current or future business operations (including the future business and operations of Buyer);
 (p)   take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;
 (q)   implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
 (r)   file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;
 (s)   except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
 (t)   take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or
 (u)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.
5.3 Buyer Forbearances.   Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to: (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a bank Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is accepted by such bank Regulatory Agency (except if such bank Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1 Regulatory Matters.
 (a)   Within 60 days after the date hereof, Buyer shall, with the reasonable cooperation of Seller, file the Registration Statement, and: (A) the Registration Statement will be in such form and will include all of the information required to satisfy all requirements of applicable securities laws; (B) Buyer will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing; (C) Buyer shall cooperate and provide the Seller (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement to the Registration Statement prior to filing such with the SEC, and will provide the Seller with a copy of all such filings made with the SEC; and (D) Buyer will notify the Seller promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement.
 (b)   As soon as practicable after, but in no case more than 20 days after, the effective date of the Registration Statement, Seller shall mail or deliver the Prospectus/Proxy Statement to its shareholders.
 (c)   Buyer shall use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.
 (d)   The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, determinations and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities, provided, however, that all such filings shall be made within 60 days of the date hereof. Seller, Buyer and Buyer Bank shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller, Buyer or Buyer Bank, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals, determinations and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer or Seller to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Buyer and Seller, respectively) on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).
 (e)   Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement and Prospectus/Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of Buyer’s Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
 (f)   Each of Buyer, Buyer Bank and Seller shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed, and shall each promptly furnish the other with copies of written communications to, or received by them from, any Governmental Entity with respect to the transactions contemplated by this Agreement.
6.2 Access to Information; Confidentiality.
 (a)   Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and Buyer shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and Buyer shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither Seller nor Buyer, nor any of Buyer’s Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
 (b)   All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, as amended, entered into between Buyer and Seller effective June 19, 2013, which the Parties acknowledge remains in full force and effect.
 (c)   No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.
6.3 Shareholder Approval.
 (a)   Seller shall call a meeting of its shareholders to be held after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Except to the extent provided otherwise in Section 6.8(b), the Seller Board shall use commercially reasonable efforts to obtain from the Seller’s shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. Seller shall submit this Agreement to its shareholders at the Seller Shareholder Meeting even if the Seller Board shall have withdrawn, modified or qualified its recommendation. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.

 (b)   Each of Buyer and Seller shall, and Buyer shall cause its Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Seller or Buyer or any of Buyer’s Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.
 (c)   Notwithstanding anything else in this Agreement to the contrary, Seller shall have no obligation to call the Seller Shareholder Meeting unless and until the effective date of the Registration Statement.
6.4 Employee Matters.
 (a)   All individuals employed by, or on an authorized leave of absence from, Seller immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or shall cause its applicable Subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the rates of base salary or hourly wage and the employee benefits and annual bonus opportunities provided to such Covered Employees under the Seller Benefit Plans as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, except as set forth in this Section 6.4, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.4, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination or (iv) obligate Seller, Buyer or any of Buyer’s Subsidiaries to maintain any particular Seller Benefit Plan.
 (b)   If a Covered Employee is not retained as contemplated by Section 6.4(a), then Buyer will promptly make a one-time payment to such Covered Employee equal to thirty-five percent (35%) of the Covered Employee’s base salary measured immediately prior to the Effective Time to compensate such Covered Employee for remaining employed with the Seller up until the Effective Time (the “Pre-Closing Retention Payment”).
 (c)   Except as otherwise contemplated by this Agreement, Seller shall take whatever action is necessary to terminate any and all severance arrangements and to ensure that it and Buyer have no liability for any severance payments. Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.
 (d)   As of the Effective Time, each employee of Seller who becomes an employee of Buyer or of any Buyer Subsidiary shall be entitled to full credit for each year of service with Seller for purposes of determining eligibility for participation and vesting and benefit accrual, in Buyer’s or, as appropriate, in the Buyer Subsidiary’s, employee benefit plans, programs and policies. Buyer shall use the original date of hire by Seller in making these determinations.
 (e)    if Buyer so requests (which request shall be made no less than 15 days before the Effective Time), and at Buyer’s expense, Seller shall take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Seller Benefit Plans immediately before the Effective Time, and, if requested by Buyer, to implement any such actions.
6.5 Indemnification; Directors’ and Officers’ Insurance.
 (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or who is or was serving at the request of Seller as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in the Seller Charter or Seller Bylaws, and any existing indemnification agreements set forth on Section 6.5(a) of the Seller Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.6, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Buyer.
 (b)   From and after the Effective Time, the Buyer shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.6. Without limiting the foregoing, in a case (if any) in which a determination by Buyer is required to effectuate any indemnification, Buyer shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between Buyer and the Indemnified Party.
 (c)   Buyer shall cause the individuals serving as officers and directors of Seller immediately before the Effective Time to be covered for a minimum of three years after the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were in relation to such officers and directors in their capacity as such; provided that in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.5(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.
 (d)   If any claim is made against an Indemnified Party who is covered or potentially covered by insurance, neither Buyer nor any Subsidiary of Buyer shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.
 (e)   If Buyer or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.5.
 (f)   Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.5(c).
 (g)   The provisions of this Section 6.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
6.6 Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyer with full title to all properties, assets, rights, approvals, immunities and franchises of a Party to the Merger, the proper officers and directors of each Party and of Buyer’s Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.7 Advice of Changes.   Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.7 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.
6.8 No Solicitation.
 (a)   None of Seller or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, (iii) enter into any agreement regarding any Alternative Transaction or (iv) render a rights agreement inapplicable to an Alternative Proposal or the transactions contemplated thereby. Seller shall, and shall cause each of the representatives of Seller to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) request the prompt return or destruction of all confidential information previously furnished in connection therewith and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.8, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize its representatives to) (x) furnish nonpublic information regarding Seller to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.
 (b)   Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.8(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.8(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.8(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.8 in any respect and (y):
 (i)   The Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.8(b);
 (ii)   Seller has given Buyer at least seven Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and
 (iii)   Before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.
In the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, the notice period shall have recommenced and Seller shall be required to comply with its obligations under this Section 6.8 with respect to such new written notice.
 (c)   In addition to the obligations of Seller under Sections 6.8(a) and (b), Seller shall notify Buyer as promptly (but in no event later than 48 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or for access to the properties, books or records of Seller by any person that informs the Seller Board that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also, promptly, and in any event within 48 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.8(a).
 (d)   As used in this Agreement:
 (i)   “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the entity surviving any merger or business combination) of Seller representing more than 25% of the assets of Seller immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.

 (ii)   “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.8(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
 (e)   Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller are aware of the restrictions described in this Section 6.8 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.8 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller, at the direction or with the consent of Seller, shall be deemed to be a breach of this Section 6.8 by Seller.
6.9 Buyer Bank’s Maryland Advisory Board.   Effective as of the Closing Date, Buyer Bank will appoint to Buyer Bank’s Maryland Advisory Board (the “Maryland Advisory Board”), all of the members of the Seller Board (both on the date of this Agreement and immediately prior to the Effective Time) who are willing to serve on the Maryland Advisory Board. The members of the Seller Board who are appointed to the Maryland Advisory Board shall not be members of the Buyer Bank’s board of directors and shall not have any voting powers. While such persons sit as members of the Maryland Advisory Board, Buyer Bank shall pay the same compensation to such persons paid to the other members of the Maryland Advisory Board. Buyer Bank shall have the authority to take any actions necessary to remove any members of the Maryland Advisory Board in its discretion and/or to terminate the Maryland Advisory Board at any time.
6.10 Restructuring Efforts.   If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its commercially reasonable efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.
6.11 Best Efforts; Cooperation.   Each of Seller, Buyer and Buyer Bank agrees to exercise good faith and use their best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.
Article VII
CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation To Effect the Merger.   The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions unless waived by both Parties pursuant to Section 8.5:
 (a)   Shareholder Approval.   The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Seller Common Stock entitled to vote thereon.

 (b)   Regulatory Approvals.   All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).
 (c)   Securities Registration.   The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purposes shall have been initiated or threatened by the SEC.
 (d)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
7.2 Conditions to Obligations of Buyer.   The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:
 (a)   Representations and Warranties.   Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the President of Seller to the foregoing effect.
 (b)   Performance of Obligations of Seller.   Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President of Seller to such effect.
 (c)   Support Agreements.   Each member of the Seller Board who voted in favor of this Agreement shall have executed and delivered to Buyer a Support Agreement substantially in the form attached as Exhibit A.
 (d)   Director’s Agreements.   Each member of the Seller Board who voted in favor of this Agreement shall have executed and delivered a Director’s Agreement substantially in the form attached as Exhibit B.
 (e)    Resignations.   The directors of Seller immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.
7.3 Conditions to Obligations of Seller.   The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:
 (a)   Representations and Warranties.   Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chairman and Chief Executive Officer to the foregoing effect.
 (b)   Performance of Obligations of Buyer.   Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chairman and Chief Executive Officer to such effect.
 (c)   Federal Tax Opinion.   Seller shall have received the opinion of its counsel, Ober Kaler, Grimes & Shriver, in form and substance reasonably satisfactory to Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1 Termination.   This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller:
 (a)   Mutual Consent.   By mutual consent of Seller, Buyer and Buyer Bank in a written instrument, if the board of directors of each of Seller, Buyer and Buyer Bank so determines by a vote of the majority of the members of its entire board of directors;
 (b)   No Regulatory Approval.   By any of Seller, Buyer or Buyer Bank, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or if Buyer has not sought an appeal of a denial of approval within 30 days of the date thereof, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
 (c)   Delay.   By either Seller, Buyer or Buyer Bank, if the Merger shall not have been consummated on or before September 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement; provided, however, that if the only closing condition that has not been met as of September 30, 2014 is receipt of any Requisite Regulatory Approval, this date shall be extended to December 31, 2014, unless either party has received a prior indication or communication from a Regulatory Agency that approval will be delayed beyond December 31, 2014;
 (d)   Material Breach of Representation, Warranty or Covenant.   By any of Buyer, Buyer Bank or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer or Buyer Bank, or Buyer or Buyer Bank, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period; or
 (e)   Failure to Recommend.   By Buyer, if the Seller Board shall have (i) failed to recommend in the Prospectus/Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.
 (f)   By Buyer if Seller enters into any definitive term sheet, letter of intent, agreement or similar type agreement for an Alternative Transaction.
 (g)   By Seller if Seller enters into any transaction described in (f) above, after the good faith determination of the Seller Board, after consultation with legal counsel, that failure to do so shall constitute a breach of fiduciary duty by Seller’s directors under applicable law.
 (h)   By either Seller, Buyer or Buyer Bank if the shareholders of Seller vote, but fail to approve the Merger or this Agreement, as applicable, at the Seller Shareholder Meeting.

The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2 Effect of Termination.   If any of Seller, Buyer or Buyer Bank terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of Buyer’s Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 6.5, 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
8.3 Fees and Expenses.
 (a)   Except as set forth in Sections 8.3(b) and 8.3(d), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
 (b)   Seller shall pay to Buyer a termination fee in the amount of $500,000 (the “Termination Fee”) in immediately available federal funds if:
 (i)   this Agreement is terminated by Buyer pursuant to Section 8.1(d);
 (ii)   this Agreement is terminated by Buyer pursuant to Section 8.1(e) and (A) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received), and (B) within 12 months after such termination, (i) Seller shall have entered into a definitive agreement relating to such Alternative Transaction or (ii) such Alternative Transaction shall have been consummated;
 (iii)   after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; or
 (iv)   this agreement is terminated by Buyer pursuant to Section 8.1(f) or by Seller pursuant to Section 8.1(g).
provided, however, that Buyer shall not be entitled to the Termination Fee pursuant to this Section 8.3(b) if:
 A.   this Agreement shall have been terminated pursuant to Section 8.1(a), (b), (c) or (h); or
 B.   Seller shall have terminated this Agreement pursuant to Section 8.1(d).
 (c)   The Termination Fee must be paid no later than two Business Days following the event that triggers such payment described in Section 8.3(b)(i), (ii), (iii) or (iv). Upon payment of the Termination Fee, except as provided in Section 8.3(d) with respect to willful breach, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement
 (d)   Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. For the avoidance of doubt, the amounts payable pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of termination of this Agreement specified in such section; provided, however, that the amounts payable pursuant to Section 8.3(b) shall not be the sole remedy of Buyer in the event this Agreement is terminated by Buyer pursuant to Section 8.1(d) due to Seller’s willful material breach of any covenant or other agreement, other than a representation or warranty, contained in this

Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.
8.4 Amendment.   This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the Merger Consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Buyer, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.5 Extension; Waiver.   At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article IX
GENERAL PROVISIONS
9.1 Closing.   On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 5:00 p.m. on a date and at a place to be specified by the Parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until first full week after the end of that fiscal quarter.
9.2 Standard.   No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), Section 3.2(d) and Section 3.3(b)(ii), in the case of Seller, and Sections 4.2(a) and 4.3(b)(ii), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2(b), 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.4 Notices.   All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)   if to Seller, to:
Prince George’s Federal Savings Bank
14804 Pratt Street
Upper Marlboro, Maryland 20772
Attn: Hal C. Rich, III
E-mail: hrich@pgfsb.com
Cc: Robert Clagett, email: ryclagett@gmail.com
with a copy to:
Ober|Kaler
100 Light Street
Baltimore, MD 21202
Attention: Frank Bonaventure, Jr.
Email: fcbonaventure@ober.com
and
(b)   if to Buyer or Buyer Bank, to:
Southern National Bancorp of Virginia, Inc.
6830 Old Dominion Drive
McLean, VA 22101
Attention: Georgia S. Derrico, Chairman and Chief Executive Officer
Email: gderrico@sonabank.com
with a copy to:
Alston & Bird LLP
1201 West Peachtree St NW
Atlanta, GA 30309
Attention: Mark Kanaly
Email: Mark.Kanaly@alston.com
9.5 Interpretation.   When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6 Counterparts; Electronic Transmission.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic submission shall be deemed to be their original signatures for all purposes.
9.7 Entire Agreement.   This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.8 Severability.   If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
9.9 Governing Law; Jurisdiction.   This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such Commonwealth, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court located in Washington, D.C. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
9.10 Publicity.   Neither Seller nor Buyer shall, and Buyer shall not permit any of its Subsidiaries to, and neither Seller nor Buyer shall permit its agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law.
9.11 Assignment; Third-Party Beneficiaries.
 (a)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.
 (b)   No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the

Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.
9.12 Enforcement.   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
[Signature Page Follows]

IN WITNESS WHEREOF, each of Seller, Buyer, Buyer Bank and Merger Sub have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
PRINCE GEORGE’S FEDERAL SAVINGS BANK
By:
  /s/ Robert Y. Clagett

  Name: Robert Y. Clagett
  Title: Chief Executive Officer
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By:
  /s/ Georgia S. Derrico

  Name: Georgia S. Derrico
  Title: Chairman and Chief Executive Officer
SONABANK
By:
  /s/ Georgia S. Derrico

  Name: Georgia S. Derrico
  Title: Chairman and Chief Executive Officer
SONA INTERIM FEDERAL SAVINGS BANK (IN FORMATION)
By:
  /s/ Georgia S. Derrico

  Name: Georgia S. Derrico
  Title: Chairman and Chief Executive Officer
[Signature Page]

Execution Version
FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER BY AND AMONG PRINCE GEORGE’S FEDERAL SAVINGS BANK, SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC., SONABANK AND SONA INTERIM FEDERAL SAVINGS BANK (IN FORMATION)
Prince George’s Federal Savings Bank (“PGFSB”), Southern National Bancorp of Virginia, Inc. (“Southern National”), Sonabank and SONA Interim Federal Savings Bank (in formation) (“Merger Sub,” and together with PGFSB, Southern National and Sonabank, the “Parties”) are parties to that Agreement and Plan of Merger dated as of January 8, 2014 (“Merger Agreement”) and hereby enter into this First Amendment of the Merger Agreement as of February 20, 2014 (“First Amendment”).
WHEREAS, the Federal Reserve Bank of Richmond (“FRBR”), by e-mail dated February 19, 2014, stated that the FRBR has determined that Section 5.2(f) of the Merger Agreement would enable Southern National to exert prior control over PGFSB and requested that Section 5.2(f) be modified to ensure that Southern National would not exert prior control;
WHEREAS, the Parties did not intend for Southern National to have any undue or inappropriate prior control over PGFSB prior to the consummation of the transactions contemplated by the Merger Agreement and, thus, agree to modify Section 5.2(f) to clarify this point;
NOW, THEREFORE in consideration of the mutual agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Section 5.2(f) of the Merger Agreement shall be replaced in its entirety with the following:
“(f)    [Intentionally Omitted]”
2.    A new Section 5.4 to the Merger Agreement shall be added, which shall read in its entirety as follows:
“5.4    Notice to Buyer of Certain Actions.    Seller shall provide written notice to Buyer within 5 Business Days if Seller hires or terminates any employees or independent contractors, enters into any new employment or independent contractor agreements or arrangements, or enters into any collective-bargaining agreements. For the avoidance of doubt, no consent of Buyer is required for Seller to take any such actions.”
3.    Except as specifically modified by Sections 1 and 2 above, the Merger Agreement shall remain in full force and effect in accordance with its terms.
4.    This First Amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same instrument.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, PGFSB, Southern National, Sonabank and Merger Sub have caused this First Amendment to be executed under seal by their duly authorized officers as of the date first set forth above.
PRINCE GEORGE’S FEDERAL SAVINGS BANK
By:
  /s/ Robert Y. Clagett

  Robert Y. Clagett
  Chief Executive Officer
SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By:
  /s/ Georgia S. Derrico

  Georgia S. Derrico
  Chairman and Chief Executive Officer
SONABANK
By:
  /s/ Georgia S. Derrico

  Georgia S. Derrico
  Chairman and Chief Executive Officer
SONA INTERIM FEDERAL SAVINGS BANK (IN FORMATION)
By:
  /s/ Georgia S. Derrico

  Georgia S. Derrico
  Chairman and Chief Executive Officer

Appendix B
January 8, 2014
Board of Directors
Prince George’s Federal Savings Bank
14804 Pratt Street
Upper Marlboro, MD 20772
Ladies and Gentlemen:
Prince George’s Federal Savings Bank (“Prince George’s”), Southern National Bancorp of Virginia, Inc. (“SONA”), SonaBank (“Bank”) and SONA Interim Federal Savings Bank (in formation) (“Merger Sub”) have entered into an agreement and plan of merger dated as of January 8, 2014 (the “Agreement”) pursuant to which Merger Sub will merge with and into Prince George’s (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of Prince George’s common stock issued and outstanding immediately before the Effective Time, except those shares described in the Agreement, will be converted into the right to receive, at the election of the holder thereof, (i) 12.75 in cash (the “Per Share Cash Consideration”) or (ii) a certain number (the “Exchange Ratio”) of shares of the SONA common stock (the “Per Share Stock Consideration” and together with the Per Share Cash Consideration, the “Merger Consideration”), subject to the allocation and proration procedures set forth in the Agreement. The Exchange Ratio is equal to the quotient of $12.75 divided by the average closing price of SONA common stock on the NASDAQ Global Market during the 20 consecutive trading days immediately preceding the day that is five business days prior to the closing of the Merger. Cash will be paid in lieu of any fractional shares. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Prince George’s common stock.
Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Prince George’s that we deemed relevant; (iii) certain financial statements and other historical financial information of SONA that we deemed relevant; (iv) internal financial projections for Prince George’s for the years ending December 31, 2014 through December 31, 2017 as provided by and discussed with senior management of Prince George’s; (v) internal financial projections for SONA for the years ending December 31, 2014 through December 31, 2017 as provided by and discussed with senior management of SONA; (vi) the pro forma financial impact of the Merger on SONA based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of SONA; (vii) a comparison of certain financial and other information for Prince George’s and SONA, including relevant stock trading information, with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Prince George’s the business, financial condition, results of operations and prospects of Prince George’s and held similar discussions with the senior management of SONA regarding the business, financial condition, results of operations and prospects of SONA.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Prince George’s and SONA or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of Prince George’s and SONA that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Prince George’s or SONA or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Prince George’s, SONA or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Prince George’s or SONA. We have assumed, with your consent, that the respective allowances for loan losses for both Prince George’s and SONA are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used internal financial projections for Prince George’s and SONA as provided by the respective senior managements of Prince George’s and SONA. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of SONA. With respect to those projections, estimates and judgments, the respective managements of Prince George’s and SONA confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Prince George’s and SONA, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Prince George’s and SONA since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that Prince George’s and SONA would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.
Our analyses and opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the common stock of Prince George’s and SONA may trade at any time.
We have acted as Prince George’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from Prince George’s for providing this opinion. Prince George’s has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Prince George’s and SONA and their affiliates. We may also actively trade the debt securities of Prince George’s and SONA or their affiliates for our own account and for the accounts of our customers. We render no opinion as to the value of SONA’s common stock when such stock is actually received by shareholders of the Prince George’s.
This letter is directed to the Board of Directors of Prince George’s in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Prince George’s as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Prince George’s common stock and does not address the underlying business decision of Prince George’s to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Prince George’s or the effect of any other transaction in which Prince George’s might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Prince George’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Prince George’s.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Prince George’s common stock from a financial point of view.
Very truly yours,
/s/ Sandler O’Neill + Partners, L.P.

Appendix C
12 CFR §152.14. Dissenter and appraisal rights.
(a)
  Right to demand payment of fair or appraised value.—
Except as provided in paragraph (b) of this section, any stockholder of a stock association combining in accordance with §152.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.
(b)
  Exceptions.—
No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock’s fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers’ Automated Quotation System (“NASDAQ”) on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to §152.13(h)(2) of this part. “Qualified consideration” means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.
(c)
  Procedure.—
(1)
  Notice.—
Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management’s proxy solicitation for such meeting.
(2)
  Demand for appraisal and payment.—
Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.
(3)
  Notification of effective date and written offer.—
(i)
  Within ten days after the effective date of the combination, the resulting association shall:
(A)
  Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;
(B)
  Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and
(C)
  Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.
(ii)
  The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.
(4)
  Acceptance of offer.—
If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefore shall be made within ninety days of the effective date of the combination.
C-1

(5)
  Petition to be filed if offer not accepted.—
If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the OCC, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.
(6)
  Stock certificates to be noted.—
Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.
(7)
  Withdrawal of demand.—
Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.
(8)
  Valuation and payment.—
The Comptroller shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the OCC to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the OCC shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Comptroller after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Comptroller.
(9)
  Costs and expenses.—
The costs and expenses of any proceeding under this section may be apportioned and assessed by the Comptroller as he or she may deem equitable against all or some of the parties. In making this determination the Comptroller shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.
(10)
  Voting and distribution.—
Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.
(11)
  Status.—
Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.
C-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Article 10 of Chapter 9 of Title 13.1 of the VSCA permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the VSCA and furnishes the corporation a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or stockholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the stockholders, or any resolution adopted, before or after the event, by the stockholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.
Southern National’s Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, contain provisions indemnifying its directors and officers to the full extent permitted by the VSCA. In addition, Southern National’s Articles of Incorporation, as amended, eliminate the personal liability of its directors, officers and stockholders for monetary damages to the full extent permitted by the VSCA.
The Federal Deposit Insurance Act, which we refer to as the FDI Act, provides that the Federal Deposit Insurance Corporation, may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. Federal Deposit Insurance Corporation regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index

Exhibit	Description
2.1
Agreement and Plan of Merger, dated as of January 8, 2014, by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank (in formation) (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).†

Exhibit	Description
2.2
First Amendment to the Agreement and Plan of Merger by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank (in formation), dated as of February 20, 2014 (included in Appendix A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.2
Certificate of Amendment to the Articles of Incorporation dated January 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))

3.3
Certificate of Amendment to the Articles of Incorporation dated April 13, 2006 (incorporated herein by reference to Exhibit 3.3 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Southern National’s Annual Report on Form 10-K for the year ended December 31, 2006)
3.5	Amendment No. 1 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National’s Current Report on Form 8-K filed on October 14, 2009)
4.1	Specimen Stock Certificate of Southern National (incorporated herein by reference to Exhibit 4.1 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.2	Form of Warrant Agreement (incorporated herein by reference to Exhibit 4.2 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.3	Form of Amendment to Warrant Agreement (incorporated herein by reference to Exhibit 4.3 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
5.1	Opinion and Consent of Alston & Bird LLP as to the validity of the securities being registered
8.1	Opinion and Consent of Ober, Kaler, Grimes & Shriver regarding certain tax matters
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of KPMG LLP
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto)
23.4	Consent of Ober, Kaler, Grimes & Shriver (included in Exhibit 8.1 hereto)
99.1
Fairness Opinion of Sandler O’Neill + Partners, L.P. as delivered to Prince George’s Federal Savings Bank (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

99.2	Consent of Sandler O’Neill + Partners, L.P.
99.3	Form of Proxy Card to be used by Prince George’s Federal Savings Bank

†
  Pursuant to Item 601(b)(2) of Regulation S-K, Southern National agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on April 10, 2014.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.
By:	/s/ Georgia S. Derrico
Name: Georgia S. Derrico Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Georgia S. Derrico Georgia S. Derrico	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 10, 2014
/s/ William H. Lagos William H. Lagos	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 10, 2014
/s/ R. Roderick Porter R. Roderick Porter	President and Director	April 10, 2014
/s/ Neil J. Call Neil J. Call	Director	April 10, 2014
/s/ Charles A. Kabbash Charles A. Kabbash	Director	April 10, 2014
/s/ Frederick L. Bollerer Frederick L. Bollerer	Director	April 10, 2014
/s/ John J. Forch John J. Forch	Director	April 10, 2014
W. Bruce Jennings	Director

Exhibit Index

Exhibit	Description
2.1
Agreement and Plan of Merger, dated as of January 8, 2014, by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank (in formation) (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement)†

2.2
First Amendment to the Agreement and Plan of Merger by and among Prince George’s Federal Savings Bank, Southern National Bancorp of Virginia, Inc., Sonabank and SONA Interim Federal Savings Bank (in formation), dated as of February 20, 2014 (included in Appendix A to the proxy statement/prospectus contained in this Registration Statement)

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
3.2
Certificate of Amendment to the Articles of Incorporation dated January 31, 2005 (incorporated herein by reference to Exhibit 3.2 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))

3.3
Certificate of Amendment to the Articles of Incorporation dated April 13, 2006 (incorporated herein by reference to Exhibit 3.3 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Southern National’s Annual Report on Form 10-K for the year ended December 31, 2006)
3.5	Amendment No. 1 to Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to Southern National’s Current Report on Form 8-K filed on October 14, 2009)
4.1	Specimen Stock Certificate of Southern National (incorporated herein by reference to Exhibit 4.1 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.2	Form of Warrant Agreement (incorporated herein by reference to Exhibit 4.2 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
4.3	Form of Amendment to Warrant Agreement (incorporated herein by reference to Exhibit 4.3 to Southern National’s Registration Statement on Form S-1 (Registration No. 333-136285))
5.1	Opinion and Consent of Alston & Bird LLP as to the validity of the securities being registered
8.1	Opinion and Consent of Ober, Kaler, Grimes & Shriver regarding certain tax matters
23.1	Consent of Dixon Hughes Goodman LLP
23.2	Consent of KPMG LLP
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto)
23.4	Consent of Ober, Kaler, Grimes & Shriver (included in Exhibit 8.1 hereto)
99.1
Fairness Opinion of Sandler O’Neill + Partners, L.P. as delivered to Prince George’s Federal Savings Bank (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

99.2	Consent of Sandler O’Neill + Partners, L.P.
99.3	Form of Proxy Card to be used by Prince George’s Federal Savings Bank

†
  Pursuant to Item 601(b)(2) of Regulation S-K, Southern National agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.